Filed Pursuant to Rule 424(b)(1)
Registration Number: 333-113590
Prospectus Supplement
(To Prospectus dated April 27, 2004)
$150,000,000

Giant Industries, Inc.

8% Senior Subordinated Notes due 2014

The Company:

•	We refine and sell petroleum products and operate service stations, which include convenience stores. We operate a refinery in Virginia and two in the four corners area of New Mexico and have 127 service stations in New Mexico, Arizona and Colorado. In addition, we distribute commercial wholesale petroleum products primarily in Arizona.

The Offering:

•	Concurrent common stock offering: Concurrently with this offering of senior subordinated notes, we are offering 3,000,000 shares of our common stock.

•	Use of proceeds: We intend to utilize the net proceeds of this offering, together with cash on hand, to repurchase our outstanding 9% senior subordinated notes due 2007, at a purchase price of 103.375% of their principal amount, plus accrued interest. We intend to redeem any 9% notes not tendered following the consummation of the tender offer. We intend to use the net proceeds from the concurrent stock offering to redeem a portion of our outstanding 11% senior subordinated notes due 2012.

•	Closing: This offering is not contingent upon the closing of our concurrent offering of common stock. We refer you to “Prospectus Supplement Summary — Financing Transactions” in this prospectus supplement.

The Senior Subordinated Notes:

•	Maturity: The notes will mature on May 15, 2014.

•	Interest Payments: The notes will pay interest semi-annually in cash in arrears on May 15 and November 15 of each year, beginning on November 15, 2004.

•	Ranking: The notes and the guarantees will be our general unsecured senior subordinated obligations and will be subordinated to all of our and our guarantors’ existing and future senior debt.

•	Guarantees: All of our existing and future domestic restricted subsidiaries will be guarantors of the notes on a senior subordinated basis.

•	Optional Redemption: The notes will be redeemable on or after May 15, 2009 at the redemption prices specified under “Description of the Notes — Optional Redemption.” At any time before May 15, 2009, we may redeem the notes, in whole or in part, at a redemption price equal to 100% of their principal amount plus a make-whole premium, together with accrued and unpaid interest to the redemption date. In addition, we may redeem up to 35% of the notes before May 15, 2007 with the net cash proceeds from certain equity offerings.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement and page 2 of the accompanying prospectus.

	Per Note	Total

Offering price	98.311%	$147,466,500

Discounts and commissions to underwriters	2.000%	$3,000,000

Offering proceeds to Giant Industries, Inc., before expenses	96.311%	$144,466,500

     The initial offering price set forth above does not include accrued interest, if any, from May 3, 2004.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

     Banc of America Securities LLC expects to deliver the notes to purchasers on or about May 3, 2004.

Sole Book-Running Manager	Joint-Lead Manager

Banc of America Securities LLC	BNP PARIBAS

April 28, 2004

     We have not, and the underwriters have not, authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus as if we or the underwriters had authorized it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than their respective dates.

Prospectus Supplement

i

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

      This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

      If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

      In this prospectus supplement, unless otherwise noted or the context otherwise requires:

•	the terms “Giant,” “we,” “our” and “us” refer to Giant Industries, Inc. and its direct and indirect subsidiaries; and

•	the phrase “Four Corners” or “Four Corners area” refers to the area of the southwestern United States where New Mexico, Arizona, Colorado and Utah join. The phrase “Four Corners refineries” refers to our Ciniza and Bloomfield refineries in New Mexico.

•	information as to the Solomon complexity rating of our refineries has been derived from the 2000 Solomon Associates Yorktown Performance Analysis Report.

WHERE YOU CAN FIND MORE INFORMATION

      This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission, or the “Commission,” under the Securities Act of 1933, or the “Securities Act.” Any statement contained in this prospectus supplement or the accompanying prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the Commission is not necessarily complete, and in each instance reference is made to the copy of the document filed. We also file annual, quarterly and special reports, proxy statements and other information with the Commission pursuant to the Securities Exchange Act of 1934, or the “Exchange Act.” You may read and copy any document we file at the Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Commission filings are available to the public over the Internet at the Commission’s web site at http://www.sec.gov.

      Our common stock is listed and traded on the New York Stock Exchange under the trading symbol “GI.” You also may inspect and copy our reports, proxy statements and other information filed with the Commission at the New York Stock Exchange, 20 Broad Street, New York, New York.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus supplement and the accompanying prospectus, including the documents that we incorporate by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements are included throughout this prospectus supplement and the accompanying prospectus, including in the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “estimate,” “could,” “plan,” “intend,” “may,” “project,” “predict,” “will” and terms and phrases of similar import. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate, and the forward-looking statements based on these assumptions could be incorrect. While we have made these forward-looking statements in good faith and they reflect our current judgment regarding such matters, actual results could vary materially from the forward-looking statements. Accordingly, these forward-looking statements are qualified in their entirety by reference to the factors described in “Risk Factors” as well as to other factors in this prospectus supplement and the accompanying prospectus. The forward-looking statements included in this prospectus supplement and the accompanying prospectus are made only as of their respective dates and we undertake no obligation to publicly update these forward-looking statements to reflect new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events might or might not occur. Actual results and trends in the future may differ materially depending on a variety of important factors.

      These important factors include the following:

•	the availability of crude oil and the adequacy and costs of raw material supplies generally;

•	our ability to negotiate new crude oil supply contracts;

•	the risk that our long-term crude oil supply agreement with Statoil will not supply a significant portion of the crude oil needs of our Yorktown refinery over the term of the agreement, and will not reduce our crude oil costs, improve our high-value product output, contribute significantly to higher earnings, improve our competitiveness, or reduce the impact of crude oil markets’ pricing volatility;

•	our ability to successfully manage the liabilities, including environmental liabilities, that we assumed in the Yorktown acquisition;

•	our ability to obtain anticipated levels of indemnification associated with prior acquisitions and sales of assets;

•	competitive pressures from existing competitors and new entrants, including the potential effects of various pipeline projects and various actions that have been undertaken to increase the supply of refined products to El Paso, Texas;

•	volatility in the difference, or spread, between market prices for refined products and crude oil and other feedstocks;

•	the risk that our operations will not remain competitive and realize acceptable sales volumes and margins in those markets where they currently do so;

•	our ability to adequately control operating expenses and non-essential capital expenditures;

•	the risk of increased costs resulting from employee matters, including unionization efforts and increased employee benefit costs;

•	the risk that we will not receive the expected amounts from the potential sale of assets;

•	state, federal or tribal legislation or regulation, or findings by a regulator with respect to existing operations, including the impact of government-mandated specifications for gasoline and diesel fuel on our operations;

•	unplanned or extended shutdowns in refinery operations;

•	the risk that we will not remain in compliance with covenants, and other terms and conditions, contained in our notes, credit facility and loan facility;

•	the risk that we will not be able to post satisfactory letters of credit;

•	general economic factors affecting our operations, markets, products, services and prices;

•	unexpected environmental remediation costs;

•	weather conditions affecting our operations or the areas in which our products are refined or marketed;

•	the risk we will be found to have substantial liability in connection with existing or pending litigation;

•	the occurrence of events that cause losses for which we are not fully insured;

•	the risk that damage to Ciniza refinery units other than the alkylation unit could be more serious than we believe;

•	the risk that the repairs to the Ciniza alkylation unit could take longer or cost more than we expect;

•	the risk that insurance coverage with respect to the Ciniza fire will not be available as we expect; and

•	other risks described elsewhere in this prospectus supplement or described from time to time in our other filings with the Commission.

PROSPECTUS SUPPLEMENT SUMMARY

      This summary may not contain all of the information that may be important to you. You should read this entire prospectus supplement, the accompanying prospectus and those documents incorporated by reference into this document, including the risk factors and the financial data and related notes, before making an investment decision.

Our Company

Overview

      We refine and sell petroleum products and operate service stations, including convenience stores. Our operations are divided into three strategic business units:

•	Refining Group. Our refining group operates our Ciniza and Bloomfield refineries in the Four Corners area of New Mexico and the Yorktown refinery in Virginia with a combined processing capacity of 104,500 barrels per day. It also operates a crude oil gathering pipeline system in New Mexico, two finished products distribution terminals, and a fleet of crude oil and finished product trucks. Our refining group sells its products to approximately 700 wholesale distributors and retail chains.

•	Retail Group. As of December 31, 2003, our retail group operated 127 service stations in New Mexico, Arizona and southern Colorado. Our service stations include convenience stores or kiosks and sell various grades of gasoline, diesel fuel, general merchandise, including tobacco products, alcoholic and nonalcoholic beverages, and food products to the general public. Our refining group or Phoenix Fuel supplies the gasoline and diesel fuel that is sold by our retail group.

•	Phoenix Fuel. Phoenix Fuel distributes commercial wholesale petroleum products primarily in Arizona. Our Phoenix Fuel operations include several lubricant and bulk petroleum distribution plants, an unmanned fleet fueling operation, a bulk lubricant terminal facility, and a fleet of finished product and lubricant delivery trucks.

Refining Group

      Our refining group operates our Ciniza and Bloomfield refineries in the Four Corners area of New Mexico and the Yorktown refinery in Virginia. Our three refineries make various grades of gasoline, diesel fuel, and other products from crude oil, other feedstocks, and blending components. Our Yorktown refinery has a crude oil throughput capacity of 61,900 barrels per day and a Solomon complexity rating of 11.0. It can process a wide variety of crude oils, including certain lower quality crude oils, into high-value finished products, including both conventional and reformulated gasoline, as well as low- and high-sulfur distillate, including heating oil, diesel fuel, and fuel oil. The ability to process a wide range of crude oils allows our Yorktown refinery to vary crude oils in order to maximize margins. Lower quality crude oils can generally be purchased at a lower cost compared to higher quality crude oils, and this can result in improved refinery margins. The refinery’s location on the York River, and its own deep-water port access, allows us to receive supply shipments from many different locations around the world and provides us the ability to transport finished products by barge, without dependence on area pipelines. This flexibility gives us the opportunity to purchase the most cost-effective crude oil available and to sell finished products in the most cost-effective markets.

      Our refining group operates the only active refineries in the Four Corners area. Our Ciniza refinery has a crude oil throughput capacity of 20,800 barrels per day and a total capacity including natural gas liquids of 26,000 barrels per day. Our Bloomfield refinery has a crude oil throughput capacity of 16,000 barrels per day and a total throughput capacity including natural gas liquids of 16,600 barrels per day. We operate the two refineries in an integrated fashion. We achieve efficiency gains and cost reductions by consolidating various administrative and operating functions. The Four Corners area is the primary market for the refined products and is also the primary source of crude oil and natural gas liquids supplies for both refineries. We believe the technical capabilities of these two refineries, together with the high quality of locally available feedstocks, enable us to produce a high percentage of high-value products. Our Ciniza refinery has a Solomon complexity rating of 7.9. Our Bloomfield refinery has a Solomon complexity rating of 6.7. Each barrel of raw materials processed by our Four Corners refineries has resulted in 90% or more of high-value finished products, including gasoline and diesel fuel. The product slate of both refineries can include 100% unleaded gasoline and 100% low sulfur diesel fuel that satisfies current low sulfur standards.

Retail Group

      At December 31, 2003, we operated 127 service stations. These service stations are located in New Mexico, Arizona, and Colorado. On December 31, 2003, we had 50 units branded Conoco pursuant to a strategic branding/licensing agreement, 21 units branded Giant, 49 units branded Mustang, 5 units branded Thriftway, and 1 each branded Gasman and Diamond Shamrock.

      Many of our service stations are modern, high-volume self-service stations. Our service stations are augmented with convenience stores at most locations, which provide items such as general merchandise, tobacco products, alcoholic and nonalcoholic beverages, fast food, health and beauty aids, and automotive products. The convenience stores offer a mix of our own branded food service/delicatessen items and some of the stores offer nationally franchised products. Others have kiosks that offer limited merchandise, primarily tobacco products, but also candy and other snacks and some automotive products.

Phoenix Fuel

      Phoenix Fuel is a commercial wholesale petroleum products distributor selling diesel fuel, gasoline, jet fuel, kerosene, motor oil, hydraulic oil, gear oil, cutting oil, grease and various chemicals and solvents. As part of these operations, we have lubricant and bulk petroleum distribution plants, unmanned fleet fueling locations, a bulk lubricant terminal facility, and a fleet of finished product transports, finished product tankwagons and lubricant delivery trucks. These operations are located throughout Arizona, and we sell products primarily in Arizona and also in Nevada, New Mexico and Texas. We also offer our customers a variety of related services, including fuel management systems, tank level monitoring, and automated dispatch. We sell under the trade names Phoenix Fuel, Firebird Fuel, Tucson Fuel, Mesa Fuel, and PFC Lubricants. Our principal customers are in the mining, construction, utility, manufacturing, aviation and agriculture industries. We purchase petroleum products for resale from other refiners and marketers and to a lesser extent from our refining group.

Business Strategy

      Our strategy is to maintain and improve our financial performance. To this end, we are focused on several critical and challenging objectives. We will be addressing these objectives in the short-term as well as over the next three to five years. In our view, the most important of these objectives are:

•	Increasing gross margins through management of inventories and taking advantage of sales and purchasing opportunities, while minimizing or reducing operating expenses and capital expenditures.

•	Increasing the available crude oil supply for our Four Corners refineries.

•	Cost effectively complying with current environmental regulations as they apply to our refineries, including future clean air standards, between now and the end of 2008.

•	Improving our overall financial health and flexibility by reducing our debt and overall cost of capital, including our interest and financing costs, and maximizing our return on capital employed.

•	Evaluating opportunities for growth by acquisition.

Company Strengths

      We believe we are well positioned to execute our strategy because of the following factors:

      Strong Industry Fundamentals. U.S. demand for refined products continues to outpace growth in refinery capacity, resulting in an upward trend in mid-cycle refining margins across the industry according to Bloomberg L.P. Mid-cycle margins are calculated as the average refining margin per barrel (“bbl”) over the previous five years. Since 1990, the number of refineries operating in the U.S. has declined from 203 to 153 according to the Department of Energy. During that same time period, however, demand for refined products (gasoline, jet fuel, distillate, residual and other refined products) has grown from 17 million barrels per day (“bpd”) to over 20 million bpd according to the Department of Energy. Total gasoline inventories have declined from 236 million barrels in January 1990 to 207 million barrels in December 2003 according to the Department of Energy, further contributing to rising refining margins.

      Diversified Business Segments and Geographic Markets. We believe that operating in three strategic business units, refining, retail and Phoenix Fuel, results in a diversity of operations that reduces our risk from downturns in a particular market or business segment, while also enhancing our growth opportunities.

      Operating Flexibility at the Yorktown Refinery. Our Yorktown refinery possesses the capability necessary to process a wide variety of crude oils, including lower quality crudes that can be purchased at a reduced cost, thereby enhancing profitability. The 61,900 bpd refinery possesses a Solomon complexity rating of 11.0. Additionally, the recently signed high-acid crude supply agreement is expected to provide numerous operating benefits, including improved utilization of the Yorktown refinery configuration, and contribute economic benefits potentially in excess of $20 million a year. For a discussion of the recently signed high-acid crude supply agreement, please see “— Recent Developments.”

      Strong Refining Margins in Four Corners Market. Our Bloomfield and Ciniza refineries service a geographic market area located within a 250-mile radius of the refineries. There are few refineries or pipelines able to serve this geographic market. Mid-cycle refining margins in our Four Corners market grew from $5.63/bbl for the period from 1994-1998 to $7.97/bbl for 1999-2003.

      Strong Operating Performance in Retail and Phoenix Fuel. We have grown merchandise revenues and margins per store from our retail operations in each of the last five years. During this time period we closed or divested 54 underperforming stores to increase efficiency and enhance profitability. Phoenix Fuel, which has been in operation for over 75 years, is one of the leading providers of commercial fleet fueling and wholesale petroleum product distribution in Arizona. Phoenix Fuel grew both commercial fuel gallons sold and margins in 2003.

      Experienced Management Team. We have a highly experienced senior management team. Our Chairman & CEO, Fred Holliger, joined us in 1989 and has served as the Chairman and Chief Executive Officer since 2002. Under his leadership, our management team successfully completed the acquisition of the Yorktown refinery, increased profitability and reduced leverage from 2002 to 2003, and executed the recently signed high-acid crude supply agreement.

      Debt Reduction and Refinancing Transactions Strengthen Company. We enhanced liquidity and increased financial flexibility through an $83 million reduction in debt during the time period from June 30, 2002 through December 31, 2003. In addition, the combined impact of the proposed common stock offering, mortgage loan repayment and debt refinancing transactions increases equity float and liquidity, reduces interest expense and leverage, and further increases our financial flexibility. The increased cash flow provided by the refinancing should further improve our ability to continue to reduce leverage and to fund ongoing growth opportunities. For a discussion of the proposed financing transactions, please see “— Financing Transactions.”

Financing Transactions

      In conjunction with this offering, we are undertaking a number of other financing transactions in order to improve our liquidity and provide us more financial and operating flexibility.

      Concurrent Common Stock Offering. Concurrently with this offering of notes, we are offering, by means of a separate prospectus supplement, 3,000,000 shares of our common stock. In addition, we have granted the underwriters in the common stock offering the right to purchase up to 450,000 additional shares of common stock to cover any over-allotments. This offering is not conditioned on the closing of the common stock offering and our common stock offering is not conditioned on the closing of this offering.

      Partial Redemption of 11% Notes. We will use the net proceeds from our sale of common stock to redeem a portion of the outstanding principal amount of our 11% senior subordinated notes due 2012 at a redemption price of 111% of their principal amount plus accrued interest to the redemption date.

      Tender Offer for 9% Notes. We made an offer to purchase for cash all $150 million aggregate principal amount outstanding of our 9% senior subordinated notes due 2007 at a price of 103.375% of their principal amount, plus accrued interest. We intend to redeem any of the 9% senior subordinated notes due 2007 that are not tendered in the tender offer. As of April 26, 2004, approximately $116 million principal amount of the 9% senior subordinated notes had been tendered into the tender offer. The tender offer will be conditioned upon the closing of this notes offering. We intend to utilize the proceeds from this notes offering, together with cash on hand, to finance the tender offer, pay related transaction fees and expenses and redeem any remaining 9% senior subordinated notes.

      Mortgage Loan Repayment. We have given notice to our lenders under our senior secured mortgage loan facility that we will use cash on hand to prepay the remaining amounts outstanding under our senior secured mortgage loan facility in July 2004. This facility had an outstanding principal balance of $22 million as of December 31, 2003.

      Refinancing of Senior Secured Revolving Credit Facility. We are currently exploring the possibility of refinancing our revolving credit facility with a new facility that would extend the maturity of the facility and give us additional flexibility under certain covenants.

      We cannot assure you that the concurrent common stock offering will be completed, that the 9% senior subordinated notes due 2007 will be repurchased, that the mortgage loan will be repaid prior to maturity or that we will be successful in refinancing our revolving credit facility. For more information concerning these other financing transactions, we refer you to “Use of Proceeds” in this prospectus supplement.

Recent Developments

      Long-term Crude Oil Supply Agreement. We recently entered into a long-term crude oil supply agreement with Statoil Marketing and Trading (USA), Inc., pursuant to which Statoil agreed to supply our Yorktown refinery with acidic crude oil. We believe this arrangement will satisfy a significant portion of our Yorktown refinery’s crude oil needs. We began taking deliveries of this crude oil from Statoil in February 2004. Following various upgrades at the refinery, which are scheduled to take place in the third quarter of 2004, the deliveries will substantially increase. The term of this agreement expires when we have received the total volumes of crude oil committed to be provided by Statoil, which we believe will be in approximately five years.

      We believe our ability to process this higher acid crude oil will reduce our crude oil costs and improve our high-value product output and, beginning in the fourth quarter of 2004, will result in economic benefits to us potentially in excess of $20 million per year above those we could have expected to see from our prior operations in a similar market environment. We also believe this agreement will reduce the impact of the crude oil markets’ pricing volatility as it will allow us to, among other things, shorten the period of time between the purchase and the processing of crude oil.

      Ciniza. On April 8, 2004, a fire occurred at our Ciniza refinery in the alkylation unit that produces high octane blending stock for gasoline. The refinery is located near Gallup, New Mexico, and has a crude oil throughput capacity of 20,800 barrels per day and a total capacity including natural gas liquids of 26,000 barrels per day. The alkylation unit has throughput capacity of 1,800 barrels per day. Emergency personnel responded immediately and contained the fire to the alkylation unit, although there also was some damage to ancillary equipment of two adjacent units. Four of our employees were injured and transported to an Albuquerque hospital. Presently, three have been released and one is in intensive care.

      As a result of the fire, we temporarily shut down all of the operating units at the Ciniza refinery. At present, we do not believe there is significant damage to any of the refinery units other than the alkylation unit. The fire is currently under investigation by various governmental agencies. We also are conducting our own investigation with the assistance of an independent refinery expert to determine the cause of the fire and the extent of the damage.

      On April 17, 2004, the refinery already was scheduled to commence a major repair and upgrade shutdown (known as a “turnaround”), and some of the turnaround team already was on site at the refinery when the fire occurred. In order to minimize the disruption to the refinery’s operations, we accelerated the turnaround. This will allow us to work on the necessary repairs to the alkylation unit during the turnaround period when the refinery would not have been operating anyway. The turnaround is expected to be completed by mid-May. Based on a preliminary internal investigation, we currently estimate that the cost to repair the damage caused by the fire will be in the range of $2.5 — 4.0 million and that repairs should be completed by mid-June. To the extent additional damage is discovered during the completion of our investigation, including portions of the unit currently unavailable, or during completion of repairs, the cost to repair could increase or repairs could take longer to complete. We have property insurance coverage that should cover a significant portion of the repair costs and also could receive proceeds from business interruption insurance if the waiting period under the policy is exceeded. We also have worker’s compensation insurance.

      Prior to the fire, we were producing approximately 18,000 barrels per day at Ciniza and approximately 10,000 barrels per day at our Bloomfield refinery, which also is located in the Four Corners area. During the turnaround and while repairs to the damaged unit are ongoing, we intend to increase the output of our Bloomfield refinery by approximately 6,000 barrels per day. The Bloomfield refinery has a crude oil throughput capacity of 16,000 barrels per day and a total throughput capacity including natural gas liquids of 16,600 barrels per day. After the turnaround, the Ciniza refinery could operate at full capacity while repairs to the alkylation unit are completed if we purchase high octane blending components from outside sources. Alternatively, Ciniza could sell the intermediate feedstocks processed by the unit to third parties for final processing.

      We were incorporated in Delaware in 1989. Our principal executive offices are located at 23733 North Scottsdale Road, Scottsdale, Arizona 85255, and our telephone number is (480) 585-8888.

The Offering

      The following summary is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement. For a more detailed description of the notes, see “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	Giant Industries, Inc.

Securities	$150 million in principal amount of 8% senior subordinated notes due 2014.

Maturity	May 15, 2014

Interest	Annual Rate: 8%

Payment frequency: every six months on May 15 and November 15.

First payment: November 15, 2004

Use of Proceeds	We intend to utilize the proceeds of this offering, together with cash on hand, to fund the repurchase of our outstanding 9% senior subordinated notes due 2007, including related premiums and fees and expenses and to redeem any remaining 9% senior subordinated notes. If consummated, we will use the net proceeds from our concurrent offering of common stock to redeem a portion of the outstanding principal amount of our 11% senior subordinated notes due 2012 at a redemption price of 111% of their principal amount plus accrued interest to the redemption date.

Guarantees	The notes will be fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis, by each of our existing and future domestic restricted subsidiaries.

Ranking	The notes and the guarantees will be unsecured senior subordinated obligations of Giant and each guarantor, respectively. Accordingly they will rank:

• behind all existing and future senior debt of Giant and each guarantor, respectively;

• equally with all existing and future unsecured senior subordinated debt of Giant and each guarantor, respectively; and

• ahead of any future debt of Giant and each guarantor, respectively, that expressly provides that it is subordinated to the notes.

As of December 31, 2003, after giving effect to this offering of notes and the concurrent offering of common stock and the application of the proceeds therefrom and the other financing transactions as described in “Use of Proceeds” in this prospectus supplement, we would have had approximately $297 million of indebtedness outstanding, of which none would have been senior debt including debt under our credit facilities and of which approximately $297 million would have been senior subordinated indebtedness, including the notes offered hereby.

Optional Redemption	We may redeem the notes, in whole or in part, on or after May 15, 2009, at the redemption prices described in the section “Description of the Notes — Optional Redemption” in this prospectus supplement, plus accrued and unpaid interest. At any time before May 15, 2009, we may redeem the notes, in whole or in part, at a redemption price equal to 100% of their principal amount plus a make-whole premium, together with accrued interest to the redemption date.

In addition, on or before May 15, 2007, we may redeem up to 35% of the aggregate principal amount of the notes at the redemption price described in this prospectus supplement with the net proceeds of certain equity offerings. We may only make such redemptions, however, if at least 65% of the aggregate principal amount of notes originally issued remains outstanding after such redemption. See “Description of the Notes — Optional Redemption.”

Certain Covenants	The covenants contained in our indenture will, among other things, limit our ability, and the ability of our restricted subsidiaries, to:

• borrow money or sell preferred stock;

• create liens;

• pay dividends, or redeem or repurchase our stock or make certain payments;

• make certain types of investments;

• sell stock in our restricted subsidiaries;

• restrict dividends and other payments from our subsidiaries to us;

• enter into transactions with affiliates; and

• sell assets or merge with other companies.

These covenants are subject to a number of important exceptions, limitations and qualifications that are described under “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Risk Factors

      An investment in the notes involves certain risks that a potential investor should carefully evaluate prior to making an investment in the notes. Please read sections captioned “Risk Factors” beginning on page S-10 of this prospectus supplement and page 2 of the accompanying prospectus.

Summary Financial Data

      The following table summarizes our financial information. The summary historical financial statement data presented below as of and for each of the years ended December 31, 2003, 2002, 2001, 2000 and 1999 has been derived from our audited financial statements. The financial statement data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes thereto included in this prospectus supplement.

	Year Ended December 31,

	2003	2002(1)	2001	2000	1999

	(in thousands, except percentages and per share data)
Income Statement Data
Continuing Operations:
Net Revenues	$1,808,259	$1,249,286	$907,327	$1,004,834	$720,025
Operating Income	63,834	20,556	45,748	35,525	37,125
Net Earnings (Loss)	12,337	(11,099)	13,845	7,858	10,615
Discontinued Operations:
Net Revenues	$28,179	$63,776	$84,352	$94,526	$73,158
Operating Income (Loss)	(690)	3,053	(2,439)	(948)	272
Net Earnings (Loss)	(414)	1,832	(1,464)	(569)	163
Net Cumulative Effect of Change in Accounting Principle	$(704)	—	—	—	—
Net earnings (Loss) per common share:
Basic
Earnings (Loss) Per Common Share	$1.41	$(1.29)	$1.56	$0.85	$0.99
Discontinued Operations	$(0.05)	$0.21	$(0.16)	$(0.06)	$0.02
Cumulative effect of change in accounting principle	$(0.08)	—	—	—	—
Assuming Dilution
Earnings (Loss) Per Common Share	$1.40	$(1.29)	$1.55	$0.85	$0.99
Discontinued Operations	$(0.05)	$0.21	$(0.16)	$(0.06)	$0.02
Cumulative effect of change in accounting principle	$(0.08)	—	—	—	—
Weighted Average Common Shares Outstanding — Basic	8,732	8,566	8,871	9,214	10,679
Weighted Average Common Shares Outstanding — Diluted	8,830	8,566	8,885	9,223	10,719
Balance Sheet Data
Working Capital	$108,347	$91,333	$56,228	$53,537	$48,584
Total Assets	707,354	702,286	507,174	528,565	546,799
Long-Term Debt	355,601	398,069	256,749	258,009	258,272
Stockholders’ Equity	139,436	127,317	136,410	127,703	132,462
Operating Data
Refining Group:
Four Corners Operations:
Rated Crude Oil Capacity Utilized	67%	72%	73%	80%	87%
Refinery Sourced Sales Barrels (Bbls/Day)	29,900	31,907	32,025	34,287	37,368
Average Crude Oil Costs ($/Bbl)	$29.32	$23.62	$25.00	$29.26	$17.64
Refinery Margin ($/Bbl)	$8.81	$6.84	$9.69	$7.63	$6.89

	Year Ended December 31,

	2003	2002(1)	2001	2000	1999

	(in thousands, except percentages and per share data)
Yorktown Operations:(1)
Rated Crude Oil Capacity Utilized	83%	86%
Refinery Sourced Sales Barrels (Bbls/Day)	58,931	58,771
Average Crude Oil Costs ($/Bbl)	$29.79	$27.01
Refinery Margin ($/Bbl)	$4.07	$2.32
Retail Group (Continuing Operations):
Service Stations:
Fuel Gallons Sold (In Thousands)	147,861	146,104	152,834	168,115	172,041
Product Margin ($/Gallon)	$0.198	$0.157	$0.175	$0.171	$0.185
Merchandise Sold ($ In Thousands)	$127,146	$123,657	$123,369	$118,162	$100,868
Merchandise Margin	29%	27%	28%	28%	28%
Operating Retail Outlets at Year End:
Continuing Operations	124	122	123	152	146
Discontinued Operations	3	13	27	27	26
Phoenix Fuel:
Fuel Gallons Sold (In Thousands)	429,198	376,711	394,158	424,290	351,949
Product Margin ($/Gallon)	$0.053	$0.054	$0.050	$0.052	$0.064
Lubricant Sales ($ In Thousands)	$24,475	$21,544	$22,347	$24,210	$22,067
Lubricant Margin	15%	17%	17%	16%	15%

	Year Ended December 31, 2003

	Refining	Retail	Phoenix		Reconciling
	Group	Group	Fuel	Other	Items	Consolidated

	(in thousands)
Other Financial Data
Operating income (loss):
Four Corners operations	$41,932
Yorktown operations	22,039

Total operating income (loss)	$63,971	$13,476	$8,483	$(20,995)	$(1,791)	$63,144
Discontinued operations	—	(736)	—	—	46	(690)

Operating income (loss) from continuing operations	$63,971	$14,212	$8,483	$(20,995)	$(1,837)	$63,834
Interest expense						(38,993)
Amortization/write-off of financing costs						(4,696)
Interest income						163

Earnings from continuing operations before income taxes						$20,308

Depreciation and amortization:
Four Corners operations	$15,846
Yorktown operations	7,951

Total	$23,797	$10,656	$1,763	$1,301	$—	$37,517
Discontinued operations	—	741	—	—	—	741

Continuing operations	$23,797	$9,915	$1,763	$1,301	$—	$36,776

(1)	We acquired our Yorktown refinery on May 14, 2002.

RISK FACTORS

      You should carefully consider the following risks and the risks set forth in the accompanying prospectus and all of the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference before investing in our notes.

The rights of the holders of our subordinated notes and subordinated guarantees to receive payments will be subordinated to the rights of the holders of our and the subsidiary guarantors’ senior debt.

      The notes we are offering will be junior to all senior debt that we and our subsidiary guarantors have or may have in the future. If we default in the payment of principal or interest with respect to any senior debt, the holders of our subordinated notes will not receive any amounts owing on those notes unless and until we have cured the default or our senior lenders have waived it. In addition, no payments in respect of our subordinated notes may be made during certain periods when an event of default under our senior debt permits the senior debt lenders to accelerate the maturity of the senior debt.

      In the event of any liquidation, dissolution, reorganization, bankruptcy or other similar proceeding regarding our or our subsidiaries’ assets, whether voluntary or involuntary, the holders of our and our subsidiary guarantors’ senior debt will be entitled to receive payment before we can make any payment with respect to any senior subordinated or subordinated debt securities, including the subordinated notes, or the subsidiary guarantees. If any of the foregoing events occurs, we cannot assure you that we or our subsidiary guarantors will have sufficient assets to pay amounts due under all of our debt obligations. As a result, the holders of the notes may receive less, ratably, than the holders of senior debt and other creditors, or recover nothing, if any liquidation, dissolution, reorganization, bankruptcy or other similar proceeding occurs.

The notes and guarantees may not be enforceable because of fraudulent conveyance laws.

      Our incurrence of debt, such as the notes that are offered under this prospectus, may be subject to review under United States federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy lawsuit is commenced by or on behalf of any of our or the guarantors’ unpaid creditors. Under these laws, if a court were to find that, at the time Giant or a guarantor incurred debt, including debt represented by notes or the subsidiary guarantees, Giant or a guarantor:

•	incurred this debt with the intent of hindering, delaying or defrauding current or future creditors or received less than reasonably equivalent value or fair consideration for incurring this debt, and either:

•	was insolvent or was rendered insolvent by reason of the acquisition and related financing transactions;

•	was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay these debts as they matured,

then the court could void the notes or the guarantees or subordinate the amounts owing under the notes or the guarantees to our presently existing or future debt or take other actions detrimental to you.

      In addition, the subsidiary guarantors may be subject to the allegation that because they incurred their guarantees for Giant’s benefit, they incurred the obligations under the guarantees for less than reasonably equivalent value or fair consideration.

      The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in the proceeding. Generally, a company is considered insolvent if, at the time it incurred the debt or issued the guarantee:

•	it could not pay its debts or contingent liabilities as they become due;

•	the sum of its debts, including contingent liabilities, is greater than its assets, at fair valuation; or

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and matured.

      If the notes or any subsidiary guarantee is voided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against that obligor and will only be a creditor of Giant or any guarantor whose obligation was not set aside or found to be unenforceable.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

      Our ability to make payments on our indebtedness, including the notes, will depend on our ability to generate cash flow in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our senior secured credit facilities will be adequate to meet our liquidity needs for the foreseeable future. We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our senior secured credit facilities, in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund other liquidity needs.

We may be unable to refinance our indebtedness.

      We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. We may also need to refinance our senior subordinated notes and/or other indebtedness to pay the principal amounts due at maturity. We cannot assure you that we will be able to obtain sufficient funds to enable us to repay or refinance our debt obligations on commercially reasonable terms or at all.

We may not be able to repurchase the notes upon a change of control which would be an event of default under the indenture.

      Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes. Our senior secured credit facilities restrict us from repurchasing the notes without the approval of the lenders. In addition, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our senior secured credit facilities will not allow such repurchases. See “Description of the Notes — Change of Control.”

You may be unable to sell your notes if a trading market for the notes does not develop.

      The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on a national securities exchange. The underwriters have informed us that they intend to make a market in the notes after this offering is completed, however, the underwriters may cease their market-making at any time. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you as to the liquidity of the trading market for the notes.

USE OF PROCEEDS

      We intend to use all of the net proceeds of this offering, which are estimated to be $143.9 million after deducting estimated underwriting discounts and commissions and offering expenses, along with cash on hand, to repurchase our $150 million principal amount of 9% senior subordinated notes due 2007 and to redeem any remaining 9% senior subordinated notes. We made an offer to purchase our $150 million of 9% senior subordinated notes due 2007, at a price of 103.375% of their principal amount, plus accrued interest to the date of purchase. As of April 26, 2004, approximately $116 million principal amount of the 9% senior subordinated notes due 2007 had been tendered into the tender offer. We intend to redeem any of the 9% senior subordinated notes due 2007 that are not tendered in the tender offer. The tender offer will be conditioned on the closing of this offering.

      We are concurrently offering 3,000,000 shares of our common stock. In addition, we have granted the underwriters in the common stock offering the right to purchase up to 450,000 additional shares of common stock to cover any over-allotments. We cannot assure you that the common stock offering will be completed. If completed, we will use the net proceeds from that offering, which are estimated to be $51.8 million after deducting estimated underwriting discounts and commissions and offering expenses, to redeem a portion of the outstanding principal amount of our 11% senior subordinated notes due 2012. The redemption price is 111% of the principal amount being redeemed plus accrued interest to the date of redemption.

      This offering is not conditioned on the closing of the common stock offering. Likewise, the common stock offering is not conditioned upon the closing of this offering.

      We have given notice to our lenders under our senior secured mortgage loan facility that we intend to prepay our senior secured mortgage loan facility in July 2004. We will use cash on hand to prepay the senior secured mortgage loan facility, which had an outstanding balance of $22 million at December 31, 2003.

CAPITALIZATION

      The following table sets forth our consolidated cash and cash equivalents and capitalization as of December 31, 2003 (1) on an actual basis, (2) as adjusted to give effect to the issuance of $150 million of senior subordinated notes offered pursuant to this prospectus supplement, including the application of the net proceeds therefrom, and (3) as further adjusted to give effect to the concurrent issuance and sale of the common stock, at a price to the public of $18.50 per share, including the application of the net proceeds therefrom, and the repayment of our senior secured mortgage loan facility. We cannot assure you that the common stock offering will be completed or that we will repay our senior secured mortgage loan facility prior to its maturity. See “Use of Proceeds” in this prospectus supplement.

	As of December 31, 2003

		As Adjusted
		for this	As
		Notes	Further
	Actual	Offering	Adjusted

	(dollars in thousands)
Cash and cash equivalents	$27,263	$16,195	$(5,806	)(1)

Long-term debt (including current maturities):
Senior secured mortgage loan facility	22,000	22,000	—
9% senior subordinated notes due 2007	150,000	—	—	(2)
11% senior subordinated notes due 2012 (net of unamortized discount)	194,712	194,712	149,237
New senior subordinated notes offered concurrently with common stock (net of original issue discount)	—	147,467	147,467
Other	17	17	17

Total long-term debt (including current maturities)	366,729	364,196	296,721

Stockholders’ equity:
Preferred stock, $.01 par value share	—	—	—
Common stock, $.01 par value per share	126	126	156
Additional paid in capital	74,660	74,660	126,478
Retained earnings	101,104	96,845 (3)	91,578	(4)
Less common stock in treasury — at cost, 3,751,980 shares	(36,454)	(36,454)	(36,454)

Total stockholders’ equity	139,436	135,177	181,758

Total capitalization	$506,165	$499,373	$478,479

(1)	Although our books are not yet closed for the quarter ended March 31, 2004, we expect our cash and cash equivalents to be sufficient to fund the refinancing transactions, without drawing down on our line of credit. As of December 31, 2003, there were no direct borrowings outstanding under our $100 million line of credit and $36,961,000 of standby letters of credit. Standby letters of credit reduce the availability of funds for direct borrowings under the line of credit.

(2)	Assumes approximately $116 million principal amount of the 9% senior subordinated notes due 2007 are purchased in the tender offer and that the remaining 9% senior subordinated notes due 2007 are redeemed at 103% of their principal amount. See “Use of Proceeds” in this prospectus supplement.

(3)	Reflects the write-off of deferred debt issuance and refinancing costs related to the 9% senior subordinated notes and the premium in connection with the repurchase or redemption of the 9% senior subordinated notes net of income taxes.

(4)	Further reflects the write-off of deferred debt issuance and refinancing costs related to the mortgage loan facility, the write-off of a portion of the deferred debt issuance and refinancing costs and a portion of the unamortized discount related to the 11% senior subordinated notes and the premium related to the redemption of a portion of the 11% senior subordinated notes net of income taxes.

SELECTED FINANCIAL DATA

      The following table summarizes our financial information. The summary historical financial statement data presented below as of and for each of the years ended December 31, 2003, 2002, 2001, 2000 and 1999 has been derived from our audited financial statements. The financial statement data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes thereto included in this prospectus supplement.

	Year Ended December 31,

	2003	2002(1)	2001	2000	1999

	(in thousands, except percentages and per share data)
Income Statement Data
Continuing Operations:
Net Revenues	$1,808,259	$1,249,286	$907,327	$1,004,834	$720,025
Operating Income	63,834	20,556	45,748	35,525	37,125
Net Earnings (Loss)	12,337	(11,099)	13,845	7,858	10,615
Discontinued Operations:
Net Revenues	$28,179	$63,776	$84,352	$94,526	$73,158
Operating Income (Loss)	(690)	3,053	(2,439)	(948)	272
Net Earnings (Loss)	(414)	1,832	(1,464)	(569)	163
Net Cumulative Effect of Change in Accounting Principle	$(704)	—	—	—	—
Net earnings (Loss) per common share:
Basic
Earnings (Loss) Per Common Share	$1.41	$(1.29)	$1.56	$0.85	$0.99
Discontinued Operations	$(0.05)	$0.21	$(0.16)	$(0.06)	$0.02
Cumulative effect of change in accounting principle	$(0.08)	—	—	—	—
Assuming Dilution
Earnings (Loss) Per Common Share	$1.40	$(1.29)	$1.55	$0.85	$0.99
Discontinued Operations	$(0.05)	$0.21	$(0.16)	$(0.06)	$0.02
Cumulative effect of change in accounting principle	$(0.08)	—	—	—	—
Weighted Average Common Shares Outstanding — Basic	8,732	8,566	8,871	9,214	10,679
Weighted Average Common Shares Outstanding — Diluted	8,830	8,566	8,885	9,223	10,719
Balance Sheet Data
Working Capital	$108,347	$91,333	$56,228	$53,537	$48,584
Total Assets	707,354	702,286	507,174	528,565	546,799
Long-Term Debt	355,601	398,069	256,749	258,009	258,272
Stockholders’ Equity	139,436	127,317	136,410	127,703	132,462
Operating Data
Refining Group:
Four Corners Operations:
Rated Crude Oil Capacity Utilized	67%	72%	73%	80%	87%
Refinery Sourced Sales Barrels (Bbls/Day)	29,900	31,907	32,025	34,287	37,368
Average Crude Oil Costs ($/Bbl)	$29.32	$23.62	$25.00	$29.26	$17.64
Refinery Margin ($/Bbl)	$8.81	$6.84	$9.69	$7.63	$6.89

	Year Ended December 31,

	2003	2002(1)	2001	2000	1999

	(in thousands, except percentages and per share data)
Yorktown Operations:(1)
Rated Crude Oil Capacity Utilized	83%	86%
Refinery Sourced Sales Barrels (Bbls/Day)	58,931	58,771
Average Crude Oil Costs ($/Bbl)	$29.79	$27.01
Refinery Margin ($/Bbl)	$4.07	$2.32
Retail Group (Continuing Operations):
Service Stations:
Fuel Gallons Sold (In Thousands)	147,861	146,104	152,834	168,115	172,041
Product Margin ($/Gallon)	$0.198	$0.157	$0.175	$0.171	$0.185
Merchandise Sold ($ In Thousands)	$127,146	$123,657	$123,369	$118,162	$100,868
Merchandise Margin	29%	27%	28%	28%	28%
Operating Retail Outlets at Year End:
Continuing Operations	124	122	123	152	146
Discontinued Operations	3	13	27	27	26
Phoenix Fuel:
Fuel Gallons Sold (In Thousands)	429,198	376,711	394,158	424,290	351,949
Product Margin ($/Gallon)	$0.053	$0.054	$0.050	$0.052	$0.064
Lubricant Sales ($ In Thousands)	$24,475	$21,544	$22,347	$24,210	$22,067
Lubricant Margin	15%	17%	17%	16%	15%

	Year Ended December 31, 2003

	Refining	Retail	Phoenix		Reconciling
	Group	Group	Fuel	Other	Items	Consolidated

	(in thousands)
Other Financial Data
Operating income (loss):
Four Corners operations	$41,932
Yorktown operations	22,039

Total operating income (loss)	$63,971	$13,476	$8,483	$(20,995)	$(1,791)	$63,144
Discontinued operations	—	(736)	—	—	46	(690)

Operating income (loss) from continuing operations	$63,971	$14,212	$8,483	$(20,995)	$(1,837)	$63,834
Interest expense						(38,993)
Amortization/write-off of financing costs						(4,696)
Interest income						163

Earnings from continuing operations before income taxes						$20,308

Depreciation and amortization:
Four Corners operations	$15,846
Yorktown operations	7,951

Total	$23,797	$10,656	$1,763	$1,301	$—	$37,517
Discontinued operations	—	741	—	—	—	741

Continuing operations	$23,797	$9,915	$1,763	$1,301	$—	$36,776

(1)	We acquired our Yorktown refinery on May 14, 2002.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Overview

      We refine and sell petroleum products and operate service stations and convenience stores. Our operations are divided into three strategic business units, the refining group, the retail group and Phoenix Fuel. The refining group operates two refineries in the Four Corners area of New Mexico and one refinery in Yorktown, Virginia. The refining group sells its products to approximately 700 wholesale distributors and retail chains. Our retail group operated 127 service stations at December 31, 2003. The retail group sells its petroleum products and merchandise to consumers located in New Mexico, Arizona and southern Colorado. Phoenix Fuel distributes commercial wholesale petroleum products primarily in Arizona.

      In order to maintain and improve our financial performance, we are focused on several critical and challenging objectives. We will be addressing these objectives in the short-term as well as over the next three to five years. In our view, the most important of these objectives are:

•	Increasing gross margins through management of inventories and taking advantage of sales and purchasing opportunities, while minimizing or reducing operating expenses and capital expenditures.

•	Increasing the available crude oil supply for our Four Corners refineries.

•	Cost effectively complying with current environmental regulations as they apply to our refineries, including future clean air standards, between now and the end of 2008.

•	Planning for the retirement of our 9% senior subordinated notes, in the principal amount of $150,000,000, due in 2007.

•	Improving our overall financial health and flexibility by reducing our debt and overall cost of capital, including our interest and financing costs.

Critical Accounting Policies

      A critical step in the preparation of our financial statements is the selection and application of accounting principles, policies, and procedures that affect the amounts that are reported. In order to apply these principles, policies, and procedures, we must make judgments, assumptions, and estimates based on the best available information at the time. Actual results may differ based on the accuracy of the information utilized and subsequent events, some of which we may have little or no control over. In addition, the methods used in applying the above may result in amounts that differ considerably from those that would result from the application of other acceptable methods. The development and selection of these critical accounting policies, and the related disclosure below, have been reviewed with the audit committee of our board of directors.

      Our significant accounting policies, including revenue recognition, inventory valuation and maintenance costs, are described in Note 1 to our Consolidated Financial Statements included elsewhere in this prospectus supplement. The following accounting policies are considered critical due to the uncertainties, judgments, assumptions and estimates involved:

•	accounting for contingencies, including environmental remediation and litigation liabilities,

•	assessing the possible impairment of long-lived assets,

•	accounting for asset retirement obligations, and

•	accounting for our pension and post-retirement benefit plans.

Contingencies, Including Environmental Remediation and Litigation Liabilities

      We have recorded various environmental remediation liabilities described in more detail in Note 20 to our Consolidated Financial Statements. For the most part, these liabilities result from:

•	past operations, including liabilities arising out of changes in environmental laws, and

•	liabilities assumed in connection with acquired assets.

      We are remediating these matters. We record liabilities if environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated. We do not discount environmental liabilities to their present value. In general, we record environmental liabilities without consideration of potential recoveries from third parties, although we do take into account amounts that others are contractually obligated to pay us. We employ independent consultants or our internal environmental personnel to investigate and assemble pertinent facts, recommend an appropriate remediation plan in light of regulatory standards, assist in estimating remediation costs based on existing technologies, and complete remediation according to approved plans. If we do not use consultants, we estimate remediation costs based on the knowledge and experience of our employees having responsibility for the remediation project. Because of the uncertainty involved in our various remediation efforts and the period of time our efforts may take to complete, estimates are based on current regulatory standards. We update our estimates as needed to reflect changes in the facts known to us, available technology, or applicable laws. We often make subsequent adjustments to estimates, which may be significant, as more information becomes available to us, as the requirements of government agencies are changed or clarified, or as other circumstances change.

      We record liabilities for litigation matters when it is probable that the outcome of litigation will be adverse and the costs and damages can be reasonably estimated. We estimate these costs and damages based on the facts and circumstances of each case, our knowledge and experience, and the knowledge and experience of others with whom we may consult. We often make subsequent adjustments to our estimates, which may be significant, as more information becomes available to us or as other circumstances change.

Impairment of Long-Lived Assets

      We review the carrying values of our long-lived assets, including goodwill and other intangibles, for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. For assets held for sale, we report long-lived assets at the lower of the carrying amount or fair value less cost to sell. For assets held and used, we use an undiscounted cash flow methodology to assess their recoverability. If the sum of the expected future cash flows for these assets is less than their carrying value, we record impairment losses. Goodwill and certain intangible assets with indefinite lives are also subject to an annual impairment test. Changes in current economic conditions, assumptions regarding the timing and amounts of cash flows, or fair market value estimates could result in additional write-downs of these assets in the future. For a discussion of our impairment of long-lived assets, see Note 7 to our Consolidated Financial Statements included elsewhere in this prospectus supplement.

Asset Retirement Obligations

      We have legal obligations associated with the retirement of some of our long-lived assets. These obligations are related to:

•	some of our solid waste management facilities,

•	some of our crude pipeline right-of-way agreements, and

•	our underground and above-ground storage tanks.

      We use a discounted cash flow model to calculate the fair value of the asset retirement obligations. Key assumptions we used in estimating the fair value of these obligations are:

•	Settlement date occurs at the end of the economic useful life, and

•	Settlement prices are estimated using consultant proposals and third-party contractor invoices for substantially equivalent work and a market risk premium to cover uncertainties and unforeseeable circumstances.

      Changes in current economic conditions, assumptions regarding the timing and amounts of cash flows, or fair market value estimates could result in a change in the obligation in the future.

      For a discussion of our asset retirement obligations, see Note 4 to our Consolidated Financial Statements included elsewhere in this prospectus supplement.

Pension and Post-Retirement Plans

      The plan obligations and related assets of our pension and post retirement plans are presented in Note 17 to our Consolidated Financial Statements included elsewhere in this prospectus supplement. Plan assets, which consist of equity and debt securities, are valued using market prices. Plan obligations and the annual pension and post-retirement medical expense are determined by independent actuaries and are based on a number of assumptions. The key assumptions used in measuring the plan obligations include:

•	Discount rate,

•	Long-term rate of return on plan assets, and

•	Healthcare cost trend rates.

      Changes in our actuarial assumptions used in calculating our pension and other postretirement benefit liability and expense can have a significant impact on our earnings and financial position. We review these assumptions on an annual basis and adjust them as necessary.

      The following chart reflects the sensitivities that a change in certain actuarial assumptions for our Cash Balance Plan would have had on the 2003 projected benefit obligation, our 2003 reported pension liability on our Consolidated Balance Sheet and our 2003 reported pension expense on our Consolidated Statement of Operations:

	Increase/(Decrease)

	Impact on Projected	Impact on	Impact on
Actuarial Assumption(a)	Benefit Obligation	Pension Liability	Pension Expense

Discount rate:
Increase 1%	$(1,686,000)	$(289,000)	$(289,000)
Decrease 1%	1,961,000	387,000	387,000
Expected long-term rate of return on plan assets:
Increase 1%	—	(3,000)	(3,000)
Decrease 1%	—	3,000	3,000

(a)	Each fluctuation assumes that the other components of the calculation are held constant.

     The following chart reflects the sensitivities that a change in certain actuarial assumptions for our Retiree Medical Plan would have had on the 2003 accumulated postretirement benefit obligation on our Consolidated Balance Sheet and our 2003 reported postretirement benefit expense on our Consolidated Statement of Operation:

	Increase/(Decrease)

	Impact on	Impact on
	Accumulated Postretirement	Other Postretirement
Actuarial Assumption(a)	Benefit Obligation	Benefit Expense

Discount rate:
Increase 1%	$(488,000)	$(42,000)
Decrease 1%	609,000	74,000
Health care cost trend rate (b):
Increase 1%	89,000	15,000
Decrease 1%	(88,000)	(15,000)

(a)	Each fluctuation assumes that the other components of the calculation are held constant.

(b)	This assumes a 1% change in the initial and ultimate health care cost trend rate.

Results of Operations

      The following discussion of our results of operations should be read in conjunction with the Consolidated Financial Statements included elsewhere in this prospectus supplement and related notes thereto, primarily Note 3 — “Business Segments.”

      Below is operating data for our operations:

	Year Ended December 31,

	2003	2002	2001

Refining Group Operating Data:
Four Corners Operations:
Crude Oil/ NGL Throughput (BPD)	30,552	32,535	33,167
Refinery Sourced Sales Barrels (BPD)	29,900	31,907	32,025
Average Crude Oil Costs ($/Bbl)	$29.32	$23.62	$25.00
Refining Margins ($/Bbl)	$8.81	$6.84	$9.69
Yorktown Operations:
Crude Oil/ NGL Throughput (BPD)	57,672	57,297
Refinery Sourced Sales Barrels (BPD)	58,931	58,771
Average Crude Oil Costs ($/Bbl)	$29.79	$27.01
Refining Margins ($/Bbl)	$4.07	$2.32
Retail Group Operating Data:
(Continuing operations only)
Fuel Gallons Sold (000’s)	147,861	146,104	152,834
Fuel Margins ($/gal)	$0.1977	$0.1566	$0.1751
Merchandise Sales ($in 000’s)	$127,146	$123,657	$123,369
Merchandise Margins	29.0%	27.1%	28.1%
Operating Retail Outlets at Year End:
Continuing Operations	124	122	152
Discontinued Operations	3	14	28
Phoenix Fuel Operating Data:
Fuel Gallons Sold (000’s)	429,198	376,711	394,158
Fuel Margins ($/gal)	$0.0525	$0.0539	$0.0498
Lubricant Sales ($in 000’s)	$24,475	$21,544	$22,347
Lubricant Margins	15.4%	16.7%	16.6%

      The comparability of our continuing results of operations for the year ended December 31, 2003 with the year ended December 31, 2002 is affected by, among others, the following factors:

•	The acquisition of our Yorktown refinery on May 14, 2002.

•	In the first four and one-half months of operation following its acquisition in 2002, our Yorktown refinery experienced three significant unscheduled unit shutdowns, which impacted the amount of high value products we were able to produce and the volume of crude oil we were able to process at the refinery.

•	A processing unit turnaround at our Yorktown refinery, which resulted in the refinery being out of operation from March 21, 2003 to April 16, 2003.

•	On April 28, 2003, a breaker failure disrupted operations at the electric generation plant that supplies our Yorktown refinery with power. As a result of the failure, the refinery suffered a complete loss of power and shut down all processing units. The refinery was operating at full capacity by the middle of May. We incurred costs of approximately $1,254,000 as a result of the loss of power, all of which were expensed in the second quarter of 2003. Reduced production also resulted in the loss of earnings.

•	Stronger net refining margins at our refineries in 2003, due to, among other things:

•	lower domestic crude oil and finished product inventories, and

•	strong domestic finished product demand,

•	Weaker net refining margins at our refineries in 2002 due to, among other things:

•	continuing high inventories of distillates resulting from a drop in jet fuel demand following the September 11, 2001 terrorists attack,

•	warmer than normal winter temperatures in the Northeast,

•	worldwide crude oil production levels and Middle East tensions, which added to higher crude values,

•	imported finished products that placed downward pressure on gasoline values, and

•	losses on various crude oil futures contracts.

•	Continued reduced production at our Four Corners refineries because of lower crude oil receipts due to supplier production problems and reduced supply availability.

•	Stronger finished product sales volumes with relatively stable margins for our Phoenix Fuel operations. The shutdown of the Kinder Morgan pipeline, which supplies the Phoenix, Arizona market, in the middle of August 2003 caused some supply imbalances and negatively impacted inventory values. This negative impact was offset in part by higher margins for Phoenix Fuel’s unattended fuel operations.

•	Strong retail fuel margins and improved merchandise margins in 2003 for several of our market areas. This was offset in part due to increased competition in certain of our markets.

•	Net losses on the disposal/ write-down of assets of $1,837,000 in 2003. In 2002, we recorded net gains on the disposal/ write-down of assets of $741,000.

Comparison of the Years Ended December 31, 2003 and December 31, 2002

Earnings (Loss) From Continuing Operations Before Income Taxes

      Our earnings from continuing operations before income taxes increased $38,884,000 for the year ended December 31, 2003. This increase was primarily due to the following four factors:

•	An increase in operating earnings from our Yorktown refinery of $28,427,000.

•	A 29% increase in our Four Corners refineries’ refining margins.

•	A 26% increase in our retail group fuel margins.

•	A 7% increase in our retail group merchandise margins.

      Factors negatively affecting our earnings include:

•	A 20% increase in our selling, general and administrative costs.

•	A 9% increase in operating expenses for our operations other than Yorktown.

•	A 6% decline in our Four Corners refineries’ fuel volumes sold.

•	A 7% increase in interest expense.

•	Net losses on the disposal/write-down of assets in 2003 compared to a net gain in 2002.

Yorktown Refinery

      We owned our Yorktown refinery for all of 2003, but only for seven and one-half months in 2002. The refinery operated at an average throughput rate of approximately 57,700 barrels per day in 2003 and 57,300 barrels per day in 2002. Refining margins for 2003 were $4.07 per barrel and $2.32 for 2002.

      Revenues for our Yorktown refinery increased in 2003 due to a 58% increase in finished product volumes sold and a 16% increase in finished product selling prices. Most of the volume increase was due to the number of months of ownership. Sales volumes were reduced in each year because of the items previously discussed above, and additionally in 2003, hurricane Isabel required us to shutdown the refinery for a period of time.

      Cost of products sold for our Yorktown refinery increased in 2003 primarily due to the increase in finished product volumes sold and a 10% increase in average crude oil costs.

      In February 2004, we entered into a long-term supply agreement with Statoil, which we believe will provide a significant proportion of our Yorktown refinery’s crude oil needs over the next five years. Under the terms of the agreement, supplies of acidic crude oil will be delivered to our Yorktown refinery beginning in late February 2004. In September 2004, we plan to shut down certain units at the refinery for 20 to 30 days for various upgrades related to the acidic crude oil we will be processing. Following these upgrades at the refinery, the deliveries of crude oil under the Statoil agreement will substantially increase. We believe our ability to process this higher acid crude oil will reduce our crude oil costs, improve our high-value product output, and contribute significantly to higher earnings. We believe this agreement will improve our competitiveness and reduce the impact of pricing volatility.

      In 2003, our Yorktown refining margins improved due to a combination of factors, including:

•	Cold weather in the Northeast in the early part of the year, resulting in an increased demand for heating oil,

•	An extended summer driving season, resulting in part from warmer than normal east coast temperatures, and

•	Reduced foreign gasoline imports, due in part to the phase in of stricter gasoline specifications.

      Operating, SG&A and depreciation expenses for our Yorktown refinery also increased in 2003.

Four Corners Refineries

      Our Four Corners refineries operated at an average throughput rate of approximately 30,552 barrels per day in 2003 and 32,535 barrels per day in 2002. Refining margins for 2003 were $8.81 per barrel and $6.84 for 2002.

      Revenues for our Four Corners refineries increased in 2003 primarily due to a 24% increase in finished product selling prices, offset in part by a 6% decrease in finished product volumes sold. Sales volumes were reduced because of lower crude oil supplies due to the reasons previously discussed. Sales volumes previously sold to our travel center, which was sold in 2003, continue to be sold to the purchaser of the travel center under a long-term supply agreement.

      Cost of products sold for our Four Corners refineries increased in 2003 primarily due to a 24% increase in average crude oil costs, offset in part by a 6% decrease in finished product volumes sold.

      Our Four Corners refining margins improved 29% in 2003 due to a combination of factors, including:

•	Refinery supply problems on the west coast,

•	Refinery turnarounds by our competitors, and

•	The Kinder-Morgan Pipeline rupture in August 2003, which affected fuel supplies in the Phoenix, Arizona and Northern Arizona markets.

      Operating expenses for our Four Corners refineries increased in 2003 due to increased purchased fuel costs, because of higher prices, and higher general insurance costs.

      Depreciation expense for our Four Corners refineries declined in 2003 due to lower refinery turnaround amortization costs in 2003. Our Ciniza refinery is scheduled for a major turnaround in the second quarter of 2004.

Retail Group

      Average gasoline and diesel margins for our retail group were $0.198 per gallon for 2003 and were $0.157 per gallon for 2002. Gasoline and diesel fuel volumes sold for 2003 increased approximately 1%. Average merchandise margins for our retail group were 29.0% in 2003 and were 27.1% in 2002.

      Revenues for our retail group increased in 2003 primarily due to a 16% increase in finished product selling prices.

      Cost of products sold for our retail group increased in 2003 primarily due to a 15% increase in finished product purchase prices.

      Our retail fuel margins improved 26% in 2003 due to a combination of factors, including

•	the Kinder-Morgan pipeline rupture, which affected the supply of finished products in the Phoenix, Arizona and Southern Arizona markets,

•	more effectively managing our fuel pricing, and

•	more favorable market conditions.

      Our retail merchandise margins improved 7% in 2003 due to a combination of factors, including:

•	more favorable market conditions,

•	implementation of marketing programs, and

•	favorable supplier arrangements.

      Operating expenses for our retail group increased in 2003 due to higher payroll and related costs, higher credit card processing fees due to higher gasoline and diesel fuel selling prices, and increased environmental costs.

      Depreciation expense for our retail group declined in 2003 due to some retail assets becoming fully depreciated.

Phoenix Fuel

      Gasoline and diesel fuel volumes sold by Phoenix Fuel increased by 14% in 2003. Average gasoline and diesel fuel margins for Phoenix Fuel were $0.053 per gallon for 2003 and were $0.054 per gallon for 2002.

      Revenues for Phoenix Fuel increased in 2003 primarily due to a 16% increase in finished product selling prices and a 14% increase in finished product volumes sold. Finished product sales volumes increased due to marketing efforts to attract new customers and increased sales to existing customers because of increased demand and expanded customer operations.

      Cost of products sold for Phoenix Fuel increased in 2003 due to a 16% increase in finished product purchase prices and a 14% increase in finished product volumes sold.

      Our Phoenix Fuel finished product margins remained relatively stable in 2003, declining approximately 3% as a result of market conditions.

      Operating expenses for Phoenix Fuel increased in 2003 due to higher payroll and related costs due to higher sales volumes, and higher repair and maintenance costs due to expanded fleet expenses, also related to higher sales volumes.

Selling, General and Administrative Expenses from Continuing Operations

      For the year ended December 31, 2003, SG&A expenses increased approximately $5,062,000 or 20% to $30,617,000 from $25,555,000 in the comparable 2002 period. The increase includes SG&A increases relating to the Yorktown refinery of $1,569,000. SG&A expense increases for our other operations were due to:

•	accruals for management incentive bonuses,

•	increased costs for our self-insured health plan, due to higher claims experience,

•	higher workers compensation costs,

•	increased letter of credit fees, and

•	higher officers and directors insurance premiums.

      The first quarter of 2002 included a credit of $471,000 in SG&A expenses for the revision of estimated accruals for 2001 management incentive bonuses, following the determination of bonuses to be paid to employees.

Interest Expense from Continuing Operations

      For the year ended December 31, 2003, interest expense increased approximately $2,685,000 or 7% to $38,993,000 from $36,308,000 in the comparable 2002 period. Interest expense increased approximately $8,348,000 due to the issuance of senior subordinated notes for the May 2002 acquisition of our Yorktown refinery. This increase was offset in part by a decrease in interest expense of approximately $4,821,000 relating to our $100,000,000 of 9 3/4% Senior Subordinated Notes due 2003 that were repaid with a portion of the proceeds of the issuance of the senior subordinated notes in 2002, and lower interest expense of approximately $840,000 relating to lower borrowings under our revolving credit facility in 2003.

Net (Gain) Loss on the Disposal/ Write-Down of Assets from Continuing Operations

      For the year ended December 31, 2003, we recorded net losses on the disposal/write-down of assets of $1,837,000. This amount includes the write-off of $901,000 of capitalized costs relating to a capital project associated with our Four Corners refinery operations, which management determined was no longer viable after completing an ongoing evaluation, impairment write-downs of $796,000 related to various retail assets and vacant land and net losses of $140,000 related to other asset sales and write-offs. In 2002, we recorded net gains on the disposal/write-down of assets of $741,000, primarily related to the sale of various retail units and vacant land, offset in part by impairment write-downs related to various retail assets.

Income Taxes from Continuing Operations

      The effective tax rate for the year ended December 31, 2003 was approximately 39%. The effective tax benefit rate for year ended December 31, 2002 was approximately 40%. We believe that the tax benefit created in 2002 will be fully realized.

Discontinued Operations

      Discontinued operations include the operations of some of our retail service station/convenience stores and our travel center, which was sold on June 19, 2003. See Note 7 to our Consolidated Financial Statements included elsewhere in this prospectus supplement for additional information relating to these operations.

Outlook

      Overall, we believe that our current refining fundamentals are more positive now than the same time last year. Fuel margins for our retail group are stronger now than they were this time last year, with same store fuel and merchandise volumes above the prior year’s levels. Phoenix Fuel currently continues to see growth in both wholesale and unmanned fleet fueling volumes with relatively stable margins. The businesses we are in, however, are very volatile and there can be no assurance that currently existing conditions will continue for any of our business segments.

Comparison of the Years Ended December 31, 2002 and December 31, 2001

      Certain factors affecting the Company’s operations for the year ended December 31, 2002, include, among others, the following:

•	The acquisition of the Yorktown refinery on May 14, 2002. Shortly after the acquisition, the Yorktown refinery experienced three significant unscheduled unit shutdowns, the last of which occurred on July 23, 2002. These shutdowns impacted the amount of high value products we were able to produce and the volume of crude oil we were able to process at the refinery.

•	Weaker refining margins at our refineries due to, among other things, high nationwide inventories of distillates; an increase in imported finished products; and higher crude values due to worldwide crude oil production levels, Middle East tensions and a labor strike in Venezuela.

•	A significantly greater volume of products produced and sold by the Yorktown refinery as compared to our other refining operations, results in us having a larger exposure to volatile refinery margins, which will positively or negatively affect our profitability.

•	Continuing decline in Four Corners’ crude oil supplies.

•	Competitive conditions in our Phoenix and Tucson retail markets due to increased price competition.

•	Net gains on the disposal/write-down of assets of $741,000 in 2002. In 2001, we recorded net losses of $5,009,000 on the disposal/write-down of assets.

•	The fourth quarter of 2002 showed a general improvement in refining margins and finished product margins, for all segments of our operations, compared to those posted for most of the three previous quarters of 2002. This resulted in a significant improvement in operating earnings for the fourth quarter compared to prior 2002 quarters.

Earnings (Loss) From Continuing Operations Before Income Taxes

      For the year ended December 31, 2002, we incurred a loss before income taxes of $18,576,000, compared to earnings before income taxes of $22,547,000 for the year ended December 31, 2001. This decrease was primarily due to the following factors:

•	A 29% decrease in our Four Corners refineries’ refining margins,

•	An operating loss of $6,388,000 for our Yorktown refinery, and

•	Increased interest expense and amortization of financing costs related to our Yorktown refinery acquisition and the refinancing of our 9 3/4% notes.

      Other factors contributing to the decrease in earnings include:

•	An 11% decrease in our retail group fuel margins,

•	A 4% decrease in our retail group fuel volumes sold, and

•	A 4% decrease in our retail group merchandise margins,

      These factors were partially offset by:

•	A net gain on the disposal/write-down of assets of $741,000 in 2002 and net losses on the disposal/write-down of assets of $5,009,000 in 2001,

•	A 14% decrease in our selling, general and administrative costs for our operations other than Yorktown,

•	A 5% decrease in operating expenses for our operations other than Yorktown, and

•	An 8% increase in Phoenix Fuel fuel margins.

Yorktown Refinery

      We owned our Yorktown refinery for seven and one-half months in 2002. The refinery operated at an average throughput rate of approximately 57,300 barrels per day and had refining margins $2.32 per barrel.

      Sales volumes for our Yorktown refinery of 13,635,000 barrels were reduced because of the items previously discussed.

      Refining margins for Yorktown were $2.32 per barrel for 2002 and were affected by the items previously discussed in addition to a drop in finished product values shortly after our acquisition of the refinery which resulted in low margins because of the higher value of the inventories we acquired.

Four Corners Refineries

      Our Four Corners refineries operated at an average throughput rate of approximately 32,535 barrels per day in 2002 and 33,167 barrels per day in 2001. Refining margins for our Four Corners refineries in 2002 were $6.84 per barrel and were $9.69 per barrel for 2001.

      Revenues for our Four Corners refineries decreased in 2002 primarily due to a 10% decrease in finished product selling prices.

      Cost of products sold for our Four Corners refineries decreased in 2002 primarily due to a 6% decrease in average crude oil costs.

      Refining margins for our Four Corners refineries declined in 2002 by 29% due to the factors previously discussed.

      Operating expenses for our Four Corners refineries increased due to higher purchased fuel costs, because of higher prices, higher payroll and related costs, and higher general insurance costs. These increases were offset in part by lower repair and maintenance costs.

      Depreciation and amortization expense for our Four Corners refineries was higher in 2002 due to a 2001 revision in the estimated amortization period for certain refinery turnaround costs incurred in 1998, and capital expenditure projects during 2001 and 2002.

Retail Group

      Average gasoline and diesel fuel margins for our retail group were $0.157 per gallon for 2002 and were $0.175 per gallon for 2001. Gasoline and diesel fuel volumes sold in 2002 decreased approximately 4%.

      Revenues for our retail group decreased in 2002 primarily due to a 7% decrease in finished product selling prices and a 4% decrease in finished product volumes sold.

      Cost of products sold for our retail group decreased in 2002 primarily due to a 6% decrease in finished product purchase prices and a 4% decrease in finished product volumes sold.

      Our retail fuel margins declined 11% in 2002 primarily due to increased competition from non-traditional marketers, such as supermarkets and club membership warehouses, and from independent and major oil companies.

      Our retail merchandise margins declined 4% in 2002 primarily due to market conditions.

      Operating expenses for our retail group decreased in 2002 due to, among other things, lower lease expense due to the repurchase of 59 retail units from FFCA Capital Holding Corporation (“FFCA”) in July 2001 that had been sold to FFCA as part of a sale-leaseback transaction in December 1998, reduced expenses for payroll and related costs, and other operating expenses due in part to the sale or closure of 29 retail units since the end of 2000, as well as the implementation of certain cost reduction programs.

      Depreciation expense for our retail group decreased in 2002 due to reductions in depreciation expense due to the sale or closure of 29 retail units since the end of 2000 and the non-amortization of goodwill in 2002 due to the adoption of SFAS No. 142. These decreases were partially offset by increases relating to the FFCA transaction discussed above and construction, remodeling and upgrades during 2001 and 2002.

Phoenix Fuel

      Gasoline and diesel fuel volumes sold by Phoenix Fuel decreased in 2002 by approximately 4%. Average gasoline and diesel fuel margins for Phoenix Fuel were $0.054 per gallon for 2002 and were $0.050 per gallon for 2001.

      Revenues for Phoenix Fuel decreased in 2002 primarily due to a 4% decrease in finished product selling prices and a 4% decrease in finished product volumes sold.

      Cost of products sold for Phoenix Fuel decreased in 2002 due to a 4% decrease in finished product purchase prices and a 4% decrease in finished product volumes sold.

      Our Phoenix Fuel finished product margins increased approximately 8% in 2002 as a result of market conditions.

      Operating expenses for Phoenix Fuel were lower in 2002 primarily due to lower payroll and related costs and lower repair and maintenance costs.

      Depreciation and amortization expense for Phoenix Fuel decreased in 2002 primarily due to the non-amortization of goodwill in 2002 due to the adoption of SFAS No. 142.

Selling, General and Administrative Expenses from Continuing Operations

      For the year ended December 31, 2002, SG&A expenses decreased approximately $3,486,000 or 12% to $25,555,000 from $29,041,000 in the comparable 2001 period. Included in the decrease are SG&A expenses of $718,000 relating to the Yorktown refinery.

      SG&A expense decreases relating to our other operations were primarily due to:

•	lower expense accruals for management incentive bonuses in 2002,

•	the revision of estimated accruals for 2001 management incentive bonuses following the determination of bonuses to be paid to employees, and

•	expenses incurred in 2001 related to certain related party transactions and certain environmental matters.

      These decreases were offset in part by expenses recorded for the settlement of certain claims, assessments, and legal matters, including the matter set forth in Note 20 to our Consolidated Financial Statements included elsewhere in this prospectus supplement, and increased letter of credit fees.

Interest Expense (Income) from Continuing Operations

      For the year ended December 31, 2002, interest expense increased approximately $12,210,000 or 51% to $36,308,000 from $24,098,000 in the comparable 2001 period. Approximately $17,168,000 of the increase is due to the issuance of new senior subordinated notes and borrowings under our new loan facilities entered into in connection with the acquisition of the Yorktown refinery as more fully described in Note 13 to our Consolidated Financial Statements included elsewhere in this prospectus supplement. In addition, because of the timing of the Yorktown refinery acquisition and the 11% Notes financing, we were unable to provide the 45 day notice required by the Indenture supporting our 9 3/4% Notes for refinancing the notes prior to the issuance of the 11% Notes. As a result, we paid interest on the 9 3/4% Notes for 45 days after the financing, which amounted to approximately $1,230,000. These increases were offset in part by a decrease in interest expense of approximately $6,159,000 relating to the repayment of $100,000,000 of 9 3/4% Senior Subordinated Notes due 2003 with a portion of the proceeds of the issuance of $200,000,000 of 11% Notes.

      For the year ended December 31, 2002, interest income decreased approximately $1,229,000 or 74% to $432,000 from $1,661,000 in the comparable 2001 period. The decrease was primarily due to a reduction in interest and investment income from the investment of funds in short-term instruments. This reduction was due in part to a reduction in the amount of funds available for investment because of the repurchase of 59 retail units from FFCA in July 2001 and the acquisition of the Yorktown refinery. In addition, no interest income was accrued in 2002 relating to the note from a related party discussed in Note 9 to our Consolidated Financial Statements included elsewhere in this prospectus supplement.

Amortization/Write-Off of Financing Costs from Continuing Operations

      In connection with the acquisition of the Yorktown refinery and the refinancing of 9 3/4% Notes we incurred approximately $17,436,000 of deferred financing costs relating to new senior subordinated debt and new senior secured loan facilities. These costs are being amortized over the term of the related debt.

      The increase in the amortization/write-off of financing costs for the year ended December 31, 2002 was $2,492,000, primarily related to the amortization of the costs described above. The increase also includes the write-off of approximately $364,000 in deferred financing costs related to the 9 3/4% Notes that were refinanced.

Net (Gain) Loss on the Disposal/ Write-Down of Assets from Continuing Operations

      For the year ended December 31, 2002, we recorded net gains on the disposal/ write-down of assets of $741,000. This amount included net gains of $1,401,000 primarily related to the sale of vacant land and various retail units, offset in part by $418,000 of impairment write-downs related to various retail assets and $242,000 of other write-offs. In 2001, we recorded losses of $5,009,000. This amount included losses of $609,000 on the sale of assets in the ordinary course of business, primarily related to the sale of eleven service station/convenience stores; losses of $1,516,000 on the write-down of assets due to impairment, resulting from the application of Statement of Financial Accounting Standard (“SFAS”) No. 121 due to a strategy to sell certain service station/convenience stores, some of which were closed; losses of $592,000 relating to the value of leasehold improvements included in leased service station/convenience stores returned to the lessors; and losses of $2,292,000 primarily related to the retirement or replacement of certain refinery property, plant, and equipment. In addition, the Company recorded a reserve in the amount of $5,409,000 in 2001, for a note and interest receivable from a related party as discussed in Note 9 to our Consolidated Financial Statements included elsewhere in this prospectus supplement.

Income Taxes from Continuing Operations

      The effective tax benefit rate for year ended December 31, 2002 was approximately 40%. We believe that the tax benefit created in 2002 will be fully realized. The effective tax rate for the year ended December 31, 2001 was approximately 38%.

Discontinued Operations

      Discontinued operations include the operations of some of our retail service station/convenience stores and our travel center. See Note 7 to our Consolidated Financial Statements included elsewhere in this prospectus supplement for additional information relating to these operations.

Liquidity and Capital Resources

Capital Structure

      At December 31, 2003 we had long-term debt of $355,601,000, net of the current portion of $11,128,000. At December 31, 2002 our long-term debt was $398,069,000, net of the current portion of $10,251,000. Both of these amounts include:

•	$150,000,000 of 9% Senior Subordinated Notes due 2007, and

•	$200,000,000 of 11% Senior Subordinated Notes due 2012.

      We also have a $100,000,000 revolving credit facility. The credit facility is primarily a working capital and letter of credit facility. At December 31, 2003, we had no direct borrowings outstanding under this facility and $36,961,000 of letters of credit outstanding. At December 31, 2002, we had $25,000,000 of direct borrowings outstanding under this facility and $41,193,000 of letters of credit outstanding.

      We also have a mortgage loan facility that had a balance of $22,000,000 at December 31, 2003 and $32,200,000 million at December 31, 2002.

      See Note 13 to our Consolidated Financial Statements included elsewhere in this prospectus supplement for a further description of these obligations.

      At December 31, 2003, our long-term debt was 71.8% of total capital. At December 31, 2002, it was 75.8%. Our net debt (long-term debt less cash and cash equivalents) to total capitalization percentage at December 31, 2003, was 70.1%. At December 31, 2002, this percentage was 75.3%. The decrease in each percentage is primarily related to the reduction in long-term debt during 2003.

      As described in more detail in Note 13 to our Consolidated Financial Statements included elsewhere in this prospectus supplement, the indentures governing our notes and our credit facility and loan facility contain restrictive covenants and other terms and conditions that if not maintained, if violated, or if certain conditions are met, could result in default, affect our ability to borrow funds, make certain payments, or engage in certain activities. A default under any of the notes, the credit facility or the loan facility could cause such debt, and by reason of cross-default provisions, our other debt to become immediately due and payable. If we are unable to repay such amounts, the lenders under our credit facility and loan facility could proceed against the collateral granted to them to secure that debt. If those lenders accelerate the payment of the credit facility and loan facility, we cannot provide assurance that our assets would be sufficient to pay that debt and other debt or that we would be able to refinance such debt or borrow more money on terms acceptable to us, if at all. Our ability to comply with the covenants, and other terms and conditions, of the indentures, the credit facility and the loan facility may be affected by many events beyond our control, and we cannot provide assurance that our operating results will be sufficient to allow us to comply with the covenants.

      We expect to be in compliance with the covenants going forward, and we do not believe that any presently contemplated activities will be constrained. A prolonged period of low refining margins, however, would have a negative impact on our ability to borrow funds and to make expenditures for certain purposes and would have an impact on compliance with our debt covenants.

      Our high degree of leverage and these covenants may, among other things:

•	limit our ability to use cash flow, or obtain additional financing, for future working capital needs, capital expenditures, acquisitions or other general corporate purposes,

•	restrict our ability to pay dividends or purchase shares of our common stock,

•	require a substantial portion of our cash flow from operations to make debt service payments,

•	limit our flexibility to plan for, or react to, changes in business and industry conditions,

•	place us at a competitive disadvantage compared to less leveraged competitors, and

•	increase our vulnerability to the impact of adverse economic and industry conditions and, to the extent of our outstanding debt under our floating rate debt facilities, the impact of increases in interest rates.

If we are unable to:

•	generate sufficient cash flow from operations,

•	borrow sufficient funds to service our debt, or

•	meet our working capital and capital expenditure requirements,

then, due to borrowing base restrictions, increased letter of credit requirements, or otherwise, we may be required to:

•	sell additional assets,

•	reduce capital expenditures,

•	refinance all or a portion of our existing debt, or

•	obtain additional financing.

      We cannot provide assurance that we will be able to do any of these things on terms acceptable to us, or at all.

      We presently have senior subordinated ratings of “B3” from Moody’s Investor Services and “B-” from Standard & Poor’s. At the present time, we have no indication from these agencies that they intend to change these ratings in the near future.

Cash Flow From Operations

      Our operating cash flows increased by $24,281,000 for the year ended December 31, 2003 compared to the year ended December 31, 2002, primarily as a result of an increase in net earnings before depreciation and amortization, amortization of financing costs, deferred income taxes, and net (gain) loss on disposal/ write-down of assets in 2003. This increase was offset in part by the use of cash in 2003 related to changes in working capital items while cash was provided by working capital items in 2002.

      Our cash flow from operations depends primarily on producing and selling quantities of refined products at margins sufficient to cover fixed and variable expenses. In recent years, crude oil costs and prices of refined products have fluctuated substantially. These costs and prices depend on numerous factors, including:

•	the supply of and demand for crude oil, gasoline and other refined products;

•	changes in the economy;

•	changes in the level of foreign and domestic production of crude oil and refined products;

•	worldwide political conditions;

•	the extent of government laws; and

•	local factors, including market conditions, pipeline capacity, and the level of operations of other refineries in our markets.

      Our crude oil requirements are supplied from sources that include major oil companies, large independent producers, and smaller local producers. Except for our long-term supply agreement with Statoil, our crude oil supply contracts are generally relatively short-term contracts. These contracts generally contain market-responsive pricing provisions. An increase in crude oil prices could adversely affect our operating margins if we are unable to pass along the increased cost of raw materials to our customers.

      Our sale prices for refined products are influenced by the commodity price of crude oil. Generally, an increase or decrease in the price of crude oil results in a corresponding increase or decrease in the price of gasoline and other refined products. The timing of the relative movement of the prices, however, as well as the overall change in product prices, could reduce profit margins and could have a significant impact on our refining and marketing operations, earnings, and cash flows. In addition, we maintain inventories of crude oil, intermediate products, and refined products, the values of which are subject to rapid fluctuation in market prices. Price level changes during the period between purchasing feedstocks and selling the manufactured refined products could have a significant effect on our operating results. Any long-term adverse relationships between costs and prices could impact our ability to generate sufficient operating cash flows to meet our working capital needs. Furthermore, because of the significantly greater volume of products produced and sold by our Yorktown refinery, as compared to our other refining operations, we have a much larger exposure to volatile refining margins than we had in the past.

      Moreover, the industry is highly competitive. Many of our competitors are large, integrated oil companies which, because of their more diverse operations, larger refineries, stronger capitalization and better brand name recognition, may be better able than we are to withstand volatile industry conditions, including shortages or excesses of crude oil or refined products or intense price competition at the wholesale and retail levels. Because some of our competitors’ refineries are larger and more efficient than the our refineries, these refineries may have lower per barrel crude oil refinery processing costs.

      Our ability to borrow funds under our current revolving credit facility could be adversely impacted by low product prices that could reduce the borrowing base related to eligible accounts receivable and inventories. In addition, the structuring of the Statoil supply agreement will result in a lower availability of funds under the borrowing base calculation of our credit facility, but because of the terms of the Statoil agreement, our borrowing needs will be reduced. Our debt instruments also contain restrictive covenants that limit our ability to borrow funds if certain thresholds are not maintained. See the discussion above in “Capital Structure” for further information relating to these loan covenants.

      We anticipate that working capital, including that necessary for capital expenditures and debt service, will be funded through existing cash balances, cash generated from operating activities, existing credit facilities, and, if necessary, future financing arrangements. Future liquidity, both short and long-term, will continue to be primarily dependent on producing or purchasing, and selling, sufficient quantities of refined products at margins sufficient to cover fixed and variable expenses. Based on the current operating environment for all of our operations, we believe that we will have sufficient working capital to meet our needs over the next 12-month period.

Working Capital

      Working capital at December 31, 2003 consisted of current assets of $259,402,000 and current liabilities of $151,055,000, or a current ratio of 1.72:1. At December 31, 2002, the current ratio was 1.76:1, with current assets of $211,684,000 and current liabilities of $120,351,000.

      Current assets have increased since December 31, 2002 by $47,718,000, primarily due to increases in cash and cash equivalents, accounts receivable and inventories.

      Accounts receivable have increased primarily due to higher trade receivables, due in part to higher finished product selling prices. The receipt of $4,110,000 of income tax refunds in 2003 partially offset these account receivable increases.

      Inventories have increased primarily due to:

•	increases in refinery onsite crude oil volumes, primarily at Yorktown;

•	increases in crude oil and refined product prices;

•	increases in Yorktown, terminal, and Phoenix Fuel refined product volumes; and

•	increases in retail merchandise inventories.

      These increases were offset, in part, by decreases in refined product volumes at the Four Corners refineries and retail operations.

      Current liabilities have increased since December 31, 2002 by $30,704,000, primarily due to increases in accounts payable and accrued expenses. Accounts payable have increased primarily due to higher raw material and finished product costs. Accrued expenses have increased primarily as a result of higher fuel taxes payable and accruals for management incentive bonuses.

Capital Expenditures and Resources

      Net cash used in investing activities for capital expenditures totaled approximately $17,879,000 for the year ended December 31, 2003 and $12,990,000 for the year ended December 31, 2002. Expenditures for 2003 primarily were for turnaround expenditures at the Yorktown refinery and operational and environmental projects for the refineries and retail operations. Expenditures in 2002 were primarily for turnaround expenditures for the Ciniza and Bloomfield refineries, financial accounting software upgrades, and operational and environmental projects for the refineries and retail operations.

      We received proceeds of approximately $21,433,000 from the sale of property, plant and equipment and other assets in 2003 and $19,517,000 in 2002. Proceeds received in 2003 primarily were from the sale of our corporate headquarters building and approximately 8 acres of surrounding land, the sale of our travel center, and the sale of nine service station/convenience stores. Proceeds received in 2002 were primarily from the sale of 13 service station/convenience stores and vacant land. In connection with the sale of our headquarters building and surrounding land, we entered into a ten-year agreement to leaseback the building. A gain on the sale of this property of approximately $924,000 has been deferred and is being amortized over the original lease term. In the first quarter of 2004, we entered into an agreement to sell 40 acres of vacant land known as the Jomax property. Under the current terms of the agreement this transaction would close in the second quarter of 2004.

      We continue to monitor and evaluate our assets and may sell additional non-strategic or underperforming assets that we identify as circumstances allow. We also continue to evaluate potential acquisitions in our strategic markets, including lease arrangements.

      On May 14, 2002, we acquired the Yorktown refinery from BP Corporation North America Inc. and BP Products North America Inc. for $127,500,000 plus $65,182,000 for inventories, the assumption of certain liabilities, and a conditional earn-out, the maximum amount of which cannot exceed $25,000,000. We also incurred transaction costs of approximately $2,000,000 in connection with the acquisition. See Note 6 to our

Consolidated Financial Statements included elsewhere in this prospectus supplement for a more detailed discussion of this transaction.

      We financed our Yorktown refinery acquisition and the refinancing of our $100,000,000 of 9 3/4% Senior Subordinated Notes due 2003, with the proceeds from our $200,000,000 of 11% Senior Subordinated Notes due 2012, our revolving credit facility, our mortgage loan facility and cash on hand. We also paid approximately $17,436,000 of financing fees to various financial institutions in connection with these financing arrangements.

      As part of the Yorktown acquisition, we agreed to pay earn-out payments, up to a maximum of $25,000,000, to the sellers, beginning in 2003 and concluding at the end of 2005 based upon certain market value factors. For the year ended December 31, 2003, we paid $8,854,000 in earn-outs under the purchase agreement. For a further discussion of these earn-out payments see Note 6 to our Consolidated Financial Statements included elsewhere in this prospectus supplement.

      Following the acquisition of our Yorktown refinery, we developed a debt reduction strategy with the goal of reducing indebtedness by $50,000,000 prior to year-end 2002. The goal was to be accomplished by managing inventory to a lower level, reducing non-essential capital expenditures, and selling non-core and/or underperforming assets. Although we did not reach our goal in 2002, the strategy was carried forward into 2003. The result of the debt reduction strategy follows:

	2003 Reduction	2002 Reduction	Total Reduction

Revolving credit facility	$25,000,000	$35,000,000	$60,000,000
Term loan	10,222,000	7,778,000	18,000,000
Capital lease obligations	6,703,000	—	6,703,000

Total	$41,925,000	$42,778,000	$84,703,000

      These reductions were paid from operating cash flows and the proceeds from the sale of assets described above.

      In prior years, we initiated two capital projects relating to our Four Corners refinery operations, and capitalized costs associated with these projects of approximately $3 million. In the third quarter of 2003, we completed an ongoing evaluation of these projects and wrote off $901,000 of capitalized costs relating to one project after determining that it was no longer viable. We determined that the other project was potentially still viable and will continue to monitor it.

      We have budgeted for up to approximately $50,000,000 for capital expenditures in 2004 excluding any potential acquisitions. Of this amount, approximately $4,800,000 is for the completion of projects that were started in 2003. In addition, approximately $17,800,000 million is budgeted for non-discretionary projects that are required by law or regulation or to maintain the physical integrity of existing assets. These expenditures are primarily for operational and environmental projects at our existing refineries, including approximately $7,200,000 for various processing unit turnarounds at our Ciniza refinery, and replacements and upgrades for our retail operations. Another $6,500,000 is budgeted for discretionary projects to sustain or enhance the current level of operations, increase earnings associated with existing or new business and to expand existing operations. This amount includes $5,300,000 for our retail operations to be used to build one new unit and for operational and service upgrades for other units. The remaining budget of $18,900,000 is for discretionary growth projects. This amount includes $17,500,000 for various upgrades at our Yorktown refinery to handle the crude oil we will be receiving under our recently announced long-term supply contract. Our budget also includes $2,000,000 for capital expenditure contingencies.

      In future years, we will be making substantial capital expenditures for government mandated environmental projects, including the low sulfur fuel requirements discussed previously. See discussions under the caption “Business — Regulatory, Environmental and Other Matters” and below under the caption “— Clean Fuels and Consent Decree Expenditures” for more details of these projects.

      We continue to investigate other capital improvements to our existing facilities. The amount of capital projects that are actually undertaken in 2004 will depend on, among other things, general business conditions and results of operations.

      Much of the capital currently budgeted for environmental compliance is integrally related to operations or to operationally required projects. We do not specifically identify capital expenditures related to such projects on the basis of whether they are for environmental as opposed to economic purposes. With respect to capital expenditures budgeted primarily to satisfy environmental regulations, we estimate that the following amounts were spent:

•	2003 — $2,468,000

•	2002 — $565,000; and

•	2001 — $1,900,000.

      We anticipate that approximately $6,290,000 will be spent in 2004 primarily to satisfy environmental regulations.

      With respect to our operating expenses for environmental compliance, while records are not kept specifically identifying or allocating such expenditures, we believe that we incur significant operating expense for such purposes.

      Changes in the tax laws and changes in federal and state environmental laws also may increase future capital and operating expenditure levels.

Long-Term Commitments

      Included in the table below is a list of our obligations to make future payments under contracts and other agreements, as well as certain other contingent commitments.

	Payments Due

							All Remaining
Contractual Obligations	Total	2004	2005	2006	2007	2008	Years

	(in thousands)
Long-Term Debt*	$372,017	$11,128	$10,889	$—	$150,000	$—	$200,000
Operating Leases	37,529	6,034	4,890	4,229	3,408	2,878	16,090
Purchase Obligations:
Raw Material Purchases	2,013,954	281,701	453,617	427,196	429,936	421,504	—
Finished Product Purchases	13,167	13,167	—	—	—	—	—
Services	328	140	113	75	—	—	—

Total	2,027,449	295,008	453,730	427,271	429,936	421,504	—

Other Long-Term Obligations:
Aggregate environmental reserves	7,592	1,253	1,061	2,456	923	663	1,236
Pension Obligations	2,200	2,200	—	—	—	—	—
Aggregate Litigation Reserves	573	573	—	—	—	—	—
Interest Obligations	235,240	36,601	36,037	35,500	30,987	22,000	74,115

Total	245,605	40,627	37,098	37,956	31,910	22,663	75,351

Total Obligations	$2,682,600	$352,797	$506,607	$469,456	$615,254	$447,045	$291,441

*	Excluding original issue discount.

     The amounts set out in the table, including payment dates, are our best estimates at this time, but may vary as circumstances change or we become aware of additional facts.

      Raw material and finished product purchases were determined by multiplying contract volumes by the price determined under the contract as of December 31, 2003, or if the contract was not in effect at December 31, 2003, as if the contract was in effect as of December 31, 2003. The contracts underlying these calculations all have variable pricing arrangements.

      The above table does not include amounts for outstanding purchase orders at December 31, 2003, amounts under contracts that are cancelable by either party upon giving notice, and amounts under agreements that are based on a percentage of sales, such as credit card processing fees.

      We cannot estimate our future pension expenditures beyond 2004. We are obligated to make a lump-sum payment to the pension retirement plan each year. Not included in the table are certain retiree medical and asset retirement obligations for which annual funding is not required. Our asset retirement obligations are discussed in more detail in Note 4 to our Consolidated Financial Statements included elsewhere in this prospectus supplement and our pension plan and retiree medical plan obligations are described in more detail in Note 17.

      The indentures governing our notes and our credit facility and loan facility contain restrictive covenants and other terms and conditions that if not maintained, if violated, or if certain conditions are met, could result in default, early redemption of the notes, affect our ability to borrow funds, make certain payments, or engage in certain activities. A default under any of the notes, the credit facility or the loan facility could cause such debt, and by reason of cross-default provisions, our other debt to become immediately due and payable.

      Included in the table below is a list of our commitments under our revolving credit facility.

	Amount of Commitment Expiration

							All Remaining
Other Commercial Commitments	Total	2004	2005	2006	2007	2008	Years

	(in thousands)
Lines of Credit* (including Standby Letters of Credit)	$100,000	$—	$100,000	$—	$—	$—	$—
Standby Letters of Credit	36,961	36,961	—	—	—	—	—

*	Standby letters of credit reduce the availability of funds for direct borrowings under the line of credit. At December 31, 2003 there were no direct borrowings under the line of credit.

     We purchase crude oil and other feedstocks from a number of suppliers to operate our refineries. We acquire the feedstocks for our Yorktown refinery from a number of domestic and international suppliers. As to Yorktown, we have not historically participated in these markets, and as such, have not had a credit relationship with these suppliers. Several of these suppliers required us to provide letters of credit for either a portion or the full amount of our purchases, due to the weak economy and the poor profitability experienced by refiners and marketers, including ourselves, throughout 2002. Due to our improved financial condition and the overall improvement in our refining fundamentals in 2003, we will be working with these suppliers to reduce or eliminate these letter of credit requirements.

      The availability of letters of credit under our credit facility is $50,000,000. Our inability to post satisfactory letters of credit could constrain our ability to purchase feedstocks on the most beneficial terms.

Clean Fuels and Consent Decree Expenditures

      See discussions under the caption “Business — Regulatory, Environmental and Other Matters” and Note 20 to our Consolidated Financial Statements included elsewhere in this prospectus supplement for more details of these projects.

      The following table shows amounts we anticipate spending to meet certain clean fuel regulations and to comply with an environmental consent decree that requires certain actions to be taken at our Yorktown refinery. The table does not include amounts for which environmental accruals have been established, which are instead included in the long-term commitments table above. These amounts are our best estimates at this time, but may vary as circumstances change or we become aware of additional facts.

Projected Capital Expenditures	Amount

(in thousands)
Yorktown — Clean Fuels	$70,000
Four Corners — Clean Fuels	20,000
RFI/CMS — Sewer System	5,000
Yorktown Consent Decree	27,000

Total Anticipated Cash Obligations	$122,000

      The amounts shown in the above table are the high end of our estimated costs for these projects. We anticipate that the costs could be between the following ranges:

•	Yorktown — Clean Fuels — $60,000,000 to $70,000,000

•	Four Corners — Clean Fuels — $15,000,000 to $20,000,000

•	RFI/ CMS — Sewer System — $3,000,000 to $5,000,000

•	Consent Decree — $20,000,000 to $27,000,000

Cash Requirements

      We believe we will have sufficient resources to meet our working capital requirements, including that necessary for capital expenditures and debt service, over the next 12-month period because of:

•	an improved operating environment for all of our operations;

•	current cash balances;

•	availability of funds under our revolving credit facility; and

•	compliance with our debt covenants.

      In order to create additional flexibility and to assist us in meeting future anticipated expenditures, we are in the process of evaluating a number of strategies to further reduce debt and interest expense. Until these strategies are implemented, we will use operating cash flows and borrowings under our revolving credit facility to meet our commitments. See “Prospectus Supplement Summary — Financing Transactions.”

Stock Repurchases and Dividends

      Our board of directors had previously authorized the repurchase of up to 2,900,000 shares of our common stock. This share repurchase program was discontinued in 2002. Over the life of the program we repurchased 2,582,566 shares for approximately $25,716,000, resulting in a weighted average cost of approximately $9.96 per share. The repurchased shares are treated as treasury shares and are available for a number of corporate purposes including, among other things, for options, bonuses, and other employee stock benefit plans.

      We currently do not pay dividends on our common stock. The board of directors will periodically review our policy regarding the payment of dividends. Any future dividends are subject to the results of our operations, declaration by the board of directors, and existing debt covenants.

Related Party Transactions

      In the past, we engaged in a number of transactions with related parties, primarily James E. Acridge, our former Chairman, President and Chief Executive Officer (the “Former CEO”). Certain of these transactions are summarized in the table below.

	Material Related Party
	Transactions

Transaction	2003	2002	2001

Purchase of Jomax Real Property	N/A	N/A	$5,000,000
Purchase of Jomax Rights	N/A	N/A	$600,000
Purchase of Artwork for Corporate Headquarters	N/A	N/A	$162,550
Purchase of Stock	N/A	N/A	$3,520,000
Principal Amount of Loan Receivable at the end of each year	N/A	N/A	$5,000,000
Interest Income on Loan	N/A	N/A	$537,499
Interest Receivable at 12/31	N/A	N/A	$394,384
Other Receivables at 12/31	N/A	N/A	$88,338
Other Amounts Classified as Compensation	N/A	N/A	$696,204
Other (Receipts) Payments	N/A	N/A	$(39,440)

      For a discussion of the matters included in the above table, see Note 9 to our Consolidated Financial Statements included elsewhere in this prospectus supplement.

      Excluded from the above table are a number of immaterial transactions involving ourselves and our former CEO or entities controlled, or previously controlled, by our former CEO, including: (1) amounts paid to us for purchases of fuel; (2) payments made to entities controlled, or previously controlled, by our former CEO for events held at facilities owned by such entities; (3) reimbursements for certain landscaping and maintenance services provided for our former CEO and entities controlled, or previously controlled, by our former CEO; and (4) the value of products and services provided to us by our former CEO or entities controlled, or previously controlled, by him. Various immaterial amounts involving other related parties are also excluded from the table. Additionally, in 2002, we extended for one year the period of time that our former CEO had to exercise a grant of 55,800 stock options. These stock options were due to expire on June 27, 2002 due to our former CEO’s termination on March 29, 2002. Because the extension changed the terms of the original stock option grant under our 1998 Stock Incentive Plan, we recorded compensation expense in the amount of $79,500.

      All of the material foregoing transactions were reviewed and approved by our board of directors or committees of the board.

      As discussed in more detail in Note 20 to our Consolidated Financial Statements included elsewhere in this prospectus supplement, our former CEO, and three entities controlled by our former CEO, have commenced Chapter 11 bankruptcy proceedings. We are pursuing claims in the bankruptcy proceedings for, among other things, the following:

•	the loan and related interest discussed above,

•	the other receivables outstanding discussed above,

•	approximately $700,000 of costs incurred through December 31, 2003 to resolve a lease dispute and related litigation in which an entity controlled by our former CEO was a sublessee of ours and a limited liability company in which the bankruptcy estate of an entity controlled by Mr. Acridge formerly owned a 51% interest is the Landlord (costs incurred subsequent to December 31, 2003 also will be pursued),

•	approximately $124,000 for the time spent by an employee of ours on projects for entities controlled, or previously controlled, by our former CEO,

•	approximately $89,000 for landscaping services provided by our employees that benefited our former CEO;

•	approximately $15,600 for what we believe are non-company expenses incurred by our former CEO on one of our credit cards, and

•	approximately $1,400 of other miscellaneous amounts.

      We do not know whether, and to what extent, creditors, including ourselves, will receive any recovery on their respective debts from any of the four bankruptcy estates.

      In addition, with respect to the lease dispute described above, we have demanded reimbursement of amounts paid to resolve the dispute from an entity controlled by our former CEO that is not involved in bankruptcy. We do not know whether we will receive any of the amounts we are attempting to recover.

Risk Management

      We are exposed to various market risks, including changes in certain commodity prices and interest rates. To manage the volatility relating to these normal business exposures, we may, from time to time, use commodity futures and options contracts to reduce price volatility, to fix margins in our refining and marketing operations, and to protect against price declines associated with our crude oil and finished products inventories. Our policies for the use of derivative financial instruments set limits on quantities, require various levels of approval and require review and reporting procedures.

      In 2003 and 2002, we entered into various crude oil and gasoline futures contracts to economically hedge crude oil and other inventories and purchases for our Yorktown refinery operations. For the year ended December 31, 2003, we recognized losses on these contracts of approximately $1,594,000 in cost of products sold. For the year ended December 31, 2002, we recognized losses on similar contracts of approximately $1,637,000. These transactions did not qualify for hedge accounting in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, and accordingly were marked to market each month. There were no open crude oil futures contracts or other commodity derivative contracts at December 31, 2003.

      Our credit facility is floating-rate debt tied to various short-term indices. As a result, our annual interest costs associated with this debt may fluctuate. At December 31, 2003, there were no direct borrowings outstanding under this facility.

      Our loan facility is floating-rate debt tied to various short-term indices. As a result, our annual interest costs associated with this debt may fluctuate. At December 31, 2003, there was $22,000,000 outstanding under this facility. The potential increase in annual interest expense from a hypothetical 10% adverse change in interest rates on these borrowings at December 31, 2003, would be approximately $24,600.

      Our operations are subject to the normal hazards, including fire, explosion and weather-related perils. We maintain various insurance coverages, including business interruption insurance, subject to certain deductibles. We are not fully insured against some risks because some risks are not fully insurable, coverage is unavailable or premium costs, in our judgment, do not justify such expenditures.

      Credit risk with respect to customer receivables is concentrated in the geographic areas in which we operate and relates primarily to customers in the oil and gas industry. To minimize this risk, we perform ongoing credit evaluations of our customers’ financial position and require collateral, such as letters of credit, in certain circumstances.

Other

      Federal, state and local laws relating to the environment, health and safety affect nearly all of our operations. As is the case with other companies engaged in similar industries, we face significant exposure from actual or potential claims and lawsuits involving environmental, health and safety matters. These matters include soil and water contamination, air pollution and personal injuries or property damage allegedly caused by substances made, handled, used, released or disposed of by us or by our predecessors.

      Various laws govern the investigation and remediation of contamination at our current and former properties, as well as at third-party sites to which we sent wastes for disposal. We may be held liable for contamination existing at our current or former properties even though a prior operator of the site, or other third party, caused the contamination. We also may be held responsible for costs associated with contamination cleanup at third-party disposal sites even if the original disposal activities met all applicable regulatory requirements at the time. We are now engaged in a number of these remediation projects.

      Our future expenditures for compliance with environmental, health and safety matters cannot be estimated in many circumstances for various reasons. These reasons include:

•	the speculative nature of remediation and cleanup cost estimates and methods;

•	imprecise and conflicting data regarding the hazardous nature of various substances;

•	the number of other potentially responsible parties involved;

•	defenses that may be available to us; and

•	changing environmental, health and safety laws, including changing interpretations of these laws.

      We cannot give assurance that compliance with laws, investigations, enforcement proceedings, private-party claims, or cleanup requirements will not have a material adverse effect on our business, financial condition or operating results. For a further discussion of environmental, health and safety matters affecting our operations, see the discussion of these matters contained in “Business — Regulatory, Environmental and Other Matters.”

      Rules and regulations implementing federal, state and local laws relating to the environment, health and safety will continue to affect our operations. We cannot predict what new environmental, health or safety legislation or regulations will be enacted or become effective in the future or how existing or future laws or regulations will be administered or enforced with respect to our products or activities. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of the regulatory agencies, could have an adverse effect on our financial position and operating results and could require substantial expenditures by us for, among other things:

•	the installation and operation of refinery equipment, pollution control systems and other equipment not currently possessed by us;

•	the acquisition or modification of permits applicable to our activities; and

•	the initiation or modification of cleanup activities.

      As of December 31, 2003 and 2002, we had environmental liability accruals of approximately $7,592,000 and $8,367,000, respectively, and litigation accruals of approximately $573,000 and $349,000, respectively. The environmental liability accruals summarized in the table below are recorded in the current and long-term sections of our Consolidated Balance Sheets. Note 20 to our Consolidated Financial Statements included elsewhere in this prospectus supplement contains a more detailed discussion of the more significant of these projects.

Summary of Accrued Environmental Contingencies

	As of	Increase		As of	Increase		As of
	12/31/01	(Decrease)	Payments	12/31/02	(Decrease)	Payments	12/31/03

	(in thousands)
Farmington Refinery	$570	$—	$—	$570	$—	$—	$570
Ciniza — Land Treatment Facility	208	—	(19)	189	—	(3)	186
Bloomfield Tank Farm (Old Terminal)	149	(48)	(12)	89	—	(22)	67
Ciniza — Solid Waste Management Units	286	—	(11)	275	—	—	275
Bloomfield Refinery	977	(412)	(255)	310	—	(43)	267
Ciniza Well Closures	100	—	—	100	40	—	140
Retail Service Stations — Various	194	—	(75)	119	60	(33)	146
East Outfall — Bloomfield	—	—	—	—	202	(177)	25
Yorktown Refinery	—	7,500	(785)	6,715	—	(799)	5,916

Totals	2,484	7,040	(1,157)	8,367	302	(1,077)	7,592

      We have a “cash balance” retirement plan and a retiree medical plan for the employees of our Yorktown refinery. These plans contain many of the same features of plans that were in place for the employees of the former owners. All Yorktown employees meeting the eligibility requirements are automatically included in the cash plan. We must make a lump-sum payment to the cash plan each year. The medical plan is a defined post-retirement benefit plan. The medical plan will pay a percentage of the medical premium for coverage under the plan. Coverage is available to full-time Yorktown employees who are age 50 or older with 10 or more years of service. Note 17 to our Consolidated Financial Statements included elsewhere in this prospectus supplement contains a more detailed discussion of these plans.

      As previously discussed, lawsuits have been filed in over 20 states alleging that MTBE, a blendstock used by many refiners in producing specially formulated gasoline, has contaminated water wells. For a discussion of MTBE lawsuits filed against us, see Note 20 to our Consolidated Financial Statements included elsewhere in this prospectus supplement, captioned “Commitments and Contingences.”

      In February 2003, we filed a complaint against the United States in the United States Court of Federal Claims in connection with military jet fuel that we sold to the Defense Energy Support Center from 1983 through 1994. We asserted that the federal government underpaid us for jet fuel by approximately $17,000,000. For a discussion of this matter, see Note 20 to our Consolidated Financial Statements included elsewhere in this prospectus supplement, captioned “Commitments and Contingencies.”

      Our Ciniza and Bloomfield refineries primarily process a mixture of high gravity, low sulfur crude oil, condensate and natural gas liquids. The locally produced, high quality crude oil known as Four Corners Sweet is the primary feedstock for these refineries. Our current projections of Four Corners crude oil production indicate that our crude oil demand will exceed the crude oil supply that is available from local sources for the foreseeable future. We expect to operate the Ciniza and Bloomfield refineries at lower levels than otherwise would be scheduled as a result of shortfalls in Four Corners crude oil production. For a further discussion of raw material supply for our refineries, see the discussion contained in “Business — Raw Material Supply.”

      We are aware of a number of actions, proposals or industry discussions regarding product pipeline projects that could impact portions of our marketing areas. The completion of some or all of these projects would result in increased competition by increasing the amount of refined products potentially available in our markets, as well as improving competitor access to these areas. It also could result in new opportunities for us, as we are a net purchaser of refined products in some of these areas. For a further discussion of the potential impact of pipeline projects on our operations, as well as other competitive factors affecting these operations, see the discussion of competitive factors contained in “Business — Competitive Conditions.”

      Our refining activities are conducted at our two refinery locations in New Mexico and the Yorktown refinery in Virginia. These refineries constitute a significant portion of our operating assets, and the two New Mexico refineries supply a significant portion of our retail operations. As a result, our operations would be significantly interrupted if any of the refineries were to experience a major accident, be damaged by severe weather or other natural disaster, or otherwise be forced to shut down. If any of the refineries were to experience an interruption in supply or operations, our business, financial condition and operating results could be materially and adversely affected.

      On March 29, 2002, the board of directors terminated James E. Acridge as our President and Chief Executive Officer and replaced him as Chairman of the Board, although he currently remains on the board of directors. For a further discussion of matters relating to Mr. Acridge, see the discussion included under the caption Management’s Discussion and Analysis of Financial Condition and Results of Operations — Related Party Transactions” and in Notes 9 and 20 to our Consolidated Financial Statements included elsewhere in this prospectus supplement.

BUSINESS

General

      Giant Industries, Inc., through our subsidiary Giant Industries Arizona, Inc. and its subsidiaries, refines and sells petroleum products. We do this:

•	On the East Coast — primarily in Virginia, Maryland, and North Carolina, and

•	In the Southwest — primarily in New Mexico, Arizona, and Colorado, with a concentration in the Four Corners area where these states meet.

      In addition, our Phoenix Fuel Co., Inc. subsidiary distributes commercial wholesale petroleum products primarily in Arizona.

      We have three business units:

•	Our refining group,

•	Our retail group, and

•	Phoenix Fuel

Refining Group

      Our refining group operates our Ciniza and Bloomfield refineries in the Four Corners area of New Mexico and the Yorktown refinery in Virginia. It also operates a crude oil gathering pipeline system in New Mexico, two finished products distribution terminals, and a fleet of crude oil and finished product trucks. Our three refineries make various grades of gasoline, diesel fuel, and other products from crude oil, other feedstocks, and blending components. We also acquire finished products through exchange agreements and from various suppliers. We sell these products through our service stations, independent wholesalers and retailers, commercial accounts, and sales and exchanges with major oil companies. We purchase crude oil, other feedstocks and blending components from various suppliers.

Retail Group

      Our retail group operates service stations, which include convenience stores or kiosks. We also operated a travel center in New Mexico until June 19, 2003, when the travel center was sold. Our service stations sell various grades of gasoline, diesel fuel, general merchandise, including tobacco and alcoholic and nonalcoholic beverages, and food products to the general public. Our refining group or Phoenix Fuel supplies the gasoline and diesel fuel our retail group sells. We purchase general merchandise and food products from various suppliers. At December 31, 2003, we operated 127 service stations with convenience stores or kiosks.

Phoenix Fuel

      Phoenix Fuel distributes commercial wholesale petroleum products. It includes several lubricant and bulk petroleum distribution plants, an unmanned fleet fueling operation, a bulk lubricant terminal facility, and a fleet of finished product and lubricant delivery trucks. Phoenix Fuel purchases petroleum fuels and lubricants from suppliers and to a lesser extent from our refining group.

Refining Group

Our Yorktown Refinery

Refining

      Our Yorktown refinery is located on 570 acres of land known as Goodwin’s Neck, which lies along the York River in York County, Virginia. It has a crude oil throughput capacity of 61,900 barrels per day. The Yorktown refinery is situated adjacent to its own deep-water port on the York River, close to the Norfolk military complex and Hampton Roads shipyards.

      Our Yorktown refinery has a Solomon complexity rating of 11.0. The Solomon complexity rating is a relative measure of a refinery’s processing complexity based upon the number and complexity of process units utilized for refining crude oil into finished products. A refinery that has only crude oil distillation capability would have a Solomon complexity rating of 1.0. The most complex refineries have Solomon complexity ratings in excess of 16.0. Our Yorktown refinery can process a wide variety of crude oils into high-value finished products, including both conventional and reformulated gasoline, as well as low- and high-sulfur distillate, including heating oil, diesel fuel, and fuel oil.

      The refinery’s location on the York River, and its own deep-water port access, allows us to receive supply shipments from many different locations around the world and provides us the ability to transport finished products by barge, without dependence on area pipelines. This flexibility gives us the opportunity to purchase the most cost-effective crude oil available and to sell finished products in the most cost-effective markets.

      Below is operating and other data for our Yorktown refinery:

	Year Ended
	December 31,

	2003	2002(2)

Feedstock throughput(1):
Crude oil	51,600	53,300
Residual feedstocks and intermediates	6,100	4,000

Total	57,700	57,300

Crude oil throughput (as a % of total)	89%	93%
Rated crude oil capacity utilized	83%	86%
Refinery margin ($ per barrel)	$4.07	$2.32
Products(1):
Gasoline	30,200	30,400
Diesel fuel and No. 2 fuel oil	20,500	19,100
Other(3)	7,000	7,800

Total	57,700	57,300

High-value products (as a % of total):
Gasoline	52%	53%
Diesel fuel and No. 2 fuel oil	35%	33%

Total	87%	86%

(1)	Average barrels per day.

(2)	Since our acquisition of the refinery on May 14, 2002.

(3)	Other products include petroleum coke, converted to a fuel oil equivalent number of barrels.

Turnarounds

      The operating units at our refineries require regular maintenance, as well as major repair and upgrade shutdowns (known as “turnarounds”) during which they are not in operation. Turnaround cycles vary for different units.

      For turnaround purposes, we divide the operating units at our Yorktown refinery into three major groups. Each of these groups has a major turnaround every five years that lasts approximately three to four weeks. The groups are scheduled for a major turnaround in 2006, 2007, and 2008. In addition, some production units must be shut down approximately once a year, for 10 to 14 days at a time, for maintenance that is necessary to improve the efficiency of the unit. During these shutdowns, equipment inspections are made and maintenance is performed. Unscheduled maintenance shutdowns may also occur at the refinery from time to time.

Raw Material Supply

      Most of the feedstocks for our Yorktown refinery come from Canada, the North Sea, West Africa, and South America. The refinery can process a wide range of crude oils, including certain lower quality crude oils. The ability to process a wide range of crude oils allows our Yorktown refinery to vary crude oils in order to maximize margins. Lower quality crude oils can generally be purchased at a lower cost, compared to higher quality crude oils, and this can result in improved refinery margins for us. At times, the Yorktown refinery also may purchase some process unit feedstocks to supplement the feedstocks going into various process units, and blendstocks, to optimize refinery operations and blending operations.

Statoil Agreement

      We recently entered into a long-term crude oil supply agreement with Statoil Marketing and Trading (USA), Inc., pursuant to which Statoil agreed to supply us and we agreed to purchase acidic crude oil. We believe this arrangement will satisfy a significant portion of our Yorktown refinery’s crude oil needs. We began taking supplies of this crude oil at our Yorktown refinery in February 2004. Following various upgrades at the refinery, which are scheduled to take place in the third quarter of 2004, the deliveries will substantially increase. The term of this agreement expires when we have received the total volumes of crude oil committed to be provided by Statoil, which we believe will be in approximately five years. Either we or Statoil may terminate the agreement earlier, however, in certain circumstances, including:

•	An event of force majeure, such as an act of God, wars or terrorism, occurs and continues for more than 60 days, or

•	An event of default occurs and is not cured within the applicable cure period, if any. Events of default include, among others:

•	Failure of a party to make payments when due;

•	Failure of a party to perform its obligations;

•	Bankruptcy or change of control of a party; and

•	An event of default by us under our senior secured revolving credit agreement or our failure to make any payment in respect of indebtedness of more than $5,000,000 when due.

Transportation

      Our Yorktown refinery’s strategic location on the York River and its own deep-water port access allow it to receive supply shipments from various regions of the world. Crude oil tankers deliver all of the crude oil supplied to our Yorktown refinery and most of the finished products sold by the refinery are shipped out by barge. As a result, we have greater flexibility to receive and move product than some of our competitors who rely on pipeline systems.

Marketing and Distribution

      The Yorktown Markets. The markets for our Yorktown refinery are grouped into tiers, which represent varying refining margin potential. Tier 1 areas generally have the highest refining margin potential and include the Yorktown region. Tier 2 markets include Salisbury and Baltimore, Maryland and Norfolk, Virginia. North and South Carolina are considered Tier 3 markets, and the New York Harbor area is designated Tier 4. We focus on selling products within Tiers 1, 2 and 3, unless favorable refining margin opportunities arise in the New York Harbor.

      To date, we have concentrated our sales of finished products in Tiers 1 and 2. Approximately 75% of this product is shipped out of the refinery by barge, with the remaining amount being shipped out by truck or rail. We primarily use third party trucks to deliver products to our Tier 1 customers. The CSX rail system, which runs through the refinery property, transports shipments of mixed butane and anode coke from the refinery to our customers.

      Dock System and Storage. Our refinery’s dock system is capable of handling 150,000-ton deadweight tankers and barges up to 200,000 barrels. We handle all crude oil receipts and the bulk of our finished product deliveries at the dock. The refinery includes approximately 1,900,000 barrels of crude tankage, including approximately 500,000 barrels of storage capacity in a tank leased from Virginia Power. We also own approximately 600,000 barrels of gasoline tank storage, 800,000 barrels of gasoline blend stock tank storage, and 300,000 barrels of distillate tank storage.

Refined Product Sales

      Our refined products, including products we acquire from other sources, are sold through independent wholesalers and retailers, commercial accounts, and sales and exchanges with large oil companies. Refined products produced at the refinery were distributed as follows:

	2003	2002

Direct sales to wholesalers, retailers and commercial customers	81%	95%
Sales and exchanges with large oil companies	19%	5%

Our Ciniza and Bloomfield Refineries

Refining

      Our refining group operates the only active refineries in the Four Corners area. Our Ciniza refinery has a crude oil throughput capacity of 20,800 barrels per day and a total capacity including natural gas liquids of 26,000 barrels per day. It is located on approximately 850 acres near Gallup, New Mexico. Our Bloomfield refinery has a crude oil throughput capacity of 16,000 barrels per day and a total throughput capacity including natural gas liquids of 16,600 barrels per day. It is located on 285 acres near Farmington, New Mexico. We operate the two refineries in an integrated fashion. We achieve efficiency gains and cost reductions by consolidating various administrative and operating functions.

      The Four Corners area is the primary market for the refined products and is also the primary source of crude oil and natural gas liquids supplies for both refineries.

      We believe the technical capabilities of these two refineries, together with the high quality of locally available feedstocks, enable us to produce a high percentage of high value products. Our Ciniza refinery has a Solomon complexity rating of 7.9. Our Bloomfield refinery has a Solomon complexity rating of 6.7. Each barrel of raw materials processed by our Four Corners refineries has resulted in 90% or more of high-value finished products, including gasoline and diesel fuel. The product slate of both refineries can include 100% unleaded gasoline and 100% low sulfur diesel fuel that satisfies current low sulfur standards.

      Below is operating and other data for our Four Corners refineries:

	Year Ended December 31,

	2003	2002	2001	2000	1999

Feedstock throughput:(1)
Crude oil	24,500	26,600	27,000	29,600	31,900
Natural gas liquids and oxygenates	6,100	5,900	6,200	5,800	6,500

Total	30,600	32,500	33,200	35,400	38,400

Crude oil throughput (as a % of total)	80%	82%	82%	84%	83%
Rated crude oil capacity utilized	67%	72%	73%	80%	87%
Refinery margin ($ per barrel)	$8.81	$6.84	$9.69	$7.63	$6.89
Products:(1)
Gasoline	20,900	21,400	21,400	22,500	23,800
Diesel fuel	6,900	8,100	8,600	9,600	10,700
Other	2,800	3,000	3,200	3,300	3,900

Total	30,600	32,500	33,200	35,400	38,400

High Value Products (as a % of total):
Gasoline	68%	66%	65%	64%	62%
Diesel fuel	23%	25%	26%	27%	28%

Total	91%	91%	91%	91%	90%

(1)	Average barrels per day.

Turnarounds

      In general, a major refinery turnaround is scheduled for each of our Four Corners refineries every four years. A typical major refinery turnaround takes approximately 30 days. Our Ciniza refinery is scheduled for a major turnaround in the second quarter of 2004. Our Bloomfield refinery had a major turnaround in the fourth quarter of 2001. In addition, one of the production units at each refinery must be shut down approximately one or two times a year, for approximately ten days at a time, for maintenance that is necessary to improve the efficiency of the unit. During these short shutdowns, equipment inspections are made and maintenance is performed. Unscheduled maintenance shutdowns may also occur at the refineries from time to time.

Raw Material Supply

      The primary feedstock for our Four Corners refineries is Four Corners Sweet, a locally produced, high quality crude oil. We supplement the crude oil used at our refineries with other feedstocks. These other feedstocks currently include locally produced natural gas liquids and condensate as well as other feedstocks produced outside of the Four Corners area. The most significant of these other feedstocks are the natural gas liquids, consisting of natural gasoline, normal butane and isobutane.

      Our Ciniza refinery is capable of processing approximately 6,000 barrels per day of natural gas liquids. An adequate supply of natural gas liquids is available for delivery to our Ciniza refinery primarily through a pipeline we own that connects the refinery to a natural gas liquids processing plant. We currently acquire the majority of our natural gas liquids feedstocks by a long-term agreement.

      In addition, the use of gasoline containing oxygenates has been government-mandated in some areas in which we sell gasoline. Oxygenates are oxygen-containing compounds that can be used as a supplement to reduce carbon monoxide emissions. We anticipate that we will be able to purchase sufficient quantities of oxygenates from suppliers at acceptable prices for the foreseeable future.

      We purchase crude oil from a number of sources, including major oil companies and independent producers, under arrangements that contain market-responsive pricing provisions. Many of these arrangements are subject to cancellation by either party or have terms of one year or less. In addition, these arrangements are subject to periodic renegotiation, which could result in our paying higher or lower relative prices for crude oil.

      Our Ciniza and Bloomfield refineries continue to be affected by reduced crude oil production in the Four Corners area. The Four Corners basins are a mature production area and as a result are subject to a natural decline in production over time. This natural decline is being offset to some extent by new drilling, field workovers, and secondary recovery projects, which have resulted in additional production from existing reserves.

      As a result of the declining production of crude oil in the Four Corners area in recent years, we have not been able to cost-effectively obtain sufficient amounts of crude oil to operate our Four Corners refineries at full capacity. Crude oil utilization rates for our Four Corners refineries have declined from 87% in 1999 to 67% in 2003. Our current projections of Four Corners crude oil production indicate that our crude oil demand will exceed the crude oil supply that is available from local sources for the foreseeable future and that our crude oil capacity utilization rates at our Four Corners refineries will continue to decline. If additional crude oil or other refinery feedstocks become available in the future, we may increase production runs at our Four Corners refineries depending on the demand for finished products and the refining margins attainable. To that end, we continue to assess short-term and long-term options to address the continuing decline in Four Corners crude oil production. The options being considered include:

•	evaluating potentially economic sources of crude oil produced outside the Four Corners area, including ways to reduce raw material transportation costs to our refineries,

•	evaluating ways to encourage further production in the Four Corners area,

•	changes in operation/configuration of equipment at one or both refineries to further the integration of the two refineries, and reduce fixed costs, and

•	with sufficient further decline in raw material supply, the temporary, partial or permanent discontinuance of operations at one or more refineries.

      None of these options, however, may prove to be economically viable. We cannot assure you that the Four Corners crude oil supply for our Ciniza and Bloomfield refineries will continue to be available at all or on acceptable terms for the long term. Because large portions of the refineries’ costs are fixed, any significant interruption or decline in the supply of crude oil or other feedstocks would have an adverse effect on our Four Corners refinery operations and on our overall operations.

Transportation

      Crude oil supply for our Four Corners refineries comes primarily from the Four Corners area and is either connected by pipelines, including pipelines we own, or delivered by our trucks to pipeline injection points or refinery tankage. Our pipeline system reaches into the San Juan Basin, located in the Four Corners area, and connects with local common carrier pipelines. We currently own approximately 250 miles of pipeline for gathering and delivering crude oil to the refineries. Our Ciniza refinery receives natural gas liquids primarily through a 13-mile pipeline we own that is connected to a natural gas liquids processing plant.

Marketing and Distribution

      The Four Corners Market. We group the markets for our Four Corners refineries into two tiers, which represent varying refining margin potential. Tier 1 has the highest refining margin potential and is the Four Corners area. Tier 2 includes both the Albuquerque and Flagstaff areas, the largest markets in New Mexico, and Northern Arizona. The Tier 2 markets are primarily supplied from our Ciniza refinery.

      The majority of our Four Corners gasoline and diesel fuel production is distributed in New Mexico and Arizona. Our fleet of approximately 45 trucks delivers products to some of our customers.

      Terminal Operations. We own a finished products terminal near Flagstaff, Arizona, with a daily capacity of 6,000 barrels per day. This terminal has approximately 65,000 barrels of finished product tankage and a truck loading rack with three loading spots. Product deliveries to this terminal are made by truck from our Four Corners refineries.

      We also own a finished products terminal in Albuquerque, New Mexico, with a daily capacity of 10,000 barrels per day. This terminal has approximately 170,000 barrels of finished product tankage and a truck loading rack with two loading spots. Product deliveries to this terminal are made by truck from our Ciniza refinery or by pipeline from El Paso, Texas.

Refined Product Sales

      Our refined products, including products our refining group acquires from other sources, are sold through independent wholesalers and retailers, commercial accounts, our own retail units, and sales and exchanges with large oil companies. Refined products produced at the refineries were distributed as follows:

	2003	2002

Direct sales to wholesalers, retailers and commercial customers	55%	54%
Direct sales to our own retail units	26%	28%
Sales and exchanges with large oil companies	18%	16%
Other	1%	2%

      We sold our travel center in June 2003. In connection with this sale, we entered into a long-term supply arrangement with the purchaser.

Retail Group

      At December 31, 2003, we operated 127 service stations. These service stations are located in New Mexico, Arizona, and Colorado. This represents a decrease of eight units since December 31, 2002.

      On December 31, 2003, we had 50 units branded Conoco pursuant to a strategic branding/licensing agreement. In addition, 21 units were branded Giant, 49 units were branded Mustang, 5 units were branded Thriftway, and 1 each were branded Gasman and Diamond Shamrock.

      Many of our service stations are modern, high-volume self-service stations. Our service stations are augmented with convenience stores at most locations, which provide items such as general merchandise, tobacco products, alcoholic and nonalcoholic beverages, fast food, health and beauty aids, and automotive products. In addition, most locations offer services such as automated teller machines and free air and water. These stores offer a mix of our own branded food service/delicatessen items and some of the stores offer nationally franchised products. Service stations with kiosks offer limited merchandise, primarily tobacco products, but also candy and other snacks and some automotive products.

      Until June 19, 2003, when it was sold, we also owned and operated a travel center adjacent to our Ciniza refinery near Gallup, New Mexico. The travel center provided a direct market for a portion of the Ciniza refinery’s production. In connection with the sale, the refinery group entered into a long-term product supply agreement with the purchaser.

      Below is data with respect to our retail operations:

	Year Ended December 31,

	2003	2002	2001	2000	1999

Retail Group
Service Stations(1)
Fuel gallons sold (in thousands)	156,581	168,956	187,152	208,125	211,873
Product margin ($/gallon)	$0.197	$0.154	$0.170	$0.168	$0.179
Merchandise sold ($ in thousand)	$130,336	$135,767	$138,403	$131,825	$111,603
Merchandise margin	29%	27%	28%	28%	28%
Number of outlets at year end	127	135	150	179	172
Travel Center(2)
Fuel gallons sold (in thousands)	10,227	24,906	24,964	26,698	27,991
Product margin ($/gallon)	$0.071	$0.094	$0.103	$0.104	$0.111
Merchandise sold ($ in thousands)	$2,703	$6,103	$6,128	$6,719	$7,291
Merchandise margin	42%	44%	44%	46%	45%
Number of outlets at year end	—	1	1	1	1

(1)	Includes continuing and discontinued operations.

(2)	2003 figures are from January 1 to June 19, when we sold the travel center.

Phoenix Fuel

      Phoenix Fuel is a commercial wholesale petroleum products distributor selling diesel fuel, gasoline, jet fuel, kerosene, motor oil, hydraulic oil, gear oil, cutting oil, grease and various chemicals and solvents. As part of these operations, we have lubricant and bulk petroleum distribution plants, unmanned fleet fueling locations, a bulk lubricant terminal facility, and a fleet of finished product transports, finished product tankwagons and lubricant delivery trucks. These operations are located throughout Arizona, and we sell products primarily in Arizona and also in Nevada, New Mexico and Texas. We also offer our customers a variety of related services, including fuel management systems, tank level monitoring, and automated dispatch. We sell under the trade names Phoenix Fuel, Firebird Fuel, Tucson Fuel, Mesa Fuel, and PFC Lubricants. Our principal customers are in the mining, construction, utility, manufacturing, aviation and agriculture industries. We purchase petroleum products for resale from other refiners and marketers and to a lesser extent from our refining group.

      Below is data with respect to our Phoenix Fuel operations:

	Year Ended December 31,

	2003	2002	2001	2000	1999

Phoenix Fuel
Fuel gallons sold (in thousands)(1)	429,198	376,711	394,158	424,290	351,949
Product margin ($/gallon)(2)	$0.053	$0.054	$0.050	$0.052	$0.064
Lubricant sales ($ in thousands)	$24,475	$21,544	$22,347	$24,210	$22,067
Lubricant margin	15%	17%	17%	16%	15%

(1)	Includes fuel gallons sold to our retail group and refining group at no margin.

(2)	Calculated as fuel revenues, including delivery charges billed to the customer, less cost of fuel products sold, divided by fuel gallons sold.

Employees

      On February 29, 2004, we employed the following number of employees in each area of our business:

	Full-Time	Part-Time	Total

Refining group	618	1	619
Retail group	1,289	116	1,405
Phoenix Fuel	213	1	214
Corporate staff operations	88	—	88

	2,208	118	2,326

      The Paper, Allied — Industrial, Chemical and Energy Workers International Union Local 2-10 represents the hourly workforce at our Yorktown refinery. The current agreement with the union expires in 2006. At February 29, 2004 there were 124 employees represented by this union. In January 2004, the Paper, Allied — Industrial, Chemical and Energy Workers International Union attempted to organize the employees at our Ciniza refinery and an election was scheduled. The union withdrew from the election before it took place.

Other Matters

Competitive Conditions

      We operate in a highly competitive industry. Many of our competitors are large, integrated oil companies which, because of their more diverse operations, stronger capitalization and better brand name recognition, are better able to withstand volatile industry conditions than we are, including shortages or excesses of crude oil or refined products, or intense price competition. The refineries operated by our competitors are typically larger and more efficient than our refineries. As a result, these refineries may have lower per barrel processing costs. Furthermore, mergers between large integrated oil companies, and upgrades to competitors’ refineries have, and in the future may, result in increased competition for our refineries.

      The principal competitive factors affecting our refining operations are:

•	the quality, quantity and delivered costs of crude oil, natural gas liquids and other refinery feedstocks,

•	refinery processing efficiencies,

•	refined product mix,

•	refined product selling prices,

•	refinery processing costs per barrel,

•	the cost of delivering refined products to markets, and

•	the ability of competitors to deliver refined products into our market areas by pipeline or other means.

      The principal competitive factors affecting our retail marketing business are:

•	the level of customer service provided,

•	the location of our service stations,

•	product selling prices,

•	product availability and cost, including prices being offered for refined products by major oil companies to our competitors in certain markets,

•	the appearance and cleanliness of our service stations,

•	brand acceptance, and

•	the development of gasoline retail operations by non-traditional marketers, such as supermarkets and club membership warehouses.

      The principal competitive factors affecting Phoenix Fuel are:

•	the level of customer service provided,

•	product selling prices,

•	product availability and cost, including prices being offered for refined products by major oil companies to our competitors in certain markets, and

•	business integration of new technology.

Competitors in the Yorktown Refinery’s Market

      We compete with major and larger integrated oil companies as well as independent refiners. Including our Yorktown refinery, there are approximately 11 refineries supplying products into our markets. In addition, we compete with refineries in the Gulf Coast via the Colonial Pipeline, which runs from the Gulf Coast area to New Jersey. We also compete with offshore refiners that deliver product by water transport.

Competitors in the Four Corners Refineries’ Market

      We compete with major and larger integrated oil companies and with independent refiners that have refineries located outside the Four Corners area. Refined products can be shipped to Albuquerque, New Mexico and the Four Corners area through three pipelines originating in El Paso, Texas; Amarillo, Texas; and southeastern New Mexico.

      We have been informed that the potential conversion and extension of the existing Texas-New Mexico crude oil pipeline to transport refined products from West Texas to New Mexico, including Albuquerque and potentially Bloomfield, has been terminated. We also have been informed, however, that the Longhorn Pipeline project that runs from Houston, Texas to El Paso, Texas and connects the Chevron pipeline to the Albuquerque area and to the Kinder-Morgan pipeline to the Phoenix and Tucson, Arizona markets has a planned starting date of June 2004. In view of past postponements of previously announced start-up dates, we do not know if the Longhorn Pipeline will begin operation in June 2004 or at all. In addition, there are proposals that may eventually increase the volume of product that can be transported by pipeline from El Paso to the Phoenix and Tucson markets. The completion of some or all of these projects, including the Longhorn Pipeline, would result in increased competition by increasing the amount of refined products potentially available in these markets, as well as improving competitor access to these areas. It also could result in new opportunities for us, as we are a net purchaser of refined products in some of these areas.

Regulatory, Environmental and Other Matters

Operations

      Our operations are subject to a variety of federal, state and local environmental laws. These laws apply to, among other things:

•	the discharge of pollutants into the soil, air and water,

•	product specifications,

•	the generation, treatment, storage, transportation and disposal of solid and hazardous wastes, and

•	employee health and safety.

      We believe that all of our business units are operating in substantial compliance with current environmental, health and safety laws. Despite our efforts, actual or potential claims and lawsuits involving alleged violations of law have been asserted against us from time to time and, despite our efforts to comply with applicable laws, may be asserted in the future.

Motor Fuel Programs

      Various federal and state programs relating to the composition of motor fuels apply to our operations. We believe that these environmental programs will have the most significant impact on our operations, except for matters relating to alleged regulatory violations and cleanup activities. Significant programs affecting the composition of our motor fuels are described below. It is possible that additional laws affecting motor fuel specifications may be adopted that would impact geographic areas in which we sell our products.

      Low Sulfur Fuels. Rules issued by the EPA require refiners to reduce the sulfur content in gasoline and diesel fuels. Refiners must begin producing gasoline that satisfies low sulfur gasoline standards in 2004, with most refiners required to be in full compliance for all production in 2006. Most refiners also must begin producing highway diesel fuel that satisfies low sulfur diesel standards by June 2006. All refiners and importers must be in full compliance with the new standards by 2010 without exception.

      Yorktown Compliance Extension. We applied for temporary relief from the low sulfur gasoline standards at the Yorktown refinery. In March 2003, EPA approved our application and issued a compliance plan. This compliance plan allowed us to postpone in excess of $25,000,000 of capital expenditures for up to three years from the date we would otherwise have begun these expenditures. We must be in full compliance with the gasoline and diesel sulfur standards by January 1, 2008. The compliance plan requires us to provide EPA with an annual report on our adherence to the compliance plan and on our progress in meeting the low sulfur standards. If we fail to comply with the conditions set by EPA, the compliance plan could be modified or revoked. Further, EPA reserved the right to modify or revoke the compliance plan for other reasons. EPA must, however, provide us with reasonable notice of any anticipated changes in the compliance plan and reasonable lead time to implement any modifications due to changes in the compliance plan. Modifications to or revocation of the compliance plan could increase the quantity of high-sulfur products, including product components, that do not meet the new standards. This would likely reduce our refining earnings.

      We anticipate that the cost of purchasing and installing the equipment necessary to produce low sulfur gasoline and diesel fuel at the Yorktown refinery will be between $60,000,000 and $70,000,000 depending on the methods selected to reduce the sulfur content and the volume of low sulfur fuel to be produced at the facility. We also anticipate that the majority of these expenditures will occur primarily from 2005 through 2007.

      Four Corners Compliance. With respect to the Ciniza and Bloomfield refineries, we believe that we qualify under existing regulations for an extension of the low sulfur gasoline standards until 2007, the date when the annual average sulfur content of our Four Corners gasoline must begin to be reduced. Full compliance is, however, required in 2008. We anticipate that we will spend between $15,000,000 and $20,000,000 to comply with the low sulfur gasoline and low sulfur diesel rules. We also anticipate that the majority of these expenditures will occur primarily in 2005 and 2006.

      There are a number of factors that could affect our cost of compliance with the low sulfur standards. For example, because these regulations affect the entire industry, engineering and construction companies will be busy and may charge a premium for their services.

      Reformulated Gasoline. Federal law requires the sale of specially formulated gasoline in designated areas of the country, including some market areas serviced by the Yorktown refinery. The Yorktown refinery manufactures gasoline that satisfies the requirements of its markets. Motor fuels produced by our Four Corners refineries are not sold in any areas where the applicable law requires specially formulated gasoline. Arizona, however, has adopted a cleaner burning gasoline program that is applicable to gasolines sold or used in Maricopa County, Arizona, which includes the Phoenix metropolitan area. We do not presently manufacture gasolines that satisfy the Maricopa County, Arizona specifications, but we do produce gasolines that meet the specifications applicable to other areas of Arizona. We are able to purchase or exchange for cleaner burning gasolines to supply our needs in the Maricopa County area.

      MTBE. Methyl tertiary butyl ether (“MTBE”) is a gasoline blending component used by many refiners in producing specially formulated gasoline. MTBE has been phased out, or is in the process of being phased out, in some areas where we market our products. We currently do not anticipate any significant impact on our operations due to the phase out of MTBE in these areas.

      Oxygenates. As previously discussed under the heading “Refining Group”, the use of gasoline containing oxygenates has been government-mandated in some areas in which we sell motor vehicle fuel. We anticipate that we will be able to purchase sufficient quantities of oxygenates at acceptable prices for the foreseeable future.

MTBE Litigation

      Lawsuits have been filed in over 20 states alleging that MTBE has contaminated water wells. We are named as a defendant in three MTBE lawsuits filed in the fourth quarter of 2003 in Virginia state courts in Patrick, Buchanan, and Greensville Counties. The suits allege MTBE contamination of water wells owned and operated by the plaintiffs. For a further discussion of this matter, see Note 20 to our Consolidated Financial Statements included elsewhere in this prospectus supplement, captioned “Commitments and Contingencies.”

Alleged Regulatory Violations

      Governmental authorities issue notices of violations, compliance orders, and similar notices that allege, among other things, violations of environmental requirements. They also may assess fines for the alleged violations. We have received a draft compliance order for our Ciniza refinery and a compliance order for our Bloomfield refinery from the New Mexico Environment Department alleging violations of air quality regulations. We also have assumed environmental obligations under a preexisting consent decree with EPA at our Yorktown refinery. The consent decree includes provisions for penalties if EPA alleges violations of these obligations. For a discussion of these matters as well as other outstanding orders, see Note 20 to our Consolidated Financial Statements included elsewhere in this prospectus supplement, captioned “Commitments and Contingencies.”

      We have received other allegations of regulatory violations from governmental authorities from time to time. We have responded or intend to respond in a timely manner to all such matters. Despite our ongoing efforts to comply with environmental laws, we may receive allegations of regulatory violations from governmental authorities in the future.

Discharges, Releases and Cleanup Activities

      By their very nature, our operations are inherently subject to accidental spills, discharges or other releases of petroleum or hazardous substances. These events may give rise to liability for us. Accidental discharges of contaminants have occurred from time to time during the normal course of our operations. We have undertaken, intend to undertake, or have completed all investigative or remedial work thus far required by governmental agencies to address potential contamination by us. For a discussion of significant cleanup activities in which we are involved, see Note 20 to our Consolidated Financial Statements included elsewhere in this prospectus supplement, captioned “Commitments and Contingencies.”

      We are incurring, and anticipate that we will continue to incur from time to time, remedial costs in connection with current and former gasoline service stations operated by us. Our experience has been that these costs generally do not exceed $100,000 per incident, and some of these costs may be reimbursed from state environmental funds.

      Although we have invested substantial resources to prevent and minimize future accidental discharges and to remedy contamination resulting from prior discharges, any of the following may occur in the future:

•	new accidental discharges,

•	we will fail to adequately remedy past discharges,

•	governmental agencies may impose fines for past or future contamination,

•	we may not receive anticipated levels of reimbursement from third parties, or

•	third parties may assert claims against us for damages allegedly arising out of past or future contamination.

Health and Safety

      Our operations also are subject to a variety of federal, state, and local laws relating to occupational health and safety. We have ongoing safety and training programs to assist us in complying with health and safety requirements. Our goal is to achieve compliance and to protect our employees and the public. Despite our efforts to comply with health and safety requirements, there can be no assurance that governmental authorities will not allege in the future that violations of law have occurred.

Changes in Environmental, Health and Safety Laws

      We cannot predict what new environmental, health and safety laws will be enacted or become effective in the future. We also cannot predict how existing or future laws will be administered or interpreted with respect to products or activities to which they have not been previously applied. In addition, environmental, health and safety laws are becoming increasingly stringent. Compliance with more stringent laws, as well as more vigorous enforcement by regulatory agencies, could have an adverse effect on our financial position and the results of our operations and could require substantial expenditures by us for, among other things:

•	the installation and operation of refinery equipment, pollution control systems and equipment we currently do not possess,

•	the acquisition or modification of permits applicable to our activities, and

•	the initiation or modification of cleanup activities.

Rights-Of-Way

      In connection with our crude oil pipeline gathering system, we have obtained various rights-of-way from various third parties. Irregularities in title may exist with respect to a limited number of these rights-of-way. We have, however, continued our use of the entirety of our pipeline gathering system. As of this date, no claim stemming from any right-of-way matter has been brought against us. We do not believe that any right-of-way matters or irregularities in title will adversely affect our use or enjoyment of the pipeline gathering system.

      Certain rights-of-way for our crude oil pipeline system must be renewed periodically. A portion of the system, consisting of eight miles or approximately 3% of the entire system, must be renewed in 2006. We expect that substantial lead time will be required to negotiate and complete renewal of these rights-of-way. Additional rights-of-way for pipeline sections consisting of 174 miles or about 70% of the system must be renewed in 2009, and initial discussions for renewal are expected to begin in 2007.

Jet Fuel Claims

      In February 2003, we filed a complaint against the United States in the United States Court of Federal Claims in connection with military jet fuel that we sold to the Defense Energy Support Center from 1983 through 1994. We asserted that the federal government underpaid us for jet fuel by approximately $17,000,000. For a discussion of this matter, see Note 20 to our Consolidated Financial Statements included elsewhere in this prospectus supplement, captioned “Commitments and Contingencies.”

Yorktown Power Outage Claim

      On April 28, 2003, a breaker failure disrupted operations at the electric generation plant that supplies our Yorktown refinery with power. As a result of the failure, the refinery suffered a complete loss of power and shut down all processing units. We incurred costs of approximately $1,254,000 as a result of the loss of power. Reduced production also resulted in a loss of earnings. We are pursuing reimbursement from the power station owner. For a further discussion of this matter, see Note 20 to our Consolidated Financial Statements included elsewhere in this prospectus supplement, captioned “Commitments and Contingencies.”

MANAGEMENT

      The following table sets forth certain information with respect to our directors, executive officers and key employees as of March 1, 2004.

	Age as of
Name	March 1, 2004	Position

Fred L. Holliger	56	Director, Chairman and Chief Executive Officer
Anthony J. Bernitsky	74	Director
Larry L. DeRoin	62	Director
Richard T. Kalen, Jr.	61	Director
Brooks J. Klimley	46	Director
George M. Rapport	60	Director
Donald M. Wilkinson	66	Director
James E. Acridge*	64	Director
Morgan Gust	56	President
C. Leroy Crow	53	Executive Vice President of our Refining Group Strategic Business Unit
Jack W. Keller	59	President of Phoenix Fuel Strategic Business Unit
Robert C. Sprouse	47	Executive Vice President of our Retail Group Strategic Business Unit
S. Leland Gould	47	Executive Vice President, Governmental Affairs and Real Estate
Kim H. Bullerdick	50	Vice President, General Counsel, and Secretary
Mark B. Cox	45	Vice President, Treasurer, Chief Financial Officer, and Assistant Secretary
Roger D. Sandeen	58	Vice President, Chief Accounting Officer, and Assistant Secretary

*	Mr. Acridge, whose term of office expires at our annual meeting scheduled for April 29, 2004, is not standing for re-election as a director.

     Fred L. Holliger has served as one of our directors since we went public in October 1989 and as our chairman of the board and chief executive officer since March 29, 2002. From October 1989 to March 29, 2002, Mr. Holliger was our executive vice president and chief operating officer. Mr. Holliger joined us as senior vice president, and president of our refining division, in February 1989.

      Anthony J. Bernitsky has served as one of our directors since August 1996. Mr. Bernitsky also serves as a member of the audit committee and the corporate governance and nominating committee. Mr. Bernitsky has been a co-owner, director and the president of PoorBern Leasing Company since he founded it in 1982. PoorBern Leasing Company leases property used in a wholesale and retail gasoline business with service stations and convenience stores located in New Mexico and on the Navajo Indian Reservation to a third party that operates the business. Mr. Bernitsky also is a director of the New Mexico Petroleum Marketers Association.

      Larry L. DeRoin has served as one of our directors since June 2002. Mr. DeRoin also serves as a member of the audit committee and the corporate governance and nominating committee and is chairman of the compensation committee. Since September 2000, Mr. DeRoin has been the president of DeRoin Management, Inc., which provides investment, management and consulting services. From 1993 to September 2000, Mr. DeRoin was chairman and chief executive officer of Northern Border Partners, L.P., chairman of the management committee for Northern Border Pipeline Co., and president of Northern Plains Natural Gas Co.

      Richard T. Kalen, Jr. has served as one of our directors since December 1989. He has been the president and owner of Kalen & Associates, an executive sarch and consulting firm, since April 1988.

      Brooks J. Klimley has served as one of our directors since August 2002. Mr. Klimley also serves as a member of the audit committee and the compensation committee and is chairman of the corporate governance and nominating committee. Since 2001, Mr. Klimley has been a managing director at Citigroup Global Markets Inc. and its predecessor firm Salomon Smith Barney, and he currently is the co-head of the diversified industrial group. As co-head of the diversified industrial group he is responsible for the global client management of a variety of large capitalization industrial companies. From 1998 to 2001, Mr. Klimley was senior managing director and co-head of the natural resources group for Bear, Stearns & Co., Inc., where he led origination and execution teams covering a broad range of natural resources companies. Mr. Klimley also is on the Board of Visitors of Columbia College in the City of New York.

      George M. Rapport has served as one of our directors since September 2001. Mr. Rapport also serves as chairman of the audit committee and as a member of the compensation committee. He currently is the senior vice president and chief financial officer of Nimir Petroleum Limited (“Nimir”), an international exploration and production company. From May 2001 to August 2001, Mr. Rapport was a financial advisor to Nimir. From 1993 to May 2001, he was a managing director — private banking for Chase Manhattan Bank in New York.

      Donald M. Wilkinson has served as one of our directors since September 2003. Mr. Wilkinson also serves as a member of the audit committee and the corporate governance and nominating committee. Since 1984, Mr. Wilkinson has been the chairman and chief investment officer of Wilkinson O’Grady & Co., Inc., a global asset management firm located in New York City that he co-founded in 1972. Mr. Wilkinson is a member of the Board of Visitors of the Virginia Military Institute and is chairman of the Board of Trustees for the Darden School of Business Management at the University of Virginia.

      Morgan Gust has served as our president since March 29, 2002. From February 1999 to March 29, 2002, Mr. Gust served as our executive vice president. Mr. Gust joined the company in August 1990, and over the years served in various senior management positions for us, including vice president, vice president administration, general counsel, and corporate secretary.

      C. Leroy Crow has served as executive vice president of our refining group strategic business unit since March 2000. From February 1999 to February 2000, Mr. Crow served as our senior vice president, refinery operations and raw material supply. Mr. Crow joined us in June 1997 when we acquired Phoenix Fuel, and since then has served in various senior management positions for us, including senior vice president, operations division and vice president of operations.

      Jack W. Keller has served as the president of our Phoenix Fuel strategic business unit since its formation in February 1999. He also has served as the president of Phoenix Fuel since we acquired it in June 1997 and as chief operating officer of Phoenix Fuel since May 1998.

      Robert C. Sprouse has served as executive vice president of our retail group strategic business unit since April 2003. From January 2000 to April 2003, Mr. Sprouse served as our director of retail operations. From 1996 to January 2000, Mr. Sprouse held several management positions with Strasburger Enterprises, Inc., a retail management consulting company.

      S. Leland Gould has served as our executive vice president, governmental affairs and real estate since June 2002. From March 2002 to June 2002, Mr. Gould served as our executive vice president of retail operations. Mr. Gould joined us in August 2000 as vice president, strategic business development. Prior to August 2000, Mr. Gould was vice president and national sales manager for Wolf Camera, a photo retail store chain with 800 stores nationwide.

      Kim H. Bullerdick has served as our vice president and corporate secretary since December 1998 and our general counsel since May 2000. From December 1998 to May 2000, Mr. Bullerdick was our legal department director.

      Mark B. Cox has served as our vice president, treasurer, financial officer and assistant secretary since December 1998. On March 29, 2002, Mr. Cox was named chief financial officer.

      Roger D. Sandeen has served as our vice president, chief accounting officer and assistant secretary since July 2003. In January 2004, Mr. Sandeen was also named as our chief information officer. From January 2002 to July 2003, Mr. Sandeen was senior vice president and chief financial officer for Venerable Group, a privately-owned company involved in the real estate, business and information consulting and dental industries. From 2000 through 2001, Mr. Sandeen was an independent financial consultant to several organizations, including the Venerable Group. From 1989 to 2000, Mr. Sandeen was an executive officer for Xcel Energy, Inc., serving from time to time in various senior management positions, including chief financial officer, chief accounting officer and chief information officer.

DESCRIPTION OF THE NOTES

      The Notes will be issued pursuant to an Indenture dated as of May 3, 2004 and a supplemental indenture to be dated as of the Issue Date, each among Giant Industries, Inc., the Subsidiary Guarantors and The Bank of New York, as trustee (the “Trustee”) (collectively, the “Indenture”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. You should refer to the Indenture and the Trust Indenture Act for a complete statement of the terms applicable to the Notes. Copies of the Indenture are available upon request from Giant.

      The following is a summary of material provisions of the Indenture. The following summary of the terms of the Notes and the Indenture is not complete and is subject to, and is qualified by reference to, the Notes and the Indenture, including the definitions therein of certain capitalized terms used but not defined in this prospectus supplement. For the definitions of certain capitalized terms, see “Certain Definitions” below. The following description of the Notes (referred to in the accompanying prospectus as debt securities) supplements the more general description of the debt securities and guarantees that appears in the accompanying prospectus. You should read this section together with the section entitled “Description of Debt Securities” in the accompanying prospectus. If there are any inconsistencies between the information in this section and the information in the accompanying prospectus, the information in this section controls.

      For purposes of this Description of the Notes, the term “Giant” means Giant Industries, Inc., but not any of its subsidiaries, unless the context otherwise requires.

General

      The Notes will be issued as a separate series of senior subordinated notes under the Indenture. Each Note will mature on May 15, 2014 and will bear interest at the rate per annum stated on the cover page of this prospectus supplement. Interest is payable semi-annually on May 15 and November 15 of each year, commencing November 15, 2004, to the person in whose name the Note is registered at the close of business on the May 1 or November 1 preceding such interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Principal and interest will be payable at the offices of the Trustee and the Paying Agent; provided that, at the option of Giant, payment of interest may be made by check mailed to the address of the holder as it appears in the register of the Notes maintained by the Registrar.

      The Indenture provides for the issuance by Giant of Notes with an unlimited principal amount, of which $150 million will be issued in this offering. Giant may issue additional Notes (the “Additional Notes”) from time to time after this offering. Any offering of Additional Notes is subject to the covenant described below under the caption “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness.” The Notes offered in this offering and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Form, Denomination and Registration

      The Notes will be transferable and exchangeable at the office of the Registrar or any co-registrar and will be issued in fully registered form, without coupons, in denominations of $1,000 and any whole multiple of $1,000. Giant may require payment of an amount sufficient to cover any tax or other governmental charge payable in connection with certain transfers and exchanges.

      The Notes sold will be evidenced by one or more global notes (the “Global Notes”). The Global Notes will be deposited with, or on behalf of, the Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee. Except as set forth in the accompanying prospectus, the Global Notes may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Investors may hold their beneficial interests in the Global Notes directly through DTC if they have an account with DTC or indirectly through organizations that have accounts with DTC. See “Description of Debt Securities — Form, Exchange and Transfer” in the accompanying prospectus.

Subordination of Notes

      The Indebtedness evidenced by the Notes will be subordinated to the prior payment when due of the principal of, premium, if any, and accrued and unpaid interest on, and all other amounts payable with respect to, all existing and future Senior Indebtedness of Giant and pari passu with or senior in right of payment to principal of, premium, if any, and accrued and unpaid interest on, all existing and future subordinated Indebtedness of Giant.

      The Indenture provides that, upon any distribution of assets of Giant in any dissolution, winding up, liquidation or reorganization of Giant, all holders of Senior Indebtedness must be paid in full before any payment or distribution is made with respect to the Notes (except that, subject to applicable law, holders of Notes may receive securities that are subordinated, at least to the same extent as the Notes, to Senior Indebtedness and to any securities issued in exchange for any such Senior Indebtedness). Because of these subordination provisions, unless sufficient sums are available to pay the holders of the Notes and the holders of Senior Indebtedness in full, holders of Senior Indebtedness, as well as certain creditors of Giant who are not holders of Senior Indebtedness, may recover more than the holders of the Notes.

      The Indenture also provides that, upon the maturity of any Senior Indebtedness by lapse of time, acceleration or otherwise, unless and until all principal thereof, premium, if any, and interest thereon and other amounts due thereon shall first be paid in full, no payment shall be made by or on behalf of Giant with respect to the principal of, premium, if any, interest on or other amounts owing on the Notes (except in such subordinated securities, as described above). Upon the happening of any default in the payment of any principal of or interest on or other amounts due on any Senior Indebtedness (a “Payment Default”), unless and until such default shall have been cured or waived or have ceased to exist, no payment shall be made by or on behalf of Giant with respect to the principal of, premium, if any, interest on or other amounts owing on the Notes.

      Upon the happening of any default or event of default (other than a Payment Default) (including an event which with the giving of notice or the lapse of time or both would become an event of default and including any default or event of default which would result upon any payment with respect to the Notes) with respect to any Designated Senior Indebtedness, as such default or event of default is defined therein or in the instrument or agreement or other document under which it is outstanding, then upon written notice thereof given to Giant and the Trustee by a holder or holders of any Designated Senior Indebtedness or their Representative (“Payment Notice”), no payment shall be made by or on behalf of Giant with respect to the principal of, premium, if any, interest on or other amounts owing on the Notes, during the period (the “Payment Blockage Period”) commencing on the date of such receipt of such Payment Notice and ending on the earlier of (i) the date, if any, on which such default is cured or waived or ceases to exist or (ii) the date, if any, on which the Designated Senior Indebtedness to which such default relates is discharged; provided, however, that no default or event of default (other than a Payment Default) shall prevent the making of any payment on the Notes for more than 179 days after the Payment Notice shall have been given. Notwithstanding the foregoing, (i) not more than one Payment Notice shall be given within a period of 360 consecutive days, (ii) no event of default that existed or was continuing on the date of any Payment Notice shall be made the basis for the giving of a subsequent Payment Notice unless all such events of default shall have been cured or waived for a period of at least 180 consecutive days after such date, and (iii) if Giant or the Trustee receives any Payment Notice, a similar notice relating to or arising out of the same default or facts giving rise to such default (whether or not such default is on the same issue of Designated Senior Indebtedness) shall not be effective for purposes of this paragraph.

      The Indenture provides that Giant shall resume payments of principal of, premium, if any, and interest on the Notes (i) in the case of a Payment Default, upon the date such Payment Default is cured or waived by the holders of Senior Indebtedness to which such Payment Default relates and (ii) in the case of a default or event of default (other than a Payment Default) with respect to Designated Senior Indebtedness, on the earlier of (A) the date such default or event of default is cured or (B) the expiration of the Payment Blockage Period with respect thereto.

      As of December 31, 2003, after giving pro forma effect to this offering of Notes and the concurrent offering of common stock and the application of the proceeds therefrom and the other financing transactions as described in “Use of Proceeds” in this prospectus supplement, Giant would have had approximately $297 million of indebtedness outstanding on a consolidated basis, none of which would have been Senior Indebtedness and approximately $297 million of which would have been senior subordinated Indebtedness, including the Notes offered in this offering.

Subsidiary Guarantees

      Each of Giant’s Subsidiaries existing on the Issue Date, except for Navajo Convenient Stores Co., LLC, will unconditionally guarantee (each, a “Guarantee,” and collectively, the “Guarantees”) on a joint and several basis Giant’s obligations to pay the principal of, premium, if any, and interest on the Notes. The Indenture also will provide that each Person that becomes a Domestic Subsidiary after the Issue Date shall guarantee the payment of the Notes.

      Each Subsidiary Guarantor’s Guarantee will be subordinated to Senior Indebtedness of such Subsidiary Guarantor including such Subsidiary Guarantor’s guarantees of Senior Indebtedness of Giant, on the same basis as Giant’s obligations under the Indenture and the Notes will be subordinated to Senior Indebtedness of Giant. The Guarantees will, however, rank at least on a parity with claims of all unsecured creditors, other than holders of Senior Indebtedness, of the respective Subsidiary Guarantors; however, because of the subordination provisions, unless sufficient sums are available to pay the full amounts required under the Guarantees and to pay the unsecured creditors of the respective Subsidiary Guarantors, such other unsecured creditors of the Subsidiary Guarantors may recover more than the holders of the Notes would recover with respect to the Guarantees.

      The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, state or foreign law. Each Subsidiary Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor.

      Each Subsidiary Guarantor may consolidate with or merge into or sell all or substantially all of its assets to Giant or another Subsidiary Guarantor without limitation. Giant may not sell the Capital Stock of a Subsidiary Guarantor, and a Subsidiary Guarantor may not consolidate with or merge into or sell all or substantially all of its assets (in a single transaction or series of related transactions) to any Person other than Giant or another Subsidiary Guarantor (whether or not affiliated with Giant or any Subsidiary Guarantor), unless:

(i) with respect to a consolidation or merger of such Subsidiary Guarantor, either:

(A) (1) the surviving entity is a Restricted Subsidiary of Giant or, as a result of the transaction, becomes a Restricted Subsidiary of Giant, (2) the surviving entity remains a Restricted Subsidiary of Giant or, simultaneously with the consummation of the transaction, is designated as a Restricted Subsidiary of Giant, (3) immediately after giving effect to such transaction on a pro forma basis, Giant would be able to incur $1.00 of additional Indebtedness under the test described in the first paragraph of the covenant captioned “Limitation on Incurrence of Additional Indebtedness,” (4) if the surviving entity is not the Subsidiary Guarantor, the surviving entity agrees to assume such Subsidiary Guarantor’s Guarantee and all its obligations pursuant to the Indenture, in accordance with the provisions of the Indenture, and (5) such transaction does not (x) violate any covenant under the Indenture or (y) result in a Default or Event of Default immediately thereafter that is continuing, or

(B) (1) such transaction is made in accordance with the covenant captioned “Limitation on Sale of Assets” and (2) such transaction does not (x) violate any other covenant under the Indenture or (y) result in a Default or Event of Default immediately thereafter that is continuing, and

(ii) with respect to the sale of the Capital Stock or all or substantially all of the assets of such Subsidiary Guarantor,

(A) such transaction is made in accordance with the covenant captioned “Limitation on Sale of Assets,” and

(B) such transaction does not (x) violate any other covenants under the Indenture or (y) result in a Default or Event of Default immediately thereafter that is continuing.

      A Subsidiary Guarantor may be released from its Guarantee and its related obligations under the Indenture only if:

(i) all of the Capital Stock of a Subsidiary Guarantor is sold to another Person, or if such Subsidiary Guarantor consolidates with, or merges into, another Person, or if such Subsidiary Guarantor is dissolved and liquidated into Giant or any other Subsidiary Guarantor, in accordance with the requirements of clauses (i)(B) or (ii) (other than a sale of substantially all of the assets of the Subsidiary Guarantor) of the preceding sentence; or

(ii) such Subsidiary Guarantor has been designated by the Board of Directors of Giant as an Unrestricted Subsidiary and such designation is made in compliance with the terms of the Indenture.

      Except as provided in the preceding sentence, a Subsidiary Guarantor may not otherwise be released from its Guarantee.

Optional Redemption

      At any time on or after May 15, 2009, Giant may, at its option, redeem all or any portion of the Notes at the redemption prices (expressed as percentages of the principal amount of the Notes) set forth below, plus, in each case, accrued interest thereon to the applicable redemption date, if redeemed during the 12-month period beginning May 15 of the years indicated below:

Year	Percentage

2009	104.000%
2010	102.667%
2011	101.333%
2012 and thereafter	100.000%

      In addition, at any time prior to May 15, 2009, Giant may redeem all or part of the Notes upon not less than 30 days nor more than 60 days’ notice at a redemption price equal to the sum of (i) the principal amount thereof, plus (ii) accrued and unpaid interest, if any, to the applicable date of redemption, plus (iii) the Make-Whole Premium.

      At any time on or prior to May 15, 2007, Giant may, at its option, redeem up to 35% of the aggregate principal amount of the Notes originally issued with the net cash proceeds of one or more Equity Offerings at a redemption price equal to 108.000% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, provided that at least 65% of the aggregate initial principal amount of the Notes remain outstanding after giving effect to each such redemption. In order to effect the foregoing redemption, Giant must mail notice of redemption no later than 60 days after the related Equity Offering.

      If less than all of the Notes are to be redeemed, the Trustee shall select pro rata or by lot the Notes to be redeemed in multiples of $1,000. Notes in denominations larger than $1,000 may be redeemed in part.

Mandatory Redemption

      The Notes will not be entitled to the benefit of sinking fund or other mandatory redemption provisions.

Change of Control

      If a Change of Control occurs, each holder of Notes will have the right to require Giant to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, Giant will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest to the date of purchase. Within 30 days following any Change of Control, Giant will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. Giant will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, Giant will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

      “Change of Control” means any event or series of events by which:

(i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of 50% or more of the total voting power of the Voting Stock of Giant;

(ii) Giant consolidates with or merges or amalgamates with or into another Person or conveys, transfers, or leases all or substantially all of its assets to any Person, or any Person consolidates with, or merges or amalgamates with or into Giant, in any such event pursuant to a transaction in which the outstanding Voting Stock of Giant is changed into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding Voting Stock of Giant is changed into or exchanged for Voting Stock of the surviving corporation which is not Disqualified Stock and (B) the holders of the Voting Stock of Giant immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving corporation immediately after such transaction;

(iii) the stockholders of Giant approve any plan of liquidation or dissolution of Giant; or

(iv) during any period of 12 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of Giant (or whose appointment or nomination for election by the stockholders of Giant was approved by a vote of not less than a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Giant then in office.

      On the Change of Control Payment Date, Giant will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by Giant.

      The Paying Agent will promptly mail or wire transfer to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

      Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 30 days following a Change of Control, Giant will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of Notes required by this covenant. Giant will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

      It is expected that any agreements with respect to Senior Indebtedness Giant may enter into would prohibit the repurchase of Indebtedness subordinated to Indebtedness thereunder, which would include the Notes. Failure of Giant to repurchase the Notes validly tendered to Giant pursuant to a Change of Control Offer would create an Event of Default with respect to the Notes. In addition, the subordination provisions of the Indenture prohibit, subject to certain conditions, the repurchase or repayment of the Notes if there is a default under Senior Indebtedness. As a result, Giant may be prohibited from making payment upon a Change of Control. The definition of Change of Control includes any event by which Giant conveys, transfers or leases all or substantially all of its assets to any Person. The phrase “all or substantially all” is subject to applicable legal precedent, and as a result there may be uncertainty as to whether a Change of Control has occurred.

      The provisions described above that require Giant to make a Change of Control Offer following a Change of Control will apply regardless of whether any other provisions of the Indenture apply. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that Giant repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

      Giant will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Giant and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Certain Covenants

      Limitation on Incurrence of Additional Indebtedness. The Indenture provides that Giant will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to issue, incur, assume, guarantee, become liable, contingently or otherwise, with respect to or otherwise become responsible for the payment of (collectively, “incur”) any Indebtedness; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness, Giant or its Restricted Subsidiaries may incur Indebtedness if, on a pro forma basis, after giving effect to such incurrence and the application of the proceeds therefrom, the Consolidated Coverage Ratio would have been equal to or greater than 2.0 to 1.0.

      Notwithstanding the foregoing,

(i) Giant may incur Indebtedness consisting of the Notes to be issued on the Issue Date;

(ii) the Subsidiary Guarantors may incur the Guarantees of the Notes;

(iii) Giant and the Subsidiary Guarantors may incur Indebtedness in existence on the date of the Indenture;

(iv) Giant or any Subsidiary may incur secured or unsecured Indebtedness outstanding at any time in an aggregate principal amount not to exceed the greater of (A) $100 million or (B) the Borrowing Base;

(v) Giant or any Restricted Subsidiary may incur Permitted Refinancing Indebtedness;

(vi) Giant may incur Indebtedness to any Restricted Subsidiary, and any Restricted Subsidiary may incur Indebtedness to Giant or to any Restricted Subsidiary of Giant; provided that (a) any subsequent issuance or transfer that results in any such Indebtedness being held by a Person other than Giant or a Restricted Subsidiary of Giant or (b) any sale or other transfer of any such Indebtedness to a Person that is not either Giant or a Restricted Subsidiary of Giant, shall be deemed, in each case to constitute an incurrence of such Indebtedness by Giant or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

(vii) Giant or any Subsidiary Guarantor may incur Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Giant or such Subsidiary Guarantor, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (vii), not to exceed $15 million at any time outstanding;

(viii) this covenant will not prohibit the Guarantee by Giant or any of the Subsidiary Guarantors of Indebtedness of Giant or a Restricted Subsidiary of Giant that was permitted to be incurred by another provision of this covenant; and

(ix) Giant or any Subsidiary Guarantor may incur additional Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (ix), not to exceed $15 million.

      Any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary.

      For purposes of determining compliance with this “Limitation on Incurrence of Additional Indebtedness” covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of debt described above or is entitled to be incurred pursuant to the first paragraph of this covenant, Giant will be permitted to classify such item of Indebtedness on the date of its incurrence or from time to time reclassify such Indebtedness in any manner that complies with this covenant, including applying such Indebtedness to any one or more categories.

      Limitation on Restricted Payments. The Indenture provides that Giant will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment, unless:

(i) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

(ii) at the time of and immediately after giving effect to such Restricted Payment, Giant would be able to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant captioned “Limitation on Incurrence of Additional Indebtedness”; and

(iii) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made after August 26, 1997 does not exceed the sum of:

(A) 50% of the Consolidated Net Income of Giant and its Restricted Subsidiaries (or in the event such Consolidated Net Income shall be a deficit, minus 100% of such deficit) during the period (treated as one accounting period) subsequent to September 30, 1997 and ending on the last day of the fiscal quarter immediately preceding the date of such Restricted Payment;

(B) the aggregate Net Cash Proceeds, and the fair market value of property other than cash (as determined in good faith by Giant’s Board of Directors and evidenced by a Board Resolution), received by Giant during such period from any Person other than a Restricted Subsidiary of Giant as a result of the issuance or sale of Capital Stock of Giant (other than Disqualified Stock), other than in connection with the conversion of Indebtedness or Disqualified Stock;

(C) the aggregate Net Cash Proceeds, and the fair market value of property other than cash (as determined in good faith by Giant’s Board of Directors and evidenced by a Board Resolution), received by Giant during such period from any Person other than a Restricted Subsidiary of Giant as a result of the issuance or sale of any Indebtedness or Disqualified Stock to the extent that at the time the determination is made such Indebtedness or Disqualified Stock, as the case may be, has been converted into or exchanged for Capital Stock of Giant (other than Disqualified Stock);

(D) (1) in case any Unrestricted Subsidiary has been redesignated a Restricted Subsidiary, an amount equal to the lesser of (x) the book value (determined in accordance with GAAP) at the date of such redesignation of the aggregate Investments made by Giant and its Restricted Subsidiaries in such Unrestricted Subsidiary and (y) the fair market value of such Investments in such Unrestricted Subsidiary at the time of such redesignation, as determined in good faith by Giant’s Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution; or (2) in case any Restricted Subsidiary has been designated an Unrestricted Subsidiary, minus the greater of (x) the book value (determined in accordance with GAAP) at the date of designation of the aggregate Investments made by Giant and its Restricted Subsidiaries in such Restricted Subsidiary and (y) the fair market value of such Investments in such Restricted Subsidiary at the time of such designation, as determined in good faith by Giant’s Board of Directors, whose determination shall be conclusive and evidenced by a resolution of such Board;

(E) without duplication, with respect to any Investment (other than a Permitted Investment) of any Person which has previously been made by Giant or any of its Restricted Subsidiaries, the amount of any such Investment that has been fully and unconditionally repaid to Giant or a Restricted Subsidiary, not to exceed the cash amount received by Giant or such Restricted Subsidiary upon such repayment, or with respect to any Indebtedness of any Person that has previously been guaranteed by Giant or any of its Restricted Subsidiaries (other than the Notes or the Subsidiary Guarantees), the amount of any such Indebtedness that has been fully and unconditionally released from any and all further obligation or liability with respect thereto, provided in each case that such amount shall not exceed the aggregate amount of Restricted Payments previously taken into account with respect to such amount for purposes of determining the aggregate amount of all Restricted Payments declared or made pursuant to this clause (iii); and

(F) $30 million.

      As of December 31, 2003, Giant would have had approximately $18.4 million available for Restricted Payments, which does not reflect the increase that would result from any net cash proceeds to be received by Giant in the concurrent common stock offering.

      Notwithstanding the foregoing, the above limitations will not prevent:

(i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration, such payment complied with the provisions of the Indenture;

(ii) the purchase, redemption, acquisition or retirement of any shares of Capital Stock of Giant or any Subsidiary Guarantor in exchange for, or out of the net proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Giant) of, other shares of Capital Stock (other than Disqualified Stock) of Giant;

(iii) the defeasance, redemption, repurchase, retirement or other acquisition of Indebtedness which is subordinate in right of payment to the Notes or any Guarantee, in exchange for, by conversion into, or out of the net proceeds of the substantially concurrent issue or sale (other than to a Restricted Subsidiary of Giant) of Capital Stock (other than Disqualified Stock) of Giant;

(iv) the defeasance, redemption, repurchase, retirement or other acquisition of Indebtedness which is subordinate in right of payment to the Notes or any Guarantee with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(v) the payment of any dividend by a Restricted Subsidiary of Giant to the holders of its common Equity Interests on a pro rata basis; or

(vi) the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof;

provided that, other than with respect to clause (i) above, no Default or Event of Default has occurred and is continuing at the time, or shall occur as a result, thereof.

      Limitation on Sale of Assets. The Indenture provides that Giant will not, and will not permit any Restricted Subsidiary to, make any Asset Sales that, in the aggregate, have a fair market value of $15 million or more in any 12-month period unless:

(i) Giant (or its Restricted Subsidiaries, as the case may be) receives consideration at the time of such sale or other disposition at least equal to the fair market value thereof (as determined in good faith by Giant’s Board of Directors and evidenced by a Board Resolution in the case of any Asset Sales or series of related Asset Sales having a fair market value of $15 million or more);

(ii) at least 75% of the proceeds received by Giant (or its Restricted Subsidiaries, as the case may be) from each such Asset Sale consists of:

(A) cash,

(B) cash equivalents which would constitute Permitted Financial Investments,

(C) Publicly Traded Stock of a Person primarily engaged in a Principal Business,

(D) other consideration with an aggregate fair market value, together with all other consideration of the type specified in this clause (D) received by Giant and its Restricted Subsidiaries from all Asset Sales after the Issue Date, not to exceed $5 million; provided any sale of such other consideration shall be for cash and shall be considered an Asset Sale under the Indenture,

(E) all or substantially all of the assets of a Principal Business, the majority of the Voting Stock of another Person engaged in a Principal Business that thereupon becomes a Restricted Subsidiary or long-term assets that are used or useful in a Principal Business, or

(F) any combination of the foregoing;

provided, however, that (1) the amount of (x) any liabilities (as shown on Giant’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of Giant or such Restricted Subsidiary (other than liabilities that are by their terms expressly subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets and (y) any notes or other obligations received by Giant or any such Restricted Subsidiary from such transferee that, within 90 days following the closing of such sale or disposition, are converted by Giant or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision and (2) the aggregate fair market value (as determined in good faith by the Board of Directors of Giant, evidenced by a Board Resolution) of all consideration of the type specified in clause (C) above received by Giant and its Restricted Subsidiaries from all Asset Sales after the Issue Date shall not exceed 15% of Consolidated Net Tangible Assets at the time of such Asset Sale; and

(iii) the Net Available Proceeds received by Giant (or its Restricted Subsidiaries, as the case may be) from such Asset Sales are applied in accordance with the next two paragraphs.

      Giant may, within 360 days following the receipt of Net Available Proceeds from any Asset Sale, apply such Net Available Proceeds to: (i) the repayment of Indebtedness of Giant under a Bank Credit Facility or other Senior Indebtedness of Giant or Senior Indebtedness of a Subsidiary Guarantor or Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor (but only from proceeds of Asset Sales of such Restricted Subsidiary) that results in a permanent reduction in the principal amount of such Senior

Indebtedness in an amount equal to the principal amount so repaid or (ii) make an investment in capital assets used in a Principal Business.

      Any Net Available Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” Within 10 days after the aggregate amount of Excess Proceeds exceeds $10 million, Giant will make an Asset Sale Offer to all holders of Notes and all holders of other Indebtedness that is pari passu with the Notes or any Subsidiary Guarantee containing provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes and such other pari passu Indebtedness plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Giant may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes and such other pari passu Indebtedness shall be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

      Giant will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, Giant will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

      It is expected that agreements with respect to Senior Indebtedness Giant may enter into would prohibit the repurchase of Indebtedness subordinated to Indebtedness thereunder, which would include the Notes. Failure of Giant to repurchase the Notes validly tendered to Giant pursuant to an Asset Sales Offer would create an Event of Default with respect to the Notes. In addition, the subordination provisions of the Indenture prohibit, subject to certain conditions, the repurchase or repayment of the Notes if there is a default under Senior Indebtedness. As a result, Giant may be prohibited from making payment pursuant to an Asset Sales Offer in connection with an Asset Sale.

      During the period between any Asset Sale and the application of the Net Available Proceeds therefrom in accordance with this covenant, all Net Available Proceeds shall be invested in Permitted Financial Investments or may be used to repay indebtedness under a Bank Credit Facility.

      Limitation on Liens Securing Indebtedness. The Indenture provides that Giant will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens (other than Permitted Liens) upon any of their respective properties securing (i) any Indebtedness of Giant (other than Senior Indebtedness of Giant), unless the Notes are equally and ratably secured until such time as such obligations are no longer secured by a Lien or (ii) any Indebtedness of any Subsidiary Guarantor (other than Senior Indebtedness of such Subsidiary Guarantor), unless the Guarantees are equally and ratably secured until such time as such obligations are no longer secured by a Lien; provided, however, that if such Indebtedness is expressly subordinated to the Notes or any Guarantee, the Lien securing such Indebtedness will be subordinated and junior to any Lien securing the Notes or the Guarantees, with the same relative priority as such subordinated Indebtedness of Giant or subordinated Indebtedness of a Subsidiary Guarantor will have with respect to the Notes or the Guarantees, as the case may be.

      Limitation on Payment Restrictions Affecting Restricted Subsidiaries. The Indenture provides that Giant will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of Giant to:

(i) pay dividends or make any other distributions on its Capital Stock or on any other interest or participation in a Restricted Subsidiary;

(ii) pay any Indebtedness owed to Giant or a Restricted Subsidiary of Giant;

(iii) make loans or advances to Giant or a Restricted Subsidiary of Giant; or

(iv) transfer any of its properties or assets to Giant or a Restricted Subsidiary of Giant

(each, a “Payment Restriction”), except for:

(A) encumbrances or restrictions with respect to Senior Indebtedness in effect on the Issue Date;

(B) encumbrances or restrictions under a Bank Credit Facility;

(C) consensual encumbrances or consensual restrictions binding upon any Person at the time such Person becomes a Restricted Subsidiary of Giant (unless the agreement creating such consensual encumbrance or consensual restriction was entered into in connection with, or in contemplation of, such entity becoming a Restricted Subsidiary);

(D) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary;

(E) customary restrictions in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements and mortgages;

(F) customary restrictions in purchase money obligations for property acquired in the ordinary course of business restricting the transfer of the property acquired thereby;

(G) consensual encumbrances or consensual restrictions under any agreement that refinances or replaces any agreement described in clauses (A), (B), (C), (D), (E) or (F) above, provided that the terms and conditions of any such restrictions are no less favorable to the holders of the Notes than those under the agreement so refinanced or replaced; and

(H) any encumbrance or restriction due to applicable law.

      Limitation on Transactions with Affiliates. The Indenture provides that neither Giant nor any of its Restricted Subsidiaries, directly or indirectly, shall (i) sell, lease, transfer or otherwise dispose of any of its properties, assets or securities to, (ii) purchase or lease any property, assets or securities from, (iii) make any Investment in, or (iv) enter into or amend any contract or agreement with or for the benefit of, either (A) an Affiliate of any of them, (B) any Person, or Person who is a member of a group (as such term is used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), that, directly or indirectly, is the beneficial holder of 10% or more of any class of equity securities of Giant, (C) any Person who is an Affiliate of any such holder, or (D) any officers, directors, or employees of any of the above (each case under (A), (B), (C) and (D), an “Affiliate Transaction”), in one or a series of related transactions (to either party), except for transactions evidenced by an Officers’ Certificate addressed and delivered to the Trustee stating that such Affiliate Transaction is made in good faith, the terms of which are fair and reasonable to Giant and such Restricted Subsidiary, as the case may be, or, with respect to Affiliate Transactions between Giant and any of its Subsidiaries, to Giant; provided that (1) transactions between or among Giant and any of its Restricted Subsidiaries shall not be deemed to constitute Affiliate Transactions, (2) any reasonable employment, compensation, benefit or indemnification agreement entered into by Giant or any of its Restricted Subsidiaries in the ordinary course of business shall not be deemed to constitute Affiliate Transactions, (3) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “— Certain Covenants — Limitation on Restricted Payments” shall not be deemed to constitute Affiliate Transactions, (4) any sale of Capital Stock (other than Disqualified Stock) of Giant shall not be deemed to constitute Affiliate Transactions, and (5) with respect to any Affiliate Transaction or series of related transactions with an aggregate value (to either party) in excess of $2 million (excluding issuances of Qualified Stock of Giant and any forgiveness of Indebtedness to a an Affiliate existing on the Issue Date), Giant must, prior to the consummation thereof, obtain a written favorable opinion as to the fairness of such transaction to itself from a financial point of view from an independent accounting, appraisal or investment banking firm of national reputation.

      Limitation on Future Senior Subordinated Indebtedness. The Indenture provides that Giant will not incur any Indebtedness that is subordinated in right of payment to any other Indebtedness of Giant unless such Indebtedness, by its terms, is pari passu with or subordinated to the Notes to the same extent. No Subsidiary Guarantor shall incur any Indebtedness that is subordinated in right of payment to any other Indebtedness of such Subsidiary Guarantor unless such Indebtedness, by its terms, is pari passu with or subordinated to the Guarantee of such Subsidiary Guarantor to the same extent. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of Giant or any Subsidiary Guarantor, as applicable, solely by virtue of being unsecured or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Line of Business

      For so long as any Notes are outstanding, Giant shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business or activity other than a Principal Business.

Limitations on Mergers and Consolidations

      The Indenture provides that Giant will not, directly or indirectly, consolidate with or merge with or into another Person or convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of Giant and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any Person, unless:

(i) Giant survives such merger or the Person formed by such consolidation or into which Giant is merged or that acquires by conveyance or transfer or other disposition, or which leases, all or substantially all of the property of Giant is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and expressly assumes, by supplemental indenture, the due and punctual payment of the principal of, premium, if any, and interest on, all the Notes and the performance of every other covenant and obligation of Giant under the Indenture;

(ii) immediately before and after giving effect to such transaction no Default or Event of Default exists;

(iii) immediately after giving effect to such transaction on a pro forma basis, Giant (or the surviving or transferee entity) would be able to incur $1.00 of additional Indebtedness under the tests described in the first paragraph of the covenant captioned “Limitation on Incurrence of Additional Indebtedness;” and

(iv) Giant delivers to the Trustee an Officers’ Certificate (attaching the arithmetic computation to demonstrate compliance with clause (iii) above) and an Opinion of Counsel, in each case stating that such transaction and such agreement complies with this covenant and that all conditions precedent provided for herein relating to such transaction have been complied with.

      Upon any such consolidation, merger, lease, conveyance or transfer in accordance with the foregoing, the successor Person formed by such consolidation or into which Giant is merged or to which such lease, conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Giant under the Indenture with the same effect as if such successor had been named as Giant therein and thereafter (except in the case of a lease) the predecessor corporation will be relieved of all further obligations and covenants under the Indenture and the Notes. Clause (iii) above of this covenant does not apply to any merger, conveyance, transfer or other disposition of assets between or among Giant and any of its Restricted Subsidiaries.

Certain Definitions

      The following is a summary of certain defined terms to be used in the Indenture. Reference is made to the Indenture for the full definition of all such terms and for the definitions of capitalized terms used herein and not defined below.

      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

      “Asset Sale” means any sale, capitalized lease (within the meaning of GAAP), transfer, exchange or other disposition (or series of related sales, capitalized leases, transfers, exchanges or dispositions) of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), or of property or assets or any interests therein (each referred to for purposes of this definition as a “disposition”) by Giant or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction (other than, (i) by Giant to a Restricted Subsidiary or by a Restricted Subsidiary to Giant or a Restricted Subsidiary, (ii) a sale of inventory or hydrocarbons or other products (including both crude oil and refined products), in each case in the ordinary course of business of Giant’s or a Restricted Subsidiary’s operations, (iii) the merger or consolidation of, or the disposition of all or substantially all of the assets of Giant made in compliance with the covenant captioned “Limitations on Mergers and Consolidations,” (iv) the merger or consolidation of a Restricted Subsidiary made in compliance with clause (i)(A) of the second sentence of the fourth paragraph under the caption “Subsidiary Guarantees”), (v) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business, (vi) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements, (vii) a Restricted Payment that is permitted by the covenant described above under the caption “— Certain Covenants — Limitation on Restricted Payments,” and (viii) any sale or disposition of any property or equipment that has become damaged, worn out, obsolete or otherwise unsuitable for use in connection with the business of Giant or its Restricted Subsidiaries.

      “Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (A) the number of years from such date to the date of each successive scheduled principal payment of such Indebtedness multiplied by (B) the amount of such principal payment by (ii) the sum of all such principal payments.

      “Bank Credit Facility” means a revolving credit and/or letter of credit and/or bankers’ acceptance facility the proceeds of which are used for working capital and other general corporate purposes existing on the Issue Date or entered into after the Issue Date by one or more of Giant and its Restricted Subsidiaries and one or more financial institutions, as amended, extended or refinanced from time to time.

      “Board of Directors” means, with respect to any Person, the Board of Directors of such Person or any committee of the Board of Directors of such Person duly authorized to act on behalf of the Board of Directors of such Person.

      “Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

      “Borrowing Base” means, as of any date, an amount equal to the sum of (i) 85% of the book value of all accounts receivable owned by Giant and its Restricted Subsidiaries (excluding any accounts receivable from an Affiliate of Giant or that are more than 90 days past due, less (without duplication) the allowance for doubtful accounts attributable to such current accounts receivable) and (ii) 60% of the book value of all inventory owned by Giant and its Restricted Subsidiaries as of such date, all calculated on a consolidated basis and in accordance with GAAP. To the extent that information is not available as to the amount of accounts receivable as of a specific date, Giant may utilize the most recent available information for purposes of calculating the Borrowing Base.

      “Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock or partnership interests and any and all warrants, options and rights with respect thereto (whether or not currently exercisable), including each class of common stock and preferred stock of such Person.

      “Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a lease of property, real or personal, that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

      “Consolidated Coverage Ratio” means, for any Reference Period, the ratio on a pro forma basis of (i) Consolidated EBITDA for the Reference Period to (ii) Consolidated Interest Expense for such Reference Period; provided that, in calculating Consolidated EBITDA and Consolidated Interest Expense (A) with respect to any acquisition or disposition which occurs during the Reference Period or subsequent to the Reference Period and on or prior to the date giving rise to the need to calculate the Consolidated Coverage Ratio (the “Determination Date”), such acquisition or disposition shall be assumed to have occurred on the first day of the Reference Period, (B) with respect to the incurrence of any Indebtedness (including the Notes) during the Reference Period or subsequent to the Reference Period and on or prior to the Determination Date, the incurrence of such Indebtedness shall be assumed to have occurred on the first day of such Reference Period, (C) any Indebtedness that had been outstanding during the Reference Period that has been repaid on or prior to the Determination Date shall be assumed to have been repaid as of the first day of such Reference Period, (D) the Consolidated Interest Expense attributable to interest or dividends on any Indebtedness bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the rate in effect on the Determination Date were the average rate in effect during the entire Reference Period, and (E) in determining the amount of Indebtedness pursuant to the covenant captioned “Limitation of Incurrence of Additional Indebtedness,” the incurrence of Indebtedness giving rise to the need to calculate the Consolidated Coverage Ratio and, to the extent the net proceeds from the incurrence or issuance thereof are used to retire Indebtedness, the application of the proceeds therefrom, shall be assumed to have occurred on the first day of the Reference Period.

      “Consolidated EBITDA” means, for any Reference Period, the Consolidated Net Income of Giant and its Restricted Subsidiaries for such Reference Period, increased (to the extent deducted in determining Consolidated Net Income) by the sum of (i) all income taxes of Giant and its Restricted Subsidiaries paid or accrued according to GAAP for such period (other than income taxes attributable to extraordinary gains or losses), (ii) all interest expense of Giant and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (including amortization of original issue discount and other non-cash interest expense), (iii) depreciation and depletion of Giant and its Restricted Subsidiaries, (iv) amortization of Giant and its Restricted Subsidiaries including, without limitation, amortization of capitalized debt issuance costs, (v) other non-cash charges (excluding any such non-cash charges to the extent they require an accrual of, or a reserve for, cash charges for any future periods) to the extent such non-cash charges are deducted in connection with the determination of Consolidated Net Income minus non-cash items increasing such Consolidated Net Income and (vi) extraordinary losses to the extent deducted in connection with the determination of Consolidated Net Income.

      “Consolidated Interest Expense” means, with respect to Giant and its Restricted Subsidiaries, for any Reference Period, the aggregate amount (without duplication) of (i) interest expensed or capitalized in accordance with GAAP (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) during such period in respect of all Indebtedness of Giant and its Restricted Subsidiaries, including (A) amortization of original issue discount on any Indebtedness, (B) the interest portion of all deferred payment obligations, calculated in accordance with GAAP, and (C) all commissions, discounts and other fees and charges owed with respect to bankers’ acceptance financing and currency and interest rate swap arrangements, in each case to the extent attributable to such Reference Period, and (ii) dividend requirements of Giant and its Restricted Subsidiaries with respect to Disqualified Stock of Giant or its Restricted Subsidiaries, whether in cash or otherwise (except dividends paid solely in shares of Qualified Stock of Giant), paid (other than to Giant or any of its Restricted Subsidiaries), declared, accrued or accumulated during such period, divided by the difference of one minus the applicable actual combined federal, state, local and foreign income tax rate of Giant and its Restricted Subsidiaries (expressed as a decimal), on a consolidated basis, for the four quarters immediately preceding the date of the transaction giving rise to the need to calculate Consolidated Interest Expense, in each case to the extent attributable to such Reference Period and excluding items eliminated in consolidation. For purposes of this definition, (i) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by Giant to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (ii) interest expense attributable to any Indebtedness represented by the guarantee by Giant or a Restricted Subsidiary of Giant of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

      “Consolidated Net Income” of Giant means, for any period, the aggregate net income (or loss) of Giant and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP, provided that (i) the net income for such period of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends, payments or distributions actually paid to Giant or its Restricted Subsidiaries by such other Person in such period; (ii) the net income for such period of any Restricted Subsidiary of Giant that is subject to any Payment Restriction will be included only to the extent of the amount of dividends, payments or distributions which (A) are actually paid by such Restricted Subsidiary in such period to Giant (or another Restricted Subsidiary which is not subject to a Payment Restriction) and (B) are not in excess of the amount which such Restricted Subsidiary would be permitted to pay to Giant (or another Restricted Subsidiary which is not subject to a Payment Restriction) in any future period under the Payment Restrictions applicable to such Restricted Subsidiary, assuming that the net income of such Restricted Subsidiary in each future period is equal to the net income for such Restricted Subsidiary for such period; and (iii) the following will be excluded: (A) any net gain on the sale or other disposition by Giant or any of its Restricted Subsidiaries of assets (other than a sale of inventory or hydrocarbons or other products (including both crude oil and refined products), in each case in the ordinary course of business of Giant’s operations) and of the Capital Stock of any Restricted Subsidiary of Giant, (B) the net income (or loss) of any other Person acquired by Giant or any Restricted Subsidiary prior to the date of such acquisition, (C) extraordinary gains, and (D) the $5.4 million reserve recorded in 2001 for a related party note and interest thereon.

      “Consolidated Net Tangible Assets” means, as of any date, the total assets of Giant and its Restricted Subsidiaries on a consolidated basis as of such date (less applicable reserves and other items properly deductible from total assets) and after deducting therefrom: (i) total liabilities and total capital items as of such date except the following: items constituting Indebtedness, paid-in capital and retained earnings, provisions for deferred income taxes and deferred gains, and reserves which are not reserves for any contingencies not allocated to any particular purpose; (ii) goodwill, trade names, trademarks, patents, unamortized debt discount and expense, and other intangible assets; and (iii) all Investments other than Permitted Investments.

      “Consolidated Tangible Net Worth” means, with respect to any Person, as at any date of the determination, the sum of Capital Stock (other than Disqualified Stock) and paid-in capital plus retained earnings (or minus accumulated deficit) minus all intangible assets, including, without limitation, organization costs, patents, trademarks, copyrights, franchise, research and development costs, and any amount reflected in treasury stock, of such Person determined on a consolidated basis in accordance with GAAP.

      “Credit Agreements” mean Giant’s Second Amended and Restated Credit Agreement dated as of May 14, 2002, among Giant, Bank of America, N. A., as Administrative Agent and as Letter of Credit Bank, and the lenders party thereto, as amended, and Giant’s Loan Agreement, dated as of May 14, 2002, by and among Giant Yorktown, Inc., as Borrower, Wells Fargo Bank Nevada, National Association, as Collateral Agent, and the persons listed therein as lenders, as amended.

      “Designated Senior Indebtedness” means (i) any Senior Indebtedness of Giant and/or any Subsidiary Guarantor permitted under the Indenture, the original principal amount of which is $20 million or more and that has been designated by Giant or such Subsidiary Guarantor as “Designated Senior Indebtedness” and (ii) the Indebtedness and/or other obligations under the Credit Agreements.

      “Disqualified Stock” means any Capital Stock of a Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or with the passage of time, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Maturity Date or which is exchangeable or convertible into debt securities of such Person or any other Person, except to the extent that such exchange or conversion rights cannot be exercised prior to the Maturity Date.

      “Domestic Subsidiary” means any Restricted Subsidiary that was formed under the laws of the United States or any state thereof or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Giant or any Subsidiary Guarantor.

      “Equity Offering” means a public or private sale of Capital Stock (other than Disqualified Stock) of Giant.

      “Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules of and regulations of the SEC thereunder.

      “GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time.

      “Indebtedness” means, without duplication, with respect to any Person, (i) all obligations of such Person (A) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (B) evidenced by bonds, notes, debentures or similar instruments, (C) representing the balance deferred and unpaid of the purchase price of any property or services (other than accounts payable or other obligations arising in the ordinary course of business), (D) evidenced by bankers’ acceptances or similar instruments issued or accepted by banks, (E) for the payment of money relating to a Capitalized Lease Obligation, or (F) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit; (ii) all net obligations of such Person as of the date of a required calculation under interest rate swap obligations and foreign currency hedges, other than interest rate swap obligations and foreign currency hedges incurred to protect Giant or its Restricted Subsidiaries from fluctuations in interest rates or foreign currency exchange rates; (iii) all liabilities of others of the kind described in the preceding clauses (i) or (ii) that such Person has guaranteed or that are otherwise its legal liability; (iv) Indebtedness (as otherwise defined in this definition) of another Person secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, the amount of such obligations being deemed to be the lesser of (A) the full amount of such obligations so secured, and (B) the fair market value of such asset, as determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a Board Resolution of such Person; (v) the liquidation preference and any mandatory redemption payment obligations in respect of Disqualified Stock of such Person; and (vi) any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i), (ii), (iii), (iv), (v), or this clause (vi), whether or not between or among the same parties.

      “Investment” of any Person means (i) all investments by such Person in any other Person in the form of loans, advances or capital contributions (excluding advances to employees in the ordinary course of business in an aggregate amount outstanding at any one time not to exceed $5 million), (ii) all guarantees of Indebtedness or other obligations of any other Person by such Person, (iii) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Capital Stock or other securities of any other Person and (iv) all other items that would be classified as investments or advances on a balance sheet of such Person prepared in accordance with GAAP.

      “Issue Date” means the date on which the Notes are originally issued under the Indenture.

      “Lien” means, with respect to any Person, any mortgage, pledge, lien, encumbrance, easement, restriction, covenant, right-of-way, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property of such Person, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option, right of first refusal or other similar agreement to sell, in each case securing obligations of such Person, and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute or statutes) of any jurisdiction).

      “Make-Whole Premium” means, with respect to a Note on any date of redemption, the greater of (x) 1% of the principal amount of such Note or (y) the excess of (A) the present value at such date of redemption of (1) the redemption price of such Note at May 15, 2009 (such redemption price being described under “— Optional Redemption”) plus (2) all remaining required interest payments (exclusive of interest accrued and unpaid to the date of redemption) due on such Note through May 15, 2009, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the then outstanding principal amount of such Note.

      “Maturity Date” means May 15, 2014.

      “Net Available Proceeds” means, with respect to any Asset Sale of any Person, cash proceeds received (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and excluding any other consideration until such time as such consideration is converted into cash) therefrom, in each case net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state or local taxes required to be accrued as a liability as a consequence of such Asset Sale, and in each case net of all Indebtedness which is secured by such assets, in accordance with the terms of any Lien upon or with respect to such assets, or which must, by its terms or in order to obtain a necessary consent to such Asset Sale to prevent a default or event of default under Senior Indebtedness or by applicable law, be repaid out of the proceeds from such Asset Sale and which is actually so repaid.

      “Net Cash Proceeds” means, in the case of any sale by Giant of securities pursuant to clauses (B) or (C) of Section (iii) of the covenant captioned “Limitation on Restricted Payments,” the aggregate net cash proceeds received by Giant, after payment of expenses, commissions, discounts and any other transaction costs incurred in connection therewith.

      “Pari Passu Indebtedness” means the 9% Notes and the 11% Notes and any other Indebtedness of Giant that specifically provides that such Indebtedness is to rank pari passu with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of Giant which is not Senior Indebtedness.

      “Permitted Business Investments” means:

(i) Investments by Giant or any Restricted Subsidiary in any Person which immediately prior to the making of such Investment is a Restricted Subsidiary;

(ii) Investments in Giant by any Restricted Subsidiary;

(iii) Investments by Giant or any Restricted Subsidiary of Giant in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary of Giant or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Giant or a Restricted Subsidiary of Giant;

(iv) Investments arising in connection with interest rate protection agreements, foreign currency hedging agreements and commodity hedging agreements incurred in the ordinary course of business for the purpose of fixing or hedging interest rate, currency or commodity risk in connection with the conduct of the business of Giant and its Restricted Subsidiaries and not for speculative purposes;

(v) Investments received by Giant or any Restricted Subsidiary in connection with Asset Sales, provided that the aggregate fair market value of all Investments permitted pursuant to this clause (v) after the Issue Date shall not exceed $10 million in the aggregate;

(vi) Investments to the extent acquired in exchange for, or out of the Net Cash Proceeds of a substantially concurrent offering of, Capital Stock (other than Disqualified Stock) of Giant;

(vii) stock, obligations or securities received in satisfaction of judgments; and

(viii) other Investments in any Person that is not an Affiliate of Giant (other than a Restricted Subsidiary) having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (viii) since the date of the Indenture, not to exceed $10 million.

      “Permitted Financial Investments” means:

(i) United States dollars,

(ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof,

(iii) certificates of deposit and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $300 million,

(iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) entered into with any financial institution meeting the qualifications specified in clause (iii) above,

(v) commercial paper rated at least A-2 or the equivalent thereof at the time of purchase by Standard & Poor’s or rated at least P-2 or the equivalent at the time of purchase by Moody’s Investors Service, Inc., and in each case maturing within 12 months after the date of acquisition,

(vi) money market mutual or similar funds having assets in excess of $100 million, and

(vii) any debt securities or adjustable rate preferred stock issued by a corporation organized under the laws of a state of the United States of America or issued by any state, county or municipality located within the United States of America which is rated at least AA- or the equivalent thereof by Moody’s Investors Service, Inc. and Standard & Poor’s Corporation and maturing or having a call provision not exceeding 24 months from the date of acquisition.

      “Permitted Investments” means Permitted Business Investments and Permitted Financial Investments.

      “Permitted Liens” means:

(i) Liens existing on the Issue Date;

(ii) Liens on property of Giant now or hereafter securing Senior Indebtedness of Giant and Liens on property of a Subsidiary Guarantor now or hereafter securing Senior Indebtedness of such Subsidiary Guarantor;

(iii) Liens now or hereafter securing any interest rate hedging obligations (A) that Giant is required to enter into with respect to the Bank Credit Facility or (B) that are entered into for the purpose of managing interest rate risk with respect to Indebtedness of Giant and its Restricted Subsidiaries; provided that such interest rate obligations under clauses (A) and (B) do not have an aggregate notional amount which exceeds the aggregate principal amount of Indebtedness of Giant and its Restricted Subsidiaries;

(iv) Liens securing obligations under agreements that Giant enters into in the ordinary course of business for the purpose of protecting against fluctuations in oil, natural gas, or refined products prices;

(v) Liens securing Indebtedness, the proceeds of which are used to refinance secured Indebtedness of Giant or its Restricted Subsidiaries; provided that such Liens extend to or cover only the property or assets currently securing the Indebtedness being refinanced;

(vi) Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP;

(vii) mechanics’, workmen’s, materialmen’s, operator’s or similar Liens arising in the ordinary course of business for sums that are not yet delinquent or are being contested in good faith by appropriate action;

(viii) Liens in connection with workmen’s compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate action;

(ix) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

(x) survey exceptions, encumbrances, easements or reservations, or rights of others for, rights of way, zoning or other restrictions as to the use of real properties, and minor defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of borrowed money or the deferred purchase price of property or services, and in the aggregate do not materially adversely affect the value of such properties or materially impair use for the purposes of which such properties are held by Giant or any Restricted Subsidiaries;

(xi) Liens on, or related to, properties to secure all or part of the costs incurred in the ordinary course of business of exploration, drilling, development or operation thereof;

(xii) Liens on pipeline or pipeline facilities which arise out of operation of law;

(xiii) judgment and attachment Liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP;

(xiv) (A) Liens upon any property of any Person existing at the time of acquisition thereof by Giant or a Subsidiary, (B) Liens upon any property of a Person existing at the time such Person is merged or consolidated with Giant or any Restricted Subsidiary or existing at the time of the sale or transfer of any such property of such Person to Giant or any Restricted Subsidiary, or (C) Liens upon any property of a Person existing at the time such Person becomes a Restricted Subsidiary; provided that in each case such Lien has not been created in contemplation of such sale, merger, consolidation, transfer or acquisition, and provided further that in each such case no such Lien shall extend to or cover any property of Giant or any Restricted Subsidiary other than the property being acquired and improvements thereon;

(xv) Liens on deposits to secure public or statutory obligations or in lieu of surety or appeal bonds entered into in the ordinary course of business;

(xvi) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of Giant or any Restricted Subsidiary on deposit with or in possession of such bank;

(xvii) purchase money Liens granted in connection with the acquisition of fixed assets in the ordinary course of business and consistent with past practices, provided, that (A) such Liens attach only to the property so acquired with the purchase money indebtedness secured thereby and (B) such Liens secure only Indebtedness that is not in excess of 100% of the purchase price of such fixed assets;

(xviii) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases;

(xix) Liens arising under partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, exchange, transportation or processing of oil, gas or other hydrocarbons, unitization and pooling declarations and agreements, development agreements, operating agreements, area of mutual interest agreements, and other agreements which are customary in the Principal Business; and

(xx) other Liens provided that such other Liens shall not secure obligations in excess of $10 million in the aggregate at any one time outstanding.

      “Permitted Refinancing Indebtedness” means:

(i) Indebtedness of Giant or any Restricted Subsidiary, the terms of which have been amended, modified or supplemented in a manner that does not (A) affect the priority of such Indebtedness in right of payment in relation to the Notes or the Guarantees, (B) accelerate the maturity of such Indebtedness or (C) shorten the Average Life of such Indebtedness, and

(ii) Indebtedness of Giant or any Restricted Subsidiary, the net proceeds of which are used to renew, extend, refinance, defease, refund or repurchase outstanding Indebtedness of Giant or such Subsidiary, provided that (A) if the Indebtedness (including any guarantee thereof) being renewed, extended, refinanced, defeased, refunded or repurchased is pari passu with or subordinated in right of payment to the Notes or Guarantees, then such Indebtedness is pari passu with or subordinated in right of payment to, as the case may be, the Notes or Guarantees at least to the same extent as the Indebtedness being renewed, extended, refinanced, defeased, refunded or repurchased, (B) such Indebtedness is scheduled to mature no earlier than the Indebtedness being renewed, extended, refinanced, defeased, refunded or repurchased, (C) such Indebtedness has an Average Life at the time such Indebtedness is incurred that is equal to or greater than the remaining Average Life of the Indebtedness being renewed, extended, refinanced, defeased, refunded or repurchased and (D) such Indebtedness is incurred either by Giant or the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided further that such Indebtedness (to the extent that such Indebtedness constitutes Permitted Refinancing Indebtedness) is in an aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) not in excess of the aggregate principal amount then outstanding under the Indebtedness being renewed, extended, refinanced, defeased, refunded or repurchased (or if the Indebtedness being renewed, extended, refinanced, defeased, refunded or repurchased was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP) plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith.

      “Person” means any individual, corporation, partnership, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

      “Principal Business” means (i) the business of the exploration for, and development, acquisition, production, processing, marketing, refining, storage and transportation of, hydrocarbons, (ii) any related energy and natural resource business, (iii) any business currently engaged in by Giant or its Subsidiaries, (iv) convenience stores, retail service stations, truck stops and other public accommodations in connection therewith, and (v) any activity or business that is a reasonable extension, development or expansion of any of the foregoing.

      “Publicly Traded Stock” means, with respect to any Person, Voting Stock of such Person which is registered under Section 12 of the Exchange Act and which is actively traded on the New York Stock Exchange or American Stock Exchange or quoted in the Nasdaq National Market System.

      “Qualified Stock” means any Capital Stock that is not Disqualified Stock.

      “Reference Period” means, with respect to any Person, the four full fiscal quarters ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

      “Restricted Payment” means, with respect to any Person, any of the following:

      (i)     any dividend or other distribution in respect of such Person’s Capital Stock (other than (A) dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) of such Person and (B) in the case of Restricted Subsidiaries of Giant, dividends or distributions payable to Giant or to a Restricted Subsidiary of Giant;

(ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock, or any option, warrant, or other right to acquire shares of Capital Stock, of Giant or any of its Restricted Subsidiaries other than any such purchase, redemption or other acquisition or retirement for value by Giant or any Restricted Subsidiary of Giant of any Capital Stock, or any option, warrant or other right to acquire shares of Capital Stock, of any Restricted Subsidiary with respect to such Capital Stock, option, warrant or other right which is owned, at the time of any such transaction, by Giant or another Restricted Subsidiary;

(iii) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness which is subordinated in right of payment to the Notes or any Guarantee; and

(iv) the making by such Person of any Investment other than a Permitted Investment.

      “Restricted Subsidiary” means any Subsidiary of Giant other than an Unrestricted Subsidiary. By a Board Resolution of Giant, as evidenced by written notice thereof delivered to the Trustee, Giant may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that, immediately after giving effect to such designation, (i) Giant could incur at least $1.00 in additional Indebtedness pursuant to the first paragraph of the covenant captioned “Limitation on Incurrence of Additional Indebtedness” and (ii) no Default or Event of Default shall have occurred and be continuing.

      “Senior Indebtedness” means any Indebtedness (other than the 9% Notes and the 11% Notes and any Restricted Subsidiary’s guarantee thereof) of a Person (whether outstanding on the date hereof or hereafter incurred), unless such Indebtedness is stated to be pari passu with or is contractually subordinate or junior in right of payment to the Notes or Guarantee; provided that Senior Indebtedness does not include (i) any liability for federal, state, local or other taxes owed or owing by Giant; (ii) any Indebtedness of Giant to any of its Subsidiaries or other Affiliates; (iii) any trade payables; or (iv) the portion of any Indebtedness that is incurred in violation of the Indenture.

      A “subsidiary” of any Person means (i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person, (ii) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person or its subsidiary is entitled to receive more than 50% of the assets of such partnership upon its dissolution, or (iii) any other Person (other than a corporation or partnership) in which such Person, directly or indirectly, at the date of determination thereof, has (A) at least a majority ownership interest or (B) the power to elect or direct the election of a majority of the directors or other governing body of such Person. For purposes of the foregoing definition, an arrangement by which a Person who owns an interest in an oil and gas property is subject to a joint operating agreement, processing agreement, net profits interest, overriding royalty interest, farm-out agreement, development agreement, area of mutual interest agreement, joint bidding agreement, unitization agreement, pooling arrangement or other similar agreement or arrangement shall not, in and of itself, cause such Person to be considered a Subsidiary.

      “Subsidiary” means any subsidiary of Giant.

      “Subsidiary Guarantor” means (i) each of Giant’s Subsidiaries in existence on the Issue Date, except for Navajo Convenient Stores Co., LLC, (ii) each of the Subsidiaries that becomes a guarantor of the Notes in compliance with the provisions of the Indenture and (iii) each of the Subsidiaries executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture; and their respective successors and assigns until released from their obligations under their Guarantee in accordance with the Indenture.

      “Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term of the Notes to May 15, 2009; provided, however, that if the then remaining term to May 15, 2009 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term of the Notes to May 15, 2009 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

      “Unrestricted Subsidiary” means (i) any Subsidiary of an Unrestricted Subsidiary or (ii) any Subsidiary of Giant or of a Restricted Subsidiary that is designated as an Unrestricted Subsidiary by a Board Resolution of Giant in accordance with the following sentence. Giant may designate any Subsidiary of Giant or of a Restricted Subsidiary (including any Restricted Subsidiary or any newly formed or newly acquired Subsidiary) to be an Unrestricted Subsidiary by a Board Resolution of Giant, as evidenced by written notice thereof delivered to the Trustee, if after giving effect to such designation, (i) Giant could incur $1.00 of additional Indebtedness pursuant to the first paragraph under the covenant captioned “Limitation on Incurrence of Additional Indebtedness,” (ii) Giant could make an additional Restricted Payment of $1.00 pursuant to the first paragraph of the covenant captioned “Limitation on Restricted Payments,” (iii) such Subsidiary does not own or hold any Capital Stock of, or any Lien on any property of, Giant or any Restricted Subsidiary and (iv) such Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness and Indebtedness to be released upon such Subsidiary’s designation as an Unrestricted Subsidiary.

      “Unrestricted Subsidiary Indebtedness” of any Person means Indebtedness of such Person (i) as to which neither Giant nor any Restricted Subsidiary is directly or indirectly liable (by virtue of Giant’s or such Restricted Subsidiary’s being the primary obligor, or guarantor of, or otherwise liable in any respect on, such Indebtedness), (ii) which, with respect to Indebtedness incurred after the date of the Indenture by Giant or any Restricted Subsidiary, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of Giant or any Restricted Subsidiary to declare, a default on such Indebtedness of Giant or any Restricted Subsidiary and (iii) which is not secured by any assets of Giant or of any Restricted Subsidiary.

      “Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors or other governing body of such Person.

      “9% Notes” means the 9% senior subordinated notes due 2007 of Giant issued under an indenture, dated as of August 26, 1997, among Giant, the guarantors party thereto and The Bank of New York, as trustee.

      “11% Notes” means the 11% senior subordinated notes due 2012 of Giant issued under an indenture, dated as of May 14, 2002, among Giant, the guarantors party thereto and The Bank of New York, as trustee.

Events of Default

      In addition to the other Events of Default set forth in the accompanying prospectus, an Event of Default will be defined in the Indenture as being: (i) default by Giant or any Subsidiary Guarantor in the payment of principal of or premium, if any, on the Notes when due and payable at maturity, upon repurchase pursuant to a Change of Control Offer or a Asset Sale Offer, upon acceleration or otherwise (whether or not prohibited by the subordination provisions of the Indenture); (ii) default by Giant or any Subsidiary Guarantor for 30 days in payment of any interest on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) the acceleration of the maturity, or failure to make any payment when due at the final maturity, of any other Indebtedness of Giant, any Subsidiary Guarantor or any Restricted Subsidiary having an outstanding principal amount of $15 million or more individually or in the aggregate; (iv) judgments or orders for the payment of money in an aggregate amount in excess of $15 million (net of applicable insurance coverage which is acknowledged in writing by the insurer) having been rendered against Giant, any Subsidiary Guarantor or any Restricted Subsidiary and such judgments or orders shall continue unsatisfied and unstayed for a period of 60 days; and (v) certain events involving bankruptcy, insolvency or reorganization of Giant, any Subsidiary Guarantor or any Restricted Subsidiary. Clauses (i) through (iv) above replace the Events of Default set forth as the first, second, fourth, fifth and seventh bullets of “Description of Debt Securities-Events of Default” set forth on the accompanying prospectus.

Governing Law

      The Indenture will provide that it will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

      The Bank of New York will be the Trustee under the Indenture. Giant has also appointed the Trustee as the initial Registrar and Paying Agent under the Indenture. The Bank of New York is also the trustee for the 9% Notes and the 11% Notes.

      Giant may maintain depository and other normal banking relationships with the Trustee or any of its affiliates. The Trustee will be permitted to engage in other transactions with Giant; however, the Trustee would be required to resign within 90 days of the occurrence of a Default or an Event of Default (without regard to the giving of notice or the passage of time) if the Trustee then has any conflicting interest (as defined in the Trust Indenture Act of 1939).

      The Indenture will contain certain limitations on the right of the Trustee, should it become a creditor of Giant, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act of 1939), it must eliminate such conflict or resign.

      The Indenture will provide that in case an Event of Default shall occur (and be continuing), the Trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The Trustee will be under no obligation to exercise any of its powers under the Indenture at the request of any of the holders of the Notes, unless such holders shall have offered the Trustee indemnity and security reasonably satisfactory to it.

Other Provisions

      See the accompanying prospectus for a description of certain additional provisions of the Indenture, including Events of Default thereunder and provisions for amendments and modifications thereof.

UNDERWRITING

      We are offering the notes described in this prospectus supplement through a number of underwriters. Banc of America Securities LLC and BNP Paribas Securities Corp. are the representatives of the underwriters. Banc of America Securities LLC is the sole book-running manager. We have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each of the underwriters has severally agreed to purchase, the principal amount of notes listed next to its name in the following table:

Principal
Underwriter	Amount of Notes

Banc of America Securities LLC	$120,000,000
BNP Paribas Securities Corp.	$30,000,000

Total	$150,000,000

      The Underwriting agreement provides that the obligations of the underwriters are subject to certain conditions, and that the underwriters are committed to take and pay for all of the notes, if any are taken. The underwriters will sell the notes to the public when and if the underwriters buy the notes from us.

      Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.375% of the principal amount of the notes. If all the notes are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. The notes are offered subject to a number of conditions, including:

•	receipt and acceptance of the notes by the underwriters; and

•	the underwriters’ right to reject orders in whole or in part.

      The underwriters have agreed to purchase the notes from us at 96.311% of their principal amount for total proceeds to us of $144,466,500 or $963.11 for each $1,000 principal amount of notes, before deducting expenses.

      We estimate that the expenses of the offering to be paid by us, not including underwriting discounts and commissions, will be approximately $600,000.

      The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on a national securities exchange. We have been advised by the underwriters that the underwriters intend to make a market in the notes, but they are not obligated to do so and may discontinue market making at any time without notice. We cannot assure you as to the liquidity of the trading market for the notes.

      In connection with the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may over allot the offering, creating a syndicate short position. The underwriters may bid for and purchase the notes in the open market to cover syndicate short positions. In addition, the underwriters may bid for and purchase the notes in the open market to stabilize the price of the notes. Such transactions may include stabilization transactions, effected in accordance with Rule 104 of Regulation M promulgated under the Securities Act, pursuant to which such persons may bid for or purchase notes for the purpose of stabilizing their market price. In addition, the underwriters may impose “penalty bids” under contractual arrangements whereby they may reclaim from dealers participating in the offering for the account of the underwriters, the selling concession with respect to the notes that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. These activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in these activities and may end these activities at any time.

      We have agreed that during the period beginning on the date of this prospectus supplement and continuing to and including the date 180 days from the date hereof, we will not, without the prior written consent of Banc of America Securities LLC, directly or indirectly, issue, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any securities similar to the notes, or any securities convertible into or exchangeable for the notes or any such similar securities, except for the notes sold to the underwriters pursuant to the underwriting agreement. Notwithstanding the foregoing, if (x) during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs, or (y) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions imposed in this clause shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event; provided however, that this sentence shall not apply if any research published or distributed on us by any underwriter would be compliant under Rule 139 of the Securities Act and our securities are actively traded as defined in Rule 101(c)(1) of Regulation M of the Exchange Act.

      We and the subsidiary guarantors have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with the offering, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect thereof.

      The underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us for which services they have received, and may in the future receive, customary fees. Banc of America Securities LLC acted as our advisor in connection with the Yorktown acquisition, and also is acting as dealer manager and solicitation agent in connection with the tender offer and solicitation of consents from the holders of our 9% senior subordinated notes due 2007 to permit us to refinance such notes. In addition, Bank of America, N.A., an affiliate of Banc of America Securities LLC, is the administrative agent and a lender under our senior secured revolving credit facility. Bank of America Facilities Leasing, LLC, an affiliate of Banc of America Securities LLC, is the arranger and lender under our mortgage loan facility. In addition, Banc of America Securities LLC and its affiliates and some of the other underwriters and their affiliates have owned, currently own or may own, equity or equity-like securities of us or our affiliates. BNP Paribas, an affiliate of BNP Paribas Securities Corp., is the co-syndication agent and a lender under our senior secured revolving credit facility. Concurrently with this offering of notes, we are offering to sell 3,000,000 shares of our common stock, for which some of the underwriters of this offering are also acting as underwriters under a separate underwriting agreement.

LEGAL MATTERS

      Certain legal matters, including the validity of the notes offered hereby, will be passed upon for us by Fennemore Craig, P.C., Phoenix, Arizona. Certain legal matters in connection with this offering will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York.

EXPERTS

      The financial statements and the related financial statement schedule included in this prospectus supplement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein (which express unqualified opinions and include an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations” in 2003, and the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets” and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” in 2002) and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

Giant Industries, Inc.
Scottsdale, Arizona

      We have audited the accompanying consolidated balance sheets of Giant Industries, Inc. and subsidiaries (“the Company”) as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Giant Industries, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

      As discussed in Note 1 to the financial statements, in 2003 the Company changed its method of accounting for asset retirement obligations to comply with Statement of Financial Accounting Standards (“SFAS”) No. 143, “Asset Retirement Obligations” and in 2002 the Company changed its method of accounting for goodwill and other intangible assets to comply with SFAS No. 142, “Goodwill and Other Intangible Assets” and changed its method of accounting for the impairment or disposal of long-lived assets to comply with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona

March 12, 2004

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,

	2003	2002

	(in thousands, except
	share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$27,263	$10,168
Receivables:
Trade, less allowance for doubtful accounts of $390 and $650	76,926	69,311
Income tax refunds	1,393	4,359
Other	4,469	2,418

	82,788	76,088

Inventories	133,621	107,782
Prepaid expenses and other	8,030	7,877
Deferred income taxes	7,700	9,769

Total current assets	259,402	211,684

Property, plant and equipment	628,718	626,574
Less accumulated depreciation and amortization	(235,539)	(211,576)

	393,179	414,998

Goodwill	24,578	19,465
Assets held for sale	5,190	24,404
Other assets	25,005	31,735

	$707,354	$702,286

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$11,128	$10,251
Accounts payable	86,651	67,282
Accrued expenses (Note 12)	53,276	42,818

Total current liabilities	151,055	120,351

Long-term debt, net of current portion	355,601	398,069
Deferred income taxes	39,092	37,612
Other liabilities and deferred income	22,170	18,937
Commitments and contingencies (Notes 4,6,7,9,13,14,16,17,18,19,20)
Stockholders’ equity:
Preferred stock, par value $.01 per share, 10,000,000 shares authorized, none issued
Common stock, par value $.01 per share, 50,000,000 shares authorized, 12,537,535 and 12,323,759 shares issued	126	123
Additional paid-in capital	74,660	73,763
Retained earnings	101,104	89,885

	175,890	163,771
Less common stock in treasury — at cost, 3,751,980 shares	(36,454)	(36,454)

Total stockholders’ equity	139,436	127,317

	$707,354	$702,286

The accompanying notes are an integral part of these consolidated financial statements.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,

	2003	2002	2001

	(in thousands, except per share data)
Net revenues	$1,808,259	$1,249,286	$907,327
Cost of products sold (excluding depreciation and amortization)	1,510,981	1,042,606	692,685

Gross margin	297,278	206,680	214,642
Operating expenses	164,214	126,252	98,646
Depreciation and amortization	36,776	35,058	30,789
Selling, general and administrative expenses	30,617	25,555	29,041
Net loss (gain) on the disposal/write-down of assets	1,837	(741)	5,009
Allowance for related party note and interest receivable	—	—	5,409

Operating income	63,834	20,556	45,748
Interest expense	(38,993)	(36,308)	(24,098)
Amortization/write-off of financing costs	(4,696)	(3,256)	(764)
Interest and investment income	163	432	1,661

Earnings (loss) from continuing operations before income taxes	20,308	(18,576)	22,547
Provision (benefit) for income taxes	7,971	(7,477)	8,702

Earnings (loss) from continuing operations	12,337	(11,099)	13,845

Discontinued operations (Note 7)
Loss from operations of discontinued retail assets	(736)	(2,100)	(1,236)
Gain on disposal	279	6,463	—
Net loss on asset sales/write-downs	(233)	(1,310)	(1,203)

	(690)	3,053	(2,439)
(Benefit) provision for income taxes	(276)	1,221	(975)

(Loss) earnings from discontinued operations	(414)	1,832	(1,464)

Cumulative effect of change in accounting principle, net of income tax benefit of $468 (Note 4)	(704)	—	—

Net earnings (loss)	$11,219	$(9,267)	$12,381

Net earnings (loss) per common share:
Basic
Continuing operations	$1.41	$(1.29)	$1.56
Discontinued operations	(0.05)	0.21	(0.16)
Cumulative effect of change in accounting principle	(0.08)	—	—

	$1.28	$(1.08)	$1.40

Assuming dilution
Continuing operations	$1.40	$(1.29)	$1.55
Discontinued operations	(0.05)	0.21	(0.16)
Cumulative effect of change in accounting principle	(0.08)	—	—

	$1.27	$(1.08)	$1.39

The accompanying notes are an integral part of these consolidated financial statements.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock

			Additional		Treasury Stock		Total
	Shares	Par	Paid-in	Retained			Stockholders’
	Issued	Value	Capital	Earnings	Shares	Cost	Equity

	(in thousands, except number of shares)
Balances, January 1, 2001	12,282,688	$122	$73,099	$87,262	3,334,680	$(32,780)	$127,703
Purchase of treasury stock	—	—	—	—	417,300	(3,674)	(3,674)
Stock options exercised	126,601	2	1,105	—	—	—	1,107
Shares cancelled on net exercise of stock options	(103,430)	(1)	(615)	(491)	—	—	(1,107)
Net earnings	—	—	—	12,381	—	—	12,381

Balances, December 31, 2001	12,305,859	123	73,589	99,152	3,751,980	(36,454)	136,410
Stock options exercised	17,900	—	94	—	—	—	94
Stock option compensation	—	—	80	—	—	—	80
Net loss	—	—	—	(9,267)	—	—	(9,267)

Balances, December 31, 2002	12,323,759	123	73,763	89,885	3,751,980	(36,454)	127,317
401(k) plan contribution	213,776	3	897	—	—	—	900
Net earnings	—	—	—	11,219	—	—	11,219

Balances, December 31, 2003	12,537,535	$126	$74,660	$101,104	3,751,980	$(36,454)	$139,436

The accompanying notes are an integral part of these consolidated financial statements.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2003	2002	2001

	(in thousands)
Cash flows from operating activities:
Net earnings (loss)	$11,219	$(9,267)	$12,381
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Cumulative effect of change in accounting principle	704	—	—
Depreciation and amortization, including discontinued operations	37,517	37,134	33,111
Amortization/write-off of financing costs	4,696	3,256	764
Deferred income taxes	7,971	131	4,170
Deferred lease expense	—	—	296
Allowance for related party note and interest receivable	—	—	5,409
Net loss (gain) on the disposal/writedown of assets included in continuing operations	1,837	(741)	5,009
Net (gain) loss on disposal/writedown of assets included in discontinued operations	(46)	(5,153)	1,203
Interest received on related party note receivable	—	—	938
Interest accrued on related party note receivable	—	—	(537)
Other	7	(171)	1,343
Changes in operating assets and liabilities, excluding the effects of the Yorktown acquisition in 2002:
(Increase) decrease in receivables	(6,700)	(32,558)	32,177
(Increase) decrease in inventories	(25,386)	18,831	(4,645)
Increase (decrease) in prepaid expenses and other	(210)	(4,230)	(133)
Increase (decrease) in accounts payable	19,369	25,027	(24,206)
Increase (decrease) in accrued expenses	11,371	5,809	(2,024)

Net cash provided by operating activities	62,349	38,068	65,256

Cash flows from investing activities:
Yorktown refinery acquisition	—	(194,733)	—
Capital expenditures	(17,879)	(12,990)	(57,056)
Purchases of other assets	—	—	(5,602)
Refinery acquisition contingent payment	(8,854)	—	(5,139)
Proceeds from sale of property, plant and equipment and other assets	21,433	19,517	7,889

Net cash used by investing activities	(5,300)	(188,206)	(59,908)

Cash flows from financing activities:
Proceeds of long-term debt	—	234,144	—
Payments of long-term debt	(14,954)	(107,822)	(1,429)
Proceeds from line of credit	96,000	93,000	—
Payments on line of credit	(121,000)	(68,000)	—
Purchase of treasury stock	—	—	(3,674)
Deferred financing costs	—	(17,436)	(537)
Proceeds from exercise of stock options	—	94	—

Net cash (used) provided by financing activities	(39,954)	133,980	(5,640)

Net increase (decrease) in cash and cash equivalents	17,095	(16,158)	(292)
Cash and cash equivalents:
Beginning of year	10,168	26,326	26,618

End of year	$27,263	$10,168	$26,326

Income taxes (refunded)/paid	$(2,960)	$(3,466)	$4,675

Interest paid	$38,645	$34,426	$24,135

The accompanying notes are an integral part of these consolidated financial statements.

      Significant Noncash Investing and Financing Activities. On January 1, 2003, in accordance with SFAS No. 143, we recorded an asset retirement obligation of $2,198,000, asset retirement costs of $1,580,000 and related accumulated depreciation of $674,000. We also reversed a previously recorded asset retirement obligation for $120,000, and recorded a cumulative effect adjustment of $1,172,000 ($704,000 net of taxes). See Note 4. On April 3, 2003, we contributed 213,776 newly issued shares of our common stock, valued at $900,000, to our 401(k) plan as a discretionary contribution for the year 2002. On September 30, 2003, we paid off certain capital lease obligations by paying approximately $4,703,000 in cash and by applying a $2,000,000 deposit that had been included in “Other Assets”. On November 4, 2003, we sold our corporate headquarters building and approximately 8 acres of surrounding land. In connection with the sale, we entered into a ten-year agreement to lease back our corporate headquarters building. The gain on the sale of the property of approximately $924,000 has been deferred and is being amortized over the original lease term. During 2002, we issued $200,000,000 of 11% Senior Subordinated Notes at a discount of $5,856,000. During 2001, we received 103,430 shares of our own common stock valued at approximately $1,107,000 from James E. Acridge, our former Chairman, President and Chief Executive Officer (the “Former CEO”), as payment for the exercise by the Former CEO of 126,601 common stock options. These shares were immediately cancelled. In addition, we repurchased, for cash, 59 service station/ convenience stores from FFCA Capital Holding Corporation (“FFCA”) for approximately $38,052,000 plus closing costs. These service station/convenience stores had been sold to FFCA in a sale-leaseback transaction completed in December 1998. Certain deferrals on the Balance Sheet relating to the sale-leaseback transaction reduced the cost basis of the assets recorded in “Property, Plant and Equipment” by approximately $1,736,000. These deferrals included a deferred gain on the original sale to FFCA and deferred lease allocations included in “Other Liabilities and Deferred Income,” and deferred costs associated with the original sale included in “Other Assets.”

The accompanying notes are an integral part of these consolidated financial statements.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization and Significant Accounting Policies:

Organization

      Giant Industries, Inc., through our subsidiary Giant Industries Arizona, Inc. and its subsidiaries, refines and sells petroleum products. We do this:

•	On the East Coast — primarily in Virginia, Maryland, and North Carolina, and

•	In the Southwest — primarily in New Mexico, Arizona, and Colorado, with a concentration in the Four Corners area where these states meet.

      In addition, our Phoenix Fuel Co., Inc. subsidiary distributes commercial wholesale petroleum products primarily in Arizona.

      We have three business units:

•	Our refining group,

•	Our retail group, and

•	Phoenix Fuel

      See Note 3 for a further discussion of business segments and Notes 6 and 7 for recent acquisitions and dispositions.

Principles of Consolidation

      Our consolidated financial statements include the accounts of Giant Industries, Inc. and all of its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates in the Preparation of Financial Statements

      The preparation of our consolidated financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Net Revenues

      Our business units recognize revenues when realized and earned with all of the following criteria being met:

•	Persuasive evidence of an arrangement exists;

•	Delivery has occurred or services have been rendered;

•	The seller’s price to the buyer is fixed or determinable; and

•	Collectibility is reasonably assured.

      Excise and other similar taxes are excluded from net revenues.

Statements of Cash Flows

      We consider all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Derivatives

      Our policies for the use of derivative financial instruments set limits on quantities, require various levels of approval, and require review and reporting procedures.

      We are exposed to various market risks, including changes in certain commodity prices and interest rates. To manage the volatility relating to these normal business exposures, from time to time, we use commodity futures and options contracts to reduce price volatility, to fix margins in our refining and marketing operations, and to protect against price declines associated with our crude oil and finished products inventories. For purposes of the Statement of Cash Flows, such transactions are considered to be operating activities.

      Gains and losses on all transactions that do not qualify for hedge accounting are reflected in earnings in the period that they occur.

      We had no open commodity futures or options contracts at December 31, 2003.

Concentration of Credit Risk

      Our credit risk with respect to customer receivables is concentrated in the geographic areas in which we operate and relates primarily to customers in the oil and gas industry. To minimize this risk, we perform ongoing credit evaluations of our customers’ financial position and require collateral, such as letters of credit, in certain circumstances. We maintain our cash and cash equivalents with federally insured banking institutions or other financial service providers. From time to time, balances maintained in these institutions may exceed amounts that are federally insured. All of the financial institutions we use are major banking institutions and reputable financial service providers.

Trade Receivables

      Our trade receivables result primarily from the sale of refined products, various grades of gasoline and diesel fuel, lubricants, and merchandise from our three refineries and Phoenix Fuel. These sales are made to independent wholesalers and retailers, industrial/commercial accounts and major oil companies. In addition, our service station/convenience stores sell refined products, merchandise, and food products, some of which are purchased by the customer by use of a credit card.

      We extend credit to our refining and Phoenix Fuel customers based on criteria established by our management, including ongoing credit evaluations. We usually extend credit on an unsecured basis, but we may require collateral, such as letters of credit, in some circumstances. An allowance for doubtful accounts is provided based on a number of factors that include, but are not limited to, the current evaluation of each customer’s credit risk; the delinquent status of a customer’s account; collection efforts made; current economic conditions; past experience and other available information. Uncollectible trade receivables are charged against the allowance for doubtful accounts when we have exhausted all reasonable efforts to collect the amounts due, including litigation if the amounts and circumstances warrant such action. The allowance for doubtful accounts is reflected in our Consolidated Balance Sheets as a reduction of trade receivables.

      Our trade receivables are pledged as collateral for borrowings under our revolving credit facility. At December 31, 2003 and 2002, there was $0 and $25,000,000, respectively, of direct borrowings outstanding under this facility.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Our major categories of trade receivables are as follows:

	2003	2002

Trade	$75,529	$66,944
Credit cards	1,397	2,367

	$76,926	$69,311

Inventories

      Our inventories are stated at the lower of cost or market. Costs for crude oil and refined products produced by our refineries, and the lubricants and other merchandise of Phoenix Fuel, are determined by the last-in, first-out (“LIFO”) method. Costs for our retail, exchange and terminal refined products inventories and shop supplies are determined by the first-in, first-out (“FIFO”) method. Costs for merchandise inventories at our retail locations are determined by the retail inventory method. See Note 10 for additional information on inventories.

Property, Plant and Equipment

      Our property, plant and equipment are stated at cost and are depreciated on the straight-line method over their respective estimated useful lives.

      The estimated useful lives for our various categories of property, plant and equipment are:

Buildings and improvements	7-30 years
Machinery and equipment	3-24 years
Pipelines	30 years
Furniture and fixtures	2-15 years
Vehicles	3-7 years

      Routine maintenance, repairs and replacement costs are charged against earnings as incurred. Turnaround costs, which consist of complete shutdown and inspection of significant units of the refineries at intervals of two or more years for necessary repairs and replacements, are deferred and amortized over the period until the next expected shutdown, which generally ranges from 24 to 60 months depending on the type of shutdown and the unit involved. For turnaround purposes, we divide the operating units at our Yorktown refinery into three major groups. Each of these major groups has a major turnaround every five years. For our Four Corners refineries, major turnarounds are generally scheduled every four years, but may be more frequent for some units. Unscheduled maintenance shutdowns may also occur at the refineries from time to time. Expenditures that materially increase values, expand capacities or extend useful lives are capitalized. Interest expense is capitalized as part of the cost of constructing major facilities and equipment.

      In December 2003, the Accounting Standards Executive Committee (“AcSEC”) of the American Institute of Certified Public Accountants (“AICPA”) submitted an exposure draft of a proposed Statement of Position (“SOP”), “Accounting for Certain Costs Related to Property, Plant, and Equipment” to the Financial Accounting Standards Board (“FASB”) for clearance. At December 31, 2003, we had $10,418,000 of deferred turnaround costs included in property, plant and equipment on our balance sheet and classified as machinery and equipment. In the current draft of the SOP, costs of planned major maintenance activities are not considered a separate property, plant and equipment asset or component. Those costs should be charged to expense as incurred, except for acquisitions or replacements of components that are capitalizable under the in-service stage guidance of this SOP. The final SOP is expected to be effective for fiscal years beginning after December 15, 2004. We are evaluating the effect the SOP will have on our financial position and results

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of operations, which may include the expensing of certain deferred costs and expensing significant portions of future turnaround costs as incurred.

Goodwill

      On January 1, 2002, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” This Statement requires, among other things, that goodwill not be amortized, but be tested for impairment annually, or as events and circumstances indicate. See Note 5 for applicable disclosures.

      Goodwill, which results from business acquisitions, represents the excess of the purchase price over the fair value of the net assets acquired and is carried at cost less accumulated amortization and write-offs. Prior to January 1, 2002, goodwill was being amortized on the straight-line method over the period of expected benefit ranging from 15 to 30 years.

Long-Lived Assets

      On January 1, 2002, we adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This Statement defines impairment as “the condition that exists when the carrying amount of a long-lived asset (asset group) is not recoverable and exceeds its fair value.” The Statement provides for a single accounting model for the disposal of long-lived assets, whether previously held or newly acquired. Specific guidance is provided for recognition and measurement and reporting and disclosure for long-lived assets held and used, disposed of other than by sale, and disposed of by sale. This new standard had no impact on our financial position and results of operations at adoption, but we have reflected certain operations as discontinued operations in the years presented to comply with this statement.

      In accordance with SFAS No. 144, we review the carrying values of our long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of assets to be held and used may not be recoverable. For assets to be disposed of, we report long-lived assets and certain identifiable intangibles at the lower of carrying amount or fair value less cost to sell. See Note 7 for information relating to the impairment of certain assets.

Treasury Stock

      We have 3,751,980 shares of our common stock classified as treasury stock. These shares were acquired under a stock repurchase program and an issuer tender offer at a weighted average cost of approximately $9.72 per share. These shares are available for a number of corporate purposes including, among others, for options, bonuses, and other employee stock benefit plans.

Environmental Expenditures

      Environmental expenditures that relate to current operations are expensed or capitalized depending on the circumstances. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated. Environmental liabilities are not discounted to their present value and are recorded without consideration of potential recoveries from third parties, although we do take into account amounts that others are contractually obligated to pay us. Subsequent adjustments to estimates, which may be significant, may be made as more information becomes available or as circumstances change. See Note 20.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income Taxes

      The provision for income taxes is based on earnings (loss) reported in the financial statements. Deferred income taxes are provided to reflect temporary differences between the basis of assets and liabilities for financial reporting purposes and income tax purposes, as well as the effects of tax credits. We file consolidated federal and state income tax returns for the states in which we operate, except in states that are not unitary.

Earnings Per Common Share

      Earnings per share are calculated in accordance with SFAS No. 128, “Earnings Per Share.” Basic earnings per common share are computed by dividing consolidated net earnings by the weighted average number of shares of common stock outstanding during each period. Earnings per common share assuming dilution are computed by dividing consolidated net earnings by the sum of the weighted average number of shares of common stock outstanding plus additional shares representing the exercise of outstanding common stock options using the treasury stock method, unless such calculation is antidilutive. See Note 8.

Other Comprehensive Income

      For the years ended December 31, 2003, 2002, and 2001, respectively, the only component of other comprehensive income is net income as reported on our Consolidated Statements of Operations.

New Accounting Pronouncements

      In December 2002, FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” (“SFAS No. 148”). SFAS No. 148 amends SFAS No. 123 to permit alternative methods of transition for adopting a fair value based method of accounting for stock-based employee compensation. We use the intrinsic value method to account for stock-based employee compensation. See Note 2 for disclosures relating to stock-based employee compensation.

      On January 1, 2003, we adopted SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”). SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. See Note 4 for disclosures relating to SFAS No. 143 and the related cumulative effect adjustment.

      On January 1, 2003, we adopted the provisions of FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“Interpretation No. 45”). Interpretation No. 45 elaborates on existing disclosure requirements for guarantees and clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The adoption of Interpretation No. 45 had no material effect on our financial statements.

      In December 2003, FASB issued FASB Interpretation No. 46 (Revised), “Consolidation of Variable Interest Entities” (“Interpretation No. 46 (Revised)”). Interpretation No. 46 (Revised) clarifies the application of existing consolidation requirements to entities where a controlling financial interest is achieved through arrangements that do not involve voting interests. Under Interpretation No. 46 (Revised), a variable interest entity (“VIE”) is consolidated if a company is subject to a majority of the risk of loss from the VIE’s activities or entitled to receive a majority of the entity’s residual returns. We have no existing VIE’s as defined by this Interpretation. The application of Interpretation No. 46 (Revised) is not expected to have any effect on our financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In May 2003, FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. We have no existing financial instruments that fall within the scope of this statement.

Reclassifications

      Certain reclassifications have been made to prior years’ consolidated financial statements to conform to the statement classifications used in the current year. These reclassifications relate primarily to the discontinued operation requirements of SFAS No. 144 adopted by us on January 1, 2002. These reclassifications had no effect on reported earnings or stockholders’ equity.

Note 2 — Stock-Based Employee Compensation:

      We have a stock-based employee compensation plan that is more fully described in Note 18. We account for this plan under the recognition and measurement principles of Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations. We use the intrinsic value method to account for stock-based employee compensation. In 2002, approximately $48,000 of compensation, net of tax, was recorded in accordance with APB No. 25 relating to certain stock options for which the exercise period had been extended. The following table illustrates the effect on net earnings (loss) and net earnings (loss) per share as if we had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, to stock-based employee compensation.

	Year Ended December 31,

	2003	2002	2001

	(in thousands,
	except per share data)
Net earnings (loss), as reported	$11,219	$(9,267)	$12,381
Add: Stock-based employee compensation expense included in reported net income, net of related tax effect	—	48	—
Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effect	(238)	(220)	(530)

Pro forma net earnings (loss)	$10,981	$(9,439)	$11,851

Net earnings (loss) per share:
Basic — as reported	$1.28	$(1.08)	$1.40

Basic — pro forma	$1.26	$(1.10)	$1.34

Diluted — as reported	$1.27	$(1.08)	$1.39

Diluted — pro forma	$1.24	$(1.10)	$1.33

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3 — Business Segments:

      We are organized into three operating segments based on manufacturing and marketing criteria. These segments are the Refining Group, the Retail Group and Phoenix Fuel. A description of each segment and its principal products follows:

Refining Group

      Our refining group operates our Ciniza and Bloomfield refineries in the Four Corners area of New Mexico and the Yorktown refinery in Virginia. It also operates a crude oil gathering pipeline system in New Mexico, two finished products distribution terminals, and a fleet of crude oil and finished product trucks. Our three refineries make various grades of gasoline, diesel fuel, and other products from crude oil, other feedstocks, and blending components. We also acquire finished products through exchange agreements and from various suppliers. We sell these products through our service stations, independent wholesalers and retailers, commercial accounts, and sales and exchanges with major oil companies. We purchase crude oil, other feedstocks and blending components from various suppliers.

Retail Group

      Our retail group operates service stations, which include convenience stores or kiosks. We also operated a travel center in New Mexico until June 19, 2003, when the travel center was sold. Our service stations sell various grades of gasoline, diesel fuel, general merchandise, including tobacco and alcoholic and nonalcoholic beverages, and food products to the general public. Our refining group or Phoenix Fuel supplies the gasoline and diesel fuel our retail group sells. We purchase general merchandise and food products from various suppliers. At December 31, 2003, we operated 127 service stations with convenience stores or kiosks.

Phoenix Fuel

      Phoenix Fuel distributes commercial wholesale petroleum products. It includes several lubricant and bulk petroleum distribution plants, an unmanned fleet fueling operation, a bulk lubricant terminal facility, and a fleet of finished product and lubricant delivery trucks. Phoenix Fuel purchases petroleum fuels and lubricants from suppliers and to a lesser extent from our refining group.

      Our operations that are not included in any of the three segments are included in the category “Other.” These operations consist primarily of corporate staff operations.

      Operating income for each segment consists of net revenues less cost of products sold, operating expenses, depreciation and amortization, and the segment’s SG&A expenses. Cost of products sold reflects current costs adjusted, where appropriate, for LIFO and lower of cost or market inventory adjustments.

      The total assets of each segment consist primarily of net property, plant and equipment, inventories, accounts receivable and other assets directly associated with the segment’s operations. Included in the total assets of the corporate staff operations are a majority of our cash and cash equivalents, and various accounts receivable, net property, plant and equipment, and other long-term assets.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Disclosures regarding our reportable segments with reconciliations to consolidated totals are presented below.

	As of and for the Year Ended December 31, 2003

	Refining	Retail	Phoenix		Reconciling
	Group	Group	Fuel	Other	Items	Consolidated

	(in thousands)
Customer net revenues:
Finished products:
Four Corners operations	$287,288
Yorktown operations	752,115

Total	$1,039,403	$201,278	$397,163	$—	$—	$1,637,844
Merchandise and lubricants	—	133,039	26,262	—	—	159,301
Other	20,797	16,184	1,775	537	—	39,293

Total	1,060,200	350,501	425,200	537	—	1,836,438

Intersegment net revenues:
Finished products	175,898	—	47,304	—	(223,202)	—
Other	15,862	—	—	—	(15,862)	—

Total	191,760	—	47,304	—	(239,064)	—

Total net revenues	1,251,960	350,501	472,504	537	(239,064)	1,836,438
Net revenues of discontinued operations	—	28,179	—	—	—	28,179

Net revenues of continuing operations	$1,251,960	$322,322	$472,504	$537	$(239,064)	$1,808,259

Operating income (loss):
Four Corners operations	$41,932
Yorktown operations	22,039

Total operating income (loss)	$63,971	$13,476	$8,483	$(20,995)	$(1,791)	$63,144
Discontinued operations	—	(736)	—	—	46	(690)

Operating income (loss) from continuing operations	$63,971	$14,212	$8,483	$(20,995)	$(1,837)	$63,834
Interest expense						(38,993)
Amortization of financing costs						(4,696)
Interest income						163

Earnings from continuing operations before income taxes						$20,308

Depreciation and amortization:
Four Corners operations	$15,846
Yorktown operations	7,951

Total	$23,797	$10,656	$1,763	$1,301	$—	$37,517
Discontinued operations	—	741	—	—	—	741

Continuing operations	$23,797	$9,915	$1,763	$1,301	$—	$36,776
Total assets	$459,253	$116,083	$72,188	$59,830	$—	$707,354
Capital expenditures	$14,428	$2,322	$295	$834	$—	$17,879
Yorktown refinery acquisition	$8,854	$—	$—	$—	$—	$8,854

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	As of and for the Year Ended December 31, 2002

	Refining	Retail	Phoenix		Reconciling
	Group	Group	Fuel	Other	Items	Consolidated

	(in thousands)
Customer net revenues:
Finished products:
Four Corners operations	$253,826
Yorktown operations(1)	408,936

Total	$662,762	$189,008	$269,316	$—	$—	$1,121,086
Merchandise and lubricants	—	141,870	23,345	—	—	165,215
Other	8,226	15,791	2,564	180	—	26,761

Total	670,988	346,669	295,225	180	—	1,313,062

Intersegment net revenues:
Finished products	151,189	—	54,709	—	(205,898)	—
Other	16,352	—	—	—	(16,352)	—

Total	167,541	—	54,709	—	(222,250)	—

Total net revenues	838,529	346,669	349,934	180	(222,250)	1,313,062
Net revenues of discontinued operations	—	63,776	—	—	—	63,776

Net revenues of continuing operations	$838,529	$282,893	$349,934	$180	$(222,250)	$1,249,286

Operating income (loss):
Four Corners operations	$30,822
Yorktown operations(1)	(6,388)

Total operating income (loss)	$24,434	$3,249	$7,014	$(16,982)	$5,894	$23,609
Discontinued operations	—	(2,100)	—	—	5,153	3,053

Operating income (loss) from continuing operations	$24,434	$5,349	$7,014	$(16,982)	$741	$20,556
Interest expense						(36,308)
Amortization/write-off of financing costs						(3,256)
Interest income						432

Loss from continuing operations before income taxes						$(18,576)

Depreciation and amortization:
Four Corners operations	$16,759
Yorktown operations(1)	4,493

Total	$21,252	$12,540	$2,046	$1,296	$—	$37,134
Discontinued operations	—	2,076	—	—	—	2,076

Continuing operations	$21,252	$10,464	$2,046	$1,296	$—	$35,058
Total assets	$432,655	$132,397	$66,274	$70,960	$—	$702,286
Capital expenditures	$9,573	$1,016	$545	$1,856	$—	$12,990
Yorktown refinery acquisition	$194,733	$—	$—	$—	$—	$194,733

(1)	Since acquisition on May 14, 2002.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	As of and for the Year Ended December 31, 2001

	Refining	Retail	Phoenix		Reconciling
	Group	Group	Fuel	Other	Items	Consolidated

	(in thousands)
Customer net revenues:
Finished products	$280,636	$228,533	$284,430	$—	$—	$793,599
Merchandise and lubricants	—	144,531	24,555	—	—	169,086
Other	9,373	17,315	2,062	244	—	28,994

Total	290,009	390,379	311,047	244	—	991,679

Intersegment net revenues:
Finished products	166,546	—	80,125	—	(246,671)	—
Other	16,671	—	—	—	(16,671)	—

Total	183,217	—	80,125	—	(263,342)	—

Total net revenues	473,226	390,379	391,172	244	(263,342)	991,679
Net revenues of discontinued operations	—	84,352	—	—	—	84,352

Net revenues of continuing operations	$473,226	$306,027	$391,172	$244	$(263,342)	$907,327

Operating income (loss)	$66,148	$5,214	$4,731	$(21,163)	$(11,621)	$43,309
Discontinued operations	—	(1,236)	—	—	(1,203)	(2,439)

Operating income (loss) from continuing operations	$66,148	$6,450	$4,731	$(21,163)	$(10,418)	$45,748
Interest expense						(24,098)
Amortization of financing costs						(764)
Interest income						1,661

Earnings from continuing operations before income taxes						$22,547

Depreciation and amortization	$16,463	$12,709	$2,696	$1,243	$—	$33,111
Discontinued operations	—	2,322	—	—	—	2,322

Continuing operations	$16,463	$10,387	$2,696	$1,243	$—	$30,789
Total assets	$228,403	$165,176	$65,539	$48,056	$—	$507,174
Capital expenditures	$13,310	$41,337	$985	$1,424	$—	$57,056

Note 4 — Asset Retirement Obligations:

      On January 1, 2003, we adopted SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 addresses financial accounting and reporting obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement applies to all entities. It addresses legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of lessees. As used in this statement, a legal obligation is an obligation that a party is required to settle as a result of an existing or enacted law, statute, ordinance, or written or oral contract, or by legal construction of a contract under the doctrine of promissory estoppel.

      This statement requires that the fair value of a liability for an Asset Retirement Obligation (“ARO”) be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

associated Asset Retirement Cost (“ARC”) is capitalized as part of the carrying amount of the long-lived asset. To initially recognize our ARO liability, we capitalized the fair value of all ARO’s that we identified, calculated as of the date the liability would have been recognized were SFAS No. 143 in effect at that time. In accordance with SFAS No. 143, we also recognized the cumulative accretion and accumulated depreciation from the date the liability would have been recognized had the provisions of SFAS No. 143 been in effect, to January 1, 2003, the date we adopted SFAS No. 143. As a result, on January 1, 2003, we recorded an ARO liability of $2,198,000, ARC assets of $1,580,000 and related accumulated depreciation of $674,000. We also reversed a previously recorded asset retirement obligation of $120,000, and recorded a cumulative effect adjustment of $1,172,000 ($704,000 net of taxes). Our legally restricted assets that are set aside for purposes of settling ARO liabilities are less than $500,000. These assets are set aside to fund costs associated with the closure of certain solid waste management facilities.

      We identified the following ARO’s:

1. Landfills — pursuant to Virginia law, the two solid waste management facilities at our Yorktown refinery must satisfy closure and post-closure care and financial responsibility requirements.

2. Crude Pipelines — our right-of-way agreements generally require that pipeline properties be returned to their original condition when the agreements are no longer in effect. This means that the pipeline surface facilities must be dismantled and removed and certain site reclamation performed. We do not believe these right-of-way agreements will require us to remove the underground pipe upon taking the pipeline permanently out of service. Regulatory requirements, however, may mandate that such out-of-service underground pipe be purged.

3. Storage Tanks — we have a legal obligation under applicable law to remove all underground and aboveground storage tanks, both on owned property and leased property, once they are taken out of service. Under some lease arrangements, we also have committed to restore the leased property to its original condition.

      The following table reconciles the beginning and ending aggregate carrying amount of our ARO’s for the years ended December 31, 2003 and 2002.

		December 31, 2002
	December 31, 2003	(Pro Forma)

	(in thousands)
Liability beginning of year	$2,198	$1,719
Liabilities incurred	—	340
Liabilities settled	(146)	—
Accretion expense	171	139
Revision to estimated cash flows	—	—

Liability end of period	$2,223	$2,198

      The effect of the change on earnings, excluding the cumulative effect adjustment, for the year ended December 31, 2003 was approximately $178,000 or $0.02 per diluted share.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The pro forma information below for the years ended December 31, 2002 and 2001 reflect the effects of additional depreciation and accretion expense net of related income taxes as if the requirements of SFAS No. 143 were in effect as of the beginning of the period.

	Year Ended
	December 31,

	2002	2001

	(in thousands,
	except per share data)
Net (loss) earnings as reported	$(9,267)	$12,381
Deduct:
Accretion expense, net of tax	(84)	(77)
Depreciation expense, net of tax	(79)	(68)

Pro forma net (loss) earnings	$(9,430)	$12,236

Net (loss) earnings per common share:
Basic:
As reported	$(1.08)	$1.40
Pro forma	$(1.10)	$1.38
Assuming dilution:
As reported	$(1.08)	$1.39
Pro forma	$(1.10)	$1.38

Note 5 — Goodwill and Other Intangible Assets:

      SFAS No. 142, “Goodwill and Other Intangible Assets,” addresses financial accounting and reporting for intangible assets acquired individually or with a group of other assets (but not those acquired in a business combination) at acquisition. This statement also addresses financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142, among other things, specifies that goodwill and certain intangible assets with indefinite lives no longer be amortized, but instead be subject to periodic impairment testing.

      We elected to conduct our annual goodwill impairment test as of the first day of each fourth fiscal quarter (October 1). For 2003, we identified four reporting units for the purpose of the annual impairment test. The reporting units consisted of the Yorktown Refinery Unit, Four Corners Refinery Unit, the Retail Unit and the Phoenix Fuel Unit. The fair value of each reporting unit was determined using a discounted cash flow model based on assumptions applicable to each reporting unit. The fair value of the reporting units exceeded their respective carrying amounts, including goodwill. As a result, the goodwill of each reporting unit was considered not impaired.

      In addition to the annual goodwill impairment test, if events and circumstances indicate that goodwill of a reporting unit might be impaired, then goodwill also will be tested for impairment when the impairment indicator arises.

      At December 31, 2003 and 2002, we had goodwill of $24,578,000 and $19,465,000, respectively.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The changes in the carrying amount of goodwill for the year ended December 31, 2003 are as follows:

	Refining	Retail	Phoenix
	Group	Group	Fuel	Total

	(in thousands)
Balance as of January 1, 2003	$125	$4,618	$14,722	$19,465
Yorktown refinery acquisition contingent consideration (Note 6)	5,254	—	—	5,254
Goodwill written off related to the sale of certain retail units	—	(113)	—	(113)
Impairment losses related to the closure of certain retail units	—	(28)	—	(28)

Balance as of December 31, 2003	$5,379	$4,477	$14,722	$24,578

      Certain of our retail units classified as held for sale or held and used are tested for impairment when circumstances change. In 2003, offers were received for certain retail units, while others continued to be marketed for sale, and these units were tested for impairment. This resulted in goodwill impairment write-downs for two units of $28,000. Also, goodwill of $113,000 relating to retail units sold was written off and is included in the net gain on the disposal of these units reported as a part of discontinued operations. See Note 7.

      Liquor licenses, which are our only indefinite lived intangible assets, were evaluated for impairment as required by SFAS No. 142. We believe that there are no legal, regulatory, contractual, competitive, economic or other factors limiting the useful life of our liquor licenses. If events and circumstances indicate that our liquor licenses might not be recoverable, then an impairment loss would be recognized if the carrying amount of the liquor licenses exceeds their fair value.

      Intangible assets with finite lives will continue to be amortized over their respective useful lives and will be tested for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

      A summary of intangible assets that are included in “Other Assets” in the Consolidated Balance Sheets at December 31, 2003 and 2002 are presented below:

	December 31, 2003			December 31, 2002
							Weighted
	Gross		Net	Gross		Net	Average
	Carrying	Amortization	Carrying	Carrying	Accumulated	Carrying	Amortization
	Value	Accumulated	Value	Value	Amortization	Value	Period

	(in thousands)
Amortized intangible assets:
Rights-of-way	$3,564	$2,545	$1,019	$3,564	$2,376	$1,188	21 years
Contracts	3,971	3,595	376	3,971	3,476	495	12 years
Licenses and permits	786	147	639	786	59	727	9 years

	8,321	6,287	2,034	8,321	5,911	2,410

Intangible assets not subject to amortization:
Liquor licenses	7,455	—	7,455	7,409	—	7,409

Total intangible assets	$15,776	$6,287	$9,489	$15,730	$5,911	$9,819

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Intangible asset amortization expense for the year ended December 31, 2003 was $376,000. Estimated amortization expense for the five succeeding fiscal years is as follows:

(in thousands)
2004	$376
2005	376
2006	374
2007	273
2008	253

      The following table sets forth a reconciliation of net earnings (loss) and earnings (loss) per share information for the years ended December 31, 2003, 2002 and 2001 adjusted for the non-amortization provisions of SFAS No. 142.

	Year Ended December 31,

	2003	2002	2001

	(in thousands)
Reported net earnings (loss)	$11,219	$(9,267)	$12,381
Add: Goodwill amortization, net of tax effect	—	—	641

Adjusted net earnings (loss)	$11,219	$(9,267)	$13,022

Basic earnings (loss) per share:
Reported net earnings (loss)	$1.28	$(1.08)	$1.40
Adjusted net earnings (loss)	$1.28	$(1.08)	$1.47
Diluted earnings (loss) per share:
Reported net earnings (loss)	$1.27	$(1.08)	$1.39
Adjusted net earnings (loss)	$1.27	$(1.08)	$1.46

Note 6 — Acquisitions:

      On May 14, 2002, we acquired the 61,900 bpd Yorktown refinery from BP Corporation North America Inc. and BP Products North America Inc. (collectively “BP”) for $127,500,000 plus $65,182,000 for the value of inventory at closing, the assumption of certain liabilities, and a conditional earn-out. In addition, we incurred direct costs related to this transaction of approximately $2,000,000.

      Under SFAS No. 141, “Business Combinations”, the Yorktown acquisition was accounted for as a purchase. As such, the purchase price was allocated to the assets acquired and liabilities assumed based upon their respective fair market values at the date of acquisition. No material adjustments have been made to our initial allocation of the purchase price of the Yorktown refinery except as noted below.

      As part of the acquisition, we agreed to pay to BP, beginning in 2003 and concluding at the end of 2005, earn-out payments up to a maximum of $25,000,000 when the average monthly spreads for regular reformulated gasoline or No. 2 distillate over West Texas Intermediate equivalent light crude oil on the New York Mercantile Exchange exceed $5.50 or $4.00 per barrel, respectively. For the year ended December 31, 2003, we incurred $8,854,000 under this provision of the purchase agreement. These earn-out payments are an additional element of cost that represents an excess of purchase price over the net amounts assigned to the assets acquired and liabilities assumed. We allocated $5,254,000 of this amount to goodwill and $3,600,000 to a deferred tax asset.

      The Yorktown acquisition was funded with cash on hand, $32,000,000 in borrowings under a $100,000,000 senior secured revolving credit facility, $40,000,000 in borrowings from a senior secured mortgage loan facility, and part of the proceeds from the issuance of $200,000,000 of 11% Senior

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Subordinated Notes due 2012 (“the 11% Notes”). In addition, we incurred approximately $17,436,000 of financing costs in connection with these obligations. See Note 13 for a discussion of these obligations.

      The December 31, 2002 financial statements include the results of operations of the Yorktown acquisition since the date of acquisition.

      In December 1998, we completed a sale-leaseback transaction with FFCA Capital Holding Corporation (“FFCA”). Under the terms of the Sale and Lease Agreement (the “Agreement”), FFCA purchased 83 service station/convenience stores from us for approximately $51,763,000. We, in turn, leased the 83 service station/convenience stores back from FFCA under an operating lease arrangement with an initial term of 15 years and three separate options to continue the lease for successive periods of five years. In the second half of 1999, we reacquired 24 of the service station/convenience stores for approximately $13,711,000, which was the original selling price of these properties. In the second quarter of 2001, FFCA approached us to determine whether we had any interest in reacquiring the remaining 59 service station/convenience stores. Subsequently, in July 2001, we repurchased, for cash, the 59 service station/convenience stores for approximately $38,052,000, which was the original selling price of these properties, plus closing costs. Certain deferrals on the Balance Sheet relating to the sale-leaseback transaction reduced the cost basis of the assets recorded in “Property, Plant and Equipment” by approximately $1,736,000. These deferrals included a deferred gain on the original sale to FFCA, deferred lease allocations, and deferred costs associated with the original sale. Lease expense related to these assets totaled $0 for 2002 and $2,610,000 for 2001. Depreciation expense related to these same assets totaled $3,983,000 for 2002 and $2,937,000 in 2001.

Note 7 —	Discontinued Operations, Asset Disposals, and Assets Held For Sale:

      The following table contains information regarding our discontinued operations, all of which are included in our retail group and include some service station/convenience stores and our travel center, which was sold on June 19, 2003.

	Year Ended December 31,

	2003	2002	2001

	(in thousands)
Net revenues	$28,179	$63,776	$84,352
Net operating loss	$(736)	$(2,100)	$(1,236)
Gain on disposal	$279	$6,463	$—
Impairment and other write-downs	$(233)	$(1,310)	$(1,203)

(Loss) earnings before income taxes	$(690)	$3,053	$(2,439)

Net (loss) earnings	$(414)	$1,832	$(1,464)
Allocated goodwill included in gain on disposal	$113	$308	$—

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Included in “Assets Held for Sale” in the accompanying Consolidated Balance Sheets are the following categories of assets.

	December 31,	December 31,
	2003	2002

	(in thousands)
Operating retail units held for sale and included in discontinued operations:
Property, plant and equipment	$330	$12,322
Inventories	106	558

	436	12,880
Vacant land — residential/commercial property	—	6,351
Closed retail units	3,158	2,376
Vacant land — industrial site	1,596	1,596
Vacant land — adjacent to retail units	—	1,201

	$5,190	$24,404

      All of these assets are or were being marketed for sale at the direction of management. We expect to dispose of the remaining properties within the next 12 months. In 2003, certain properties were reclassified to property, plant and equipment because we were unable to dispose of them within 12 months. These properties included:

•	nine closed retail units with a net book value of $1,219,000;

•	vacant land — residential/commercial property with a net book value of $6,278,000; and

•	vacant land — adjacent to retail units with a net book value of $1,189,000.

      In addition, two closed retail units were added to assets held for sale, two were sold, one unit was written-off, and impairment write-downs of $796,000 were recorded relating to various other assets.

      On June 19, 2003, we completed the sale of our travel center to Pilot Travel Centers LLC (“Pilot”) and received net proceeds of approximately $5,820,000, plus an additional $491,000 for inventories. As a result of this transaction, we recorded a pre-tax loss of approximately $44,600, which included charges that were a direct result of the decision to sell the travel center. In connection with the sale, we entered into a long-term product supply agreement with Pilot. We will receive a supply agreement performance payment at the end of five years if there has been no material breach under the supply agreement and all requirements have been met for such payment.

      On November 4, 2003 we sold our corporate headquarters building and approximately 8 acres of surrounding land. In connection with the sale, we entered into a ten-year agreement to lease back our corporate headquarters building. The gain on the sale of the property of approximately $924,000 has been deferred and is being amortized over the original lease term. The deferred gain is included in “Other Liabilities and Deferred Income” on our Consolidated Balance Sheet for December 31, 2003.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 8 — Earnings Per Share:

      The following is a reconciliation of the numerators and denominators of the basic and diluted per share computations for earnings as required by SFAS No. 128:

	Year Ended December 31,

Numerator	2003	2002	2001

	(in thousands)
Earnings (loss) from continuing operations	$12,337	$(11,099)	$13,845
Earnings (loss) from discontinued operations	(414)	1,832	(1,464)
Cumulative effect of change in accounting principle	(704)	—	—

Net earnings (loss)	$11,219	$(9,267)	$12,381

	Year Ended December 31,

Denominator	2003	2002		2001

Basic — weighted average shares outstanding	8,731,672	8,565,992		8,871,006
Effect of dilutive stock options	98,692	—	*	14,128

Diluted — weighted average shares outstanding	8,830,364	8,565,992		8,885,134

*	The additional 8,650 shares would be antidilutive due to the net loss.

	Year Ended
	December 31,

Basic Earnings Per Share	2003	2002	2001

Earnings (loss) from continuing operations	$1.41	$(1.29)	$1.56
Earnings (loss) from discontinued operations	(0.05)	0.21	(0.16)
Cumulative effect of change in accounting principle	(0.08)	—	—

Net earnings (loss)	$1.28	$(1.08)	$1.40

	Year Ended
	December 31,

Diluted Earnings Per Share	2003	2002	2001

Earnings (loss) from continuing operations	$1.40	$(1.29)	$1.55
Earnings (loss) from discontinued operations	(0.05)	0.21	(0.16)
Cumulative effect of change in accounting principle	(0.08)	—	—

Net earnings (loss)	$1.27	$(1.08)	$1.39

      At December 31, 2003 and 2002, there were 8,785,555 and 8,571,779 shares, respectively, of our common stock outstanding.

      On February 25, 2004, we contributed 49,046 newly issued shares of our common stock to fund our 401(k) plan discretionary contribution for the year ended December 31, 2003. In 2003, we contributed 213,776 newly issued shares of our common stock to fund our 401(k) plan discretionary contribution for the year ended December 31, 2002. See Note 16 for a description of the 401(k) plan.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      There were no transactions subsequent to December 31, 2003, except as noted above, that if the transactions had occurred before December 31, 2003, would materially change the number of common shares or potential common shares outstanding as of December 31, 2003.

Note 9 — Related Party Transactions:

      In the past, we engaged in a number of transactions with related parties, primarily James E. Acridge, our former Chairman, President and Chief Executive Officer (the “Former CEO”). Certain of these transactions are summarized in the table below.

	Material Related Party
	Transactions

Transaction	2003	2002	2001

Purchase of Jomax Real Property(1)	N/A	N/A	$5,000,000
Purchase of Jomax Rights(2)	N/A	N/A	$600,000
Purchase of Artwork for Corporate Headquarters(3)	N/A	N/A	$162,550
Purchase of Stock(4)	N/A	N/A	$3,520,000
Principal Amount of Loan Receivable at the end of each year(5)	N/A	N/A	$5,000,000
Interest Income on Loan(5)	N/A	N/A	$537,499
Interest Receivable at 12/31(5)	N/A	N/A	$394,384
Other Receivables at 12/31(6)	N/A	N/A	$88,338
Other Amounts Classified as Compensation(7)	N/A	N/A	$696,204
Other (Receipts) Payments(8)	N/A	N/A	$(39,440)

(1)	On January 25, 2001, we accepted an offer from the Former CEO, on behalf of a trust of which the Former CEO is the beneficiary (the “Trust”), to sell a parcel of land (the “Jomax Property”) to us, for the lesser of $5,000,000 or the Jomax Property’s appraisal value. In March 2001, we purchased the Jomax Property for $5,000,000. A portion of the proceeds from the sale was used to pay all interest due and payable as of March 28, 2001 under the terms of an outstanding loan to the Former CEO we had made previously. As part of the transaction, the Trust also was granted an option, exercisable for a period of two years, to repurchase the property at the greater of the amount paid by us to purchase the property and the property’s appraised value, and a right of first refusal, exercisable for a period of two years, to repurchase the property on the same terms as contained in a bona fide offer from a bona fide purchaser.

(2)	On September 20, 2001, we purchased the Trust’s option and right of first refusal (collectively, the “Rights”) for $600,000. At the time of the sale, we were negotiating with a potential purchaser for the sale of the Jomax Property for a price in excess of the purchase price we paid. The potential purchaser was requiring us to represent in the purchase and sale agreement that there were no effective options to purchase, or rights of first refusal, affecting the property. Our purchase of the Rights would have enabled us to make this representation and would have avoided any other complications associated with the Rights that potentially could have affected the sale. The potential purchaser subsequently advised us that it was discontinuing negotiations regarding the possible sale because general market and economic conditions, coupled with the financial uncertainties arising out of the events that occurred on September 11, 2001, had severely depressed the real estate market. We continue to market this property for sale, and in the first quarter of 2004 entered into an agreement to sell it. Under the current terms of the agreement, this transaction would close in the second quarter of 2004.

(3)	In the first quarter of 2001, we purchased artwork from the Former CEO for display in our headquarters building for its appraised value of $162,550. The proceeds of that transaction were used by the Former CEO to pay balances due on certain amounts owed to us by the Former CEO and by entities controlled, or previously controlled, by the Former CEO.

(4)	During 2001, we repurchased 400,000 shares of our common stock from the Former CEO for $3,520,000 or $8.80 per share. This was the market price of our stock on the date our board of directors approved the purchase. We purchased all of these shares under our stock repurchase program, and all of the repurchased shares are treated as treasury shares.

(5)	We loaned $4,000,000 to the Former CEO on September 17, 1998 (the “Loan”). The Loan was originally evidenced by an unsecured promissory note bearing interest at the prime rate published by the Wall Street Journal on September 17, 1998 (the “Prime Rate”) plus 2%. Principal and accrued interest were due and payable in one lump sum on February 28, 1999. On December 23, 1998, we entered into a revised loan agreement with the Former CEO. The amount of the Loan was increased to $5,000,000, the Loan’s interest rate was increased to the Prime Rate plus 3%, and the Loan’s maturity date was extended to

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

February 28, 2001. An initial interest payment was made on February 28, 1999 for interest due through December 31, 1998. Subsequent interest was due and payable semi-annually on June 30 and December 31 of each year.

The Loan was modified again on March 10, 2000. The terms of the Loan were revised so that all principal and interest, including interest that otherwise would have been payable on December 31, 1999, became due and payable on February 28, 2001. As security for the modified loan, we received a pledge by a limited liability company owned by the Former CEO (“Pinnacle Rodeo”) of a 49% equity interest in another limited liability company (“Pinnacle Rawhide”). We believe that Pinnacle Rodeo’s principal asset was full ownership of Pinnacle Rawhide, and that Pinnacle Rawhide’s principal asset was certain real property in north Scottsdale, Arizona, on which the Rawhide Wild West Town is located, which was subject to secured liens (the “Real Property”). The loan was further modified on February 28, 2001 to extend the Loan’s maturity date to March 28, 2001. This modification reflected the fact that our purchase of the Jomax Property had not closed. A portion of the proceeds of this sale was used to pay the interest that became due and payable under the Loan on February 28, 2001. On March 21, 2001, we approved an additional two-year extension of the Loan’s maturity date, making all principal and interest due and payable on March 28, 2003. This extension was conditioned upon, among other things, the Former CEO’s payment of all interest due and payable on March 28, 2001, which was paid. In return for the extension of the Loan, the Former CEO provided additional security for the Loan by pledging all of his equity interest in Pinnacle Rodeo.

On July 18, 2001, we were advised that Pinnacle Rodeo was unable to make the monthly payment due and owing in the month of July under certain loans entered into by Pinnacle Rodeo (the “Rodeo Loans”). We were asked to make this payment, in the amount of $240,833, on behalf of the Former CEO for the benefit of Pinnacle Rodeo. It was our understanding that the Rodeo Loans were secured by prior liens on the Real Property. We made the July payment in order to avoid a default under the Rodeo Loans.

As of December 31, 2001, we established a reserve for the entire amount of the Loan plus interest accrued through December 31, 2001. The amount of the reserve is $5,409,000. Subsequently, the Former CEO personally, and three entities controlled, or previously controlled, by the Former CEO, commenced Chapter 11 Bankruptcy proceedings, including Pinnacle Rodeo and Pinnacle Rawhide. The four bankruptcy cases are jointly administered. It is unknown whether and to what extent creditors, including us, will receive any recovery on their respective debts from any of the four bankruptcy estates. In the course of the bankruptcy proceeding, the bankruptcy court permitted the principal lienholder on the Real Property to take back title to the property. In view of this development, we have continued to maintain the reserve established as of December 31, 2001.

On July 31, 2003, we filed a complaint in the Acridge bankruptcy proceeding in which we sought a determination that certain of the amounts we believe are owed to us by Mr. Acridge, including amounts due on the loan, are not dischargeable in bankruptcy. Included in this complaint is a claim for interest on the loan arising since we established the reserve at December 31, 2001. For 2002, this amount is $402,226, and for 2003, this amount is $537,500. We have not, however, established a receivable for these interest amounts. The court has entered a default against Mr. Acridge in connection with our complaint. The court, however, has not yet ruled on whether we are entitled to receive any of the damages that we have requested. Even if the court decides that we can receive damages, we do not know whether we would be able to recover any of these damages from Mr. Acridge.

(6)	Total includes amounts due from entities controlled, or previously controlled, by the Former CEO for rent, landscaping, and fuel purchases. Because of the bankruptcy proceedings discussed above, a reserve for these receivables has been recorded as of December 31, 2002.

(7)	In the third quarter of 2001, we transferred to the Former CEO a life insurance policy on his life with a cash surrender value of $251,078. This policy and life insurance policies for another executive had been issued prior to when we went public in 1989. In connection with our determination that the policy should be transferred to the Former CEO, we considered historical information and other relevant matters relating to the policy, including the fact that several life insurance policies on the other executive’s life had previously been transferred to that executive. The cash value of the life insurance policy was considered compensation to the Former CEO for tax purposes in 2001. The $251,078 cash surrender value recorded on our books was expensed in the third quarter and was included in selling, general and administrative expenses (“SG&A”).

In the third quarter of 2001, the Former CEO also submitted statements to us for reimbursement of certain expenditures made by the Former CEO in the current year and prior years. In August 2001, we reimbursed the Former CEO $228,379 in connection with such statements. Of this amount, $204,293 was considered compensation to the Former CEO for tax purposes in 2001. The $204,293 was expensed in the third quarter and was included in SG&A.

In addition, the payment of $240,833 described in footnote five above made on behalf of the Former CEO also was expensed in the third quarter of 2001. This amount was considered compensation to the Former CEO for tax purposes in 2001 and was included in SG&A.

(8)	The total represents the net amount of (i) certain miscellaneous amounts paid by us to the Former CEO or entities controlled, or previously controlled, by the Former CEO, including certain amounts for joint marketing programs, the lease of certain real property for one of our service stations, and the assumption by us of a lease, and (ii) certain miscellaneous amounts paid by, or due from, the Former CEO or entities controlled, or previously controlled, by the Former CEO, including rent for office space in our headquarters building.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Excluded from the above table are a number of immaterial transactions involving us and the Former CEO or entities controlled, or previously controlled, by the Former CEO, including: (i) amounts paid to us for purchases of fuel, (ii) payments made to entities controlled, or previously controlled, by the Former CEO for events held at facilities owned by such entities, (iii) reimbursements for certain landscaping and maintenance services provided for the Former CEO and entities controlled, or previously controlled, by the Former CEO, and (iv) the value of products and services provided to us by the Former CEO or entities controlled, or previously controlled, by him. Various immaterial amounts involving other related parties are also excluded from the table. Additionally, in 2002, we extended for one year the period of time that the Former CEO had to exercise a grant of 55,800 stock options. These stock options were due to expire on June 27, 2002 due to the Former CEO’s termination on March 29, 2002. Because the extension changed the terms of the original stock option grant under our 1998 Stock Incentive Plan, we recorded compensation expense in the amount of $79,500.

      All of the material foregoing transactions were reviewed and approved by our board of directors or committees of the board.

      As discussed in more detail in Note 20, the Former CEO, and three entities controlled by the Former CEO have commenced Chapter 11 bankruptcy proceedings. We are pursuing claims in the bankruptcy proceedings for, among other things, the following: (i) the loan and related accrued interest discussed above, (ii) the other receivables outstanding as of December 31, 2003 discussed above, (iii) approximately $700,000 of costs incurred through December 31, 2003 to resolve a lease dispute and related litigation in which an entity controlled by the Former CEO was a sublessee of ours and a limited liability company in which the bankruptcy estate of an entity controlled by Mr. Acridge formerly owned a 51% interest was the Landlord (costs incurred subsequent to December 31, 2003 also will be pursued), (iv) approximately $124,000 for the time spent by one of our employees on projects for entities controlled, or previously controlled, by the Former CEO, (v) approximately $89,000 for landscaping services provided by us that benefited the Former CEO, (vi) approximately $15,600 for what we believe are non-company expenses incurred by the Former CEO on a company credit card, and (vii) approximately $1,400 of other miscellaneous amounts. It is unknown whether, and to what extent, creditors, including us, will receive any recovery on their respective debts from any of the four bankruptcy estates.

      In addition, with respect to the lease dispute described above, we have demanded reimbursement of amounts paid to resolve the dispute from an entity controlled by our former CEO that is not involved in bankruptcy. We do not know whether we will receive any of the amounts we are attempting to recover.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 10 — Inventories:

      Our inventories consist of the following:

	December 31,

	2003	2002

	(in thousands)
First-in, first-out (“FIFO”) method:
Crude oil	$54,771	$34,192
Refined products	68,622	59,896
Refinery and shop supplies	11,306	11,362
Merchandise	2,946	3,374
Retail method:
Merchandise	11,474	8,599

Subtotal	149,119	117,423
Adjustment for last-in, first-out (“LIFO”) method	(15,498)	(9,641)

Total	$133,621	$107,782

      The portion of inventories valued on a LIFO basis totaled $89,239,000 and $70,329,000 at December 31, 2003 and 2002, respectively. The data in the following paragraph will facilitate comparison with the operating results of companies using the FIFO method of inventory valuation.

      If inventories had been determined using the FIFO method at December 31, 2003, 2002 and 2001, net earnings and diluted earnings per share would have been higher (lower) as follows:

	Year Ended December 31,

	2003	2002	2001

Net earnings	$3,514,000	$7,401,000	$(6,981,000)
Diluted earnings per share	$0.40	$0.86	$(0.79)

      We liquidated certain lower cost refinery LIFO inventory layers in 2003, 2002 and 2001, which resulted in an increase in our net earnings and related diluted earnings per share as follows:

	Year Ended December 31,

	2003	2002	2001

Net earnings	$1,156,000	$660,000	$139,000
Diluted earnings per share	$0.22	$0.08	$0.02

      In 2001, cost of products sold were increased by approximately $3,302,000 as a result of a reduction in the carrying value of inventories related to a decline in crude oil and refined product prices.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 11 — Property, Plant and Equipment:

      Our property, plant and equipment, at cost, consist of the following:

	December 31,

	2003	2002

	(in thousands)
Land and improvements	$44,394	$38,498
Buildings and improvements	101,865	113,730
Machinery and equipment (including turnarounds)	433,479	424,657
Pipelines	10,268	10,456
Furniture and fixtures	25,190	24,300
Vehicles	7,683	7,876
Construction in progress	5,839	7,057

Subtotal	628,718	626,574
Accumulated depreciation and amortization	(235,539)	(211,576)

Total	$393,179	$414,998

Note 12 — Accrued Expenses:

      Our accrued expenses are comprised of the following:

	December 31,

	2003	2002

	(in thousands)
Excise taxes	$24,623	$16,130
Payroll and related costs	10,034	8,523
Bonus, profit sharing and retirement plan contributions	4,980	3,632
Interest	7,319	7,359
Other	6,320	7,174

Total	$53,276	$42,818

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 13 — Long-Term Debt:

      Our long-term debt consists of the following:

	December 31,

	2003	2002

	(in thousands)
11% senior subordinated notes, due 2012, net of unamortized discount of $5,288 and $5,651, interest payable semi-annually	$194,712	$194,349
9% senior subordinated notes, due 2007, interest payable semi-annually	150,000	150,000
Senior secured revolving credit facility, due 2005, floating interest rate, interest payable monthly	—	25,000
Senior secured mortgage loan facility, due 2005, floating interest rate, principal and interest payable monthly	22,000	32,222
Capital lease obligations, 11.3%, interest payable monthly, repaid in 2003	—	6,703
Other	17	46

Subtotal	366,729	408,320
Less current portion	(11,128)	(10,251)

Total	$355,601	$398,069

      Our direct and indirect wholly-owned subsidiaries jointly and severally guarantee on an unconditional basis, the repayment of the two issues of senior subordinated notes, subject to a limitation designed to ensure that such guarantees do not constitute a fraudulent conveyance. Except as otherwise specified in the indentures pursuant to which the notes were issued, there are no restrictions on the ability of such subsidiaries to transfer funds to us in the form of cash dividends, loans or advances. General provisions of applicable state law, however, may limit the ability of any subsidiary to pay dividends or make distributions to us in certain circumstances.

      Separate financial statements of our subsidiaries are not included herein because the aggregate assets, liabilities, earnings, and equity of the subsidiaries are substantially equivalent to our assets, liabilities, earnings, and equity on a consolidated basis; the subsidiaries are jointly and severally liable for the repayment of the notes; and the separate financial statements and other disclosures concerning the subsidiaries are not deemed by us to be material to investors.

      The indentures governing the notes contain restrictive covenants that, among other things, restrict our ability to:

•	create liens;

•	incur or guarantee debt;

•	pay dividends;

•	repurchase shares of our common stock;

•	sell certain assets or subsidiary stock;

•	engage in certain mergers;

•	engage in certain transactions with affiliates; or

•	alter our current line of business.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In addition, subject to certain conditions, we are obligated to offer to purchase a portion of the notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, with the net cash proceeds of certain sales or other dispositions of assets. Upon a change of control, we would be required to offer to purchase all of the notes at 101% of the principal amount thereof, plus accrued interest, if any, to the date of purchase. At December 31, 2003, retained earnings available for dividends under the most restrictive terms of the indentures were approximately $18,402,000.

      We have a $100,000,000 three-year senior secured revolving credit facility (the “Credit Facility”) with a group of banks. We also have a $40,000,000 three-year senior secured mortgage loan facility (the “Loan Facility”) with a group of financial institutions.

      The Credit Facility is primarily a working capital and letter of credit facility. The availability of funds under this facility is the lesser of (i) $100,000,000, or (ii) the amount determined under a borrowing base calculation tied to the eligible accounts receivable and inventories. At December 31, 2003 the availability of funds under the Credit Facility was $100,000,000. There were no direct borrowings outstanding under this facility at December 31, 2003, and there were approximately $36,961,000 of irrevocable letters of credit outstanding, primarily to crude oil suppliers, insurance companies and regulatory agencies.

      The interest rate applicable to the Credit Facility is tied to various short-term indices. At December 31, 2003, the weighted average rate was approximately 4.9% per annum. We are required to pay a quarterly commitment fee of 0.50% per annum of the unused amount of the facility.

      The obligations under the Credit Facility are guaranteed by each of our principal subsidiaries and secured by a security interest in our personal property, including:

•	accounts receivable;

•	inventory;

•	contracts;

•	chattel paper;

•	trademarks;

•	copyrights;

•	patents;

•	license rights;

•	deposits; and

•	investment accounts and general intangibles.

      The obligations under the Credit Facility also are secured by first priority liens on the Bloomfield and Ciniza refineries, including:

•	the land, improvements, equipment and fixtures related to the refineries;

•	certain identified New Mexico service station/convenience stores;

•	the stock of our various direct and indirect subsidiaries; and

•	all proceeds and products of this additional collateral.

      The lenders under the Loan Facility are entitled to participate with the lenders under the Credit Facility in this additional collateral pro rata based on the obligations we owe under the Credit Facility and the Loan Facility.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Credit Facility contains negative covenants limiting, among other things:

•	our ability to incur additional indebtedness;

•	create liens;

•	dispose of assets;

•	consolidate or merge;

•	make loans and investments;

•	enter into transactions with affiliates;

•	use loan proceeds for certain purposes;

•	guarantee obligations and incur contingent obligations;

•	enter into agreements restricting the ability of subsidiaries to pay dividends to us;

•	make distributions or stock repurchases;

•	make significant changes in accounting practices or change our fiscal year; and

•	except on terms acceptable to the senior secured lenders, to prepay or modify subordinated indebtedness.

      The Credit Facility also requires us to meet certain financial covenants, including maintaining a minimum consolidated tangible net worth, a minimum fixed charge coverage ratio, a total leverage ratio, and a senior leverage ratio of consolidated senior indebtedness to consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”, as defined in the agreement), and to achieve a minimum quarterly consolidated EBITDA.

      Pursuant to the Loan Facility, we issued notes to the lenders, which bear interest at a rate that is tied to various short-term indices. At December 31, 2003, this rate was approximately 6.7% per annum. The remainder of the notes fully amortize during the remaining term as follows: 2004 — $11,111,000 and 2005 — $10,889,000.

      The Loan Facility is secured by the Yorktown refinery property, fixtures and equipment, excluding inventory, accounts receivable and other Yorktown refinery assets securing the Credit Facility. We and our other principal subsidiaries also guarantee the loan and have granted the lenders the same additional collateral as described above in connection with the Credit Facility. The Loan Facility contains the same negative covenants as in the Credit Facility and requires the Company to meet the same financial covenants as in the Credit Facility.

      Our failure to satisfy any of the covenants in the Credit Facility and the Loan Facility is an event of default under both facilities. Both facilities also include other customary events of default, including, among other things, a cross-default to our other material indebtedness and certain changes of control.

      In 1997, as part of the acquisition of certain service station/convenience stores, we entered into capital leases. We purchased the remaining assets in 2003 and retired the capital lease obligations of approximately $6,703,000 with $4,703,000 in cash and applying a $2,000,000 deposit that had been included in “Other Assets” in our Consolidated Balance Sheet.

      Aggregate annual maturities of long-term debt, excluding unamortized discount, as of December 31, 2003 are: 2004 — $11,128,000; 2005 — $10,889,000; 2006 — $0; 2007 — $150,000,000; 2008 — $0 and all years thereafter — $200,000,000.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 14 — Financial Instruments and Hedging Activity:

      The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” as amended by SFAS No. 133. Using available market information and the valuation methodologies described below, we determined the estimated fair value amounts. Considerable judgment is required, however, in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein may not be indicative of the amounts that we could realize in a current market exchange. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

      The carrying amounts and estimated fair values of our financial instruments are as follows:

	December 31,

	2003		2002

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

	(in thousands)
Balance Sheet — Financial Instruments:
Fixed rate long-term debt	$366,729	$394,516	$401,617	$365,264

      We determined the fair value of fixed rate long-term debt by using quoted market prices, where applicable, or by discounting future cash flows using rates estimated to be currently available for debt of similar terms and remaining maturities.

      We believe the carrying values of our cash and cash equivalents, receivables, accounts payable and accrued expenses approximate fair values due to the short-term maturities of these instruments. We believe the carrying value of our variable rate long-term debt instruments approximate fair values because their rates are tied to short-term indices.

Hedging Activities

      We are exposed to various market risks, including changes in commodity prices and interest rates. To manage the volatility relating to these normal business exposures, from time to time, we use commodity futures and options contracts to reduce price volatility, to fix margins in our refining and marketing operations, and to protect against price declines associated with our crude oil and finished products inventories.

      In 2003 and 2002, we entered into various crude oil futures contracts in order to economically hedge crude oil inventories and crude oil purchases for the Yorktown refinery operations. For the years ended December 31, 2003 and 2002, we recognized losses on these contracts of approximately $1,594,000 and $1,637,000, respectively, in cost of products sold. In 2001, we incurred losses of $10,000 related to these activities. These transactions did not qualify for hedge accounting in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” as amended, and accordingly were marked to market each month.

      At December 31, 2003 and 2002, we had no open crude oil futures contracts or other commodity derivatives.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 15 — Income Taxes:

      Our provision (benefit) for income taxes from continuing operations is comprised of the following:

	Year Ended December 31,

	2003	2002	2001

	(in thousands)
Current:
Federal	$—	$(6,446)	$3,819
State	—	(1,162)	713

	—	(7,608)	4,532

Deferred:
Federal	8,244	(796)	4,184
State	(273)	927	(14)

	7,971	131	4,170

Total provision (benefit) from continuing operations	$7,971	$(7,477)	$8,702

      We paid income taxes in 2003, 2002, and 2001 of $1,150,000, $472,000, and $4,675,000, respectively.

      We received income tax refunds in 2003 and 2002 of $4,110,000 and $3,938,000, respectively.

      We reconcile the difference between our provision (benefit) for income taxes and income taxes calculated using statutory U.S. federal income tax rates for continuing operations as follows:

	Year Ended December 31,

	2003	2002	2001

	(in thousands)
Income taxes at the statutory U.S. federal income tax rate of 35%	$7,108	$(6,502)	$7,891
Increase (decrease) in taxes resulting from:
State taxes, net	792	(906)	1,029
Other, net	71	(69)	(218)

Total provision (benefit) from continuing operations	$7,971	$(7,477)	$8,702

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      We record deferred income taxes to reflect temporary differences in the basis of our assets and liabilities for income tax and financial reporting purposes, as well as available tax credit carryforwards. These temporary differences result in amounts that will be taxable or deductible in future years on our tax returns. The tax effected temporary differences and credit carryforwards which comprise our deferred taxes on our balance sheet are as follows:

	December 31, 2003			December 31, 2002

	Assets	Liabilities	Total	Assets	Liabilities	Total

	(in thousands)
Deductible Temporary Differences:
Accounts receivable	$84	$—	$84	$182	$—	$182
Insurance accruals	939	—	939	579	—	579
Insurance settlements	—	—	—	24	—	24
Vacation accruals	1,220	—	1,220	1,227	—	1,227
Other reserves	1,557	—	1,557	1,207	—	1,207
Accrued environmental and retirement	3,900	—	3,900	6,700	—	6,700
Taxable inventory costs	—	—	—	—	(150)	(150)

Total current	7,700	—	7,700	9,919	(150)	9,769

Deductible Temporary Differences:
Other accruals	487	—	487	1,211	(126)	1,085
Other	—	(290)	(290)	1,916	(453)	1,463
Taxable Temporary Differences:
Accelerated plant costs	—	(702)	(702)	—	(1,176)	(1,176)
Accelerated depreciation	—	(52,520)	(52,520)	—	(52,764)	(52,764)
Inventory tax basis difference	—	(7,079)	(7,079)	—	(5,968)	(5,968)
Net operating loss carryforward	7,136	—	7,136	9,531	—	9,531
Tax credit carryforwards	13,876	—	13,876	10,217	—	10,217

Total noncurrent	21,499	(60,591)	(39,092)	22,875	(60,487)	(37,612)

Total	$29,199	$(60,591)	$(31,392)	$32,794	$(60,637)	$(27,843)

      At December 31, 2003, we had an alternative minimum tax credit carryforward and a general business credit of approximately $9,841,000 and $4,035,000, respectively. Our alternative minimum tax credits can be carried forward indefinitely to offset future taxable income. Our general business tax credits, that are available to offset future income taxes, expire beginning in 2007 through 2023. Our net operating loss carryover, that can offset future taxable income, will expire in 2022. These credits and loss carryovers are subject to utilization based on various tax laws and tax return situations.

Note 16 — 401(k) Plans:

      On May 14, 2002, we adopted the Giant Yorktown 401(k) Retirement Savings Plan (“Yorktown 401(k)”). The Yorktown 401(k) is for the employees of our Yorktown refinery who meet plan eligibility

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

requirements. For purposes of eligibility and vesting, anyone who was employed by the Yorktown refinery on or before December 31, 2002, received credit for time worked for the refinery’s previous owners BP/ Amoco and certain other prior employers. Subject to approval from our board of directors each year, we match the employee’s contributions to the Yorktown 401(k), including after-tax contributions, at a rate of 100% up to a maximum of 7% of the employee’s annual compensation, subject to a per participant maximum contribution amount. For the years ended December 31, 2003 and 2002, we expensed $985,000 and $546,000, respectively, for matching contributions under this plan. Our matching contribution can be invested in available options at the discretion of the participant. We did not make a discretionary contribution to this plan for the year ended December 31, 2003.

      For our other employees who meet plan eligibility requirements, we sponsor the Giant Industries, Inc and Affiliated Companies 401(k) Plan (“Giant 401(k)”). Subject to board approval each year, we match the employee’s contributions to the Giant 401(k), including catch-up contributions, at a rate of 50% up to a maximum of 6% of the employee’s annual compensation, subject to a per participant maximum contribution amount. For the years ended December 31, 2003, 2002, and 2001, we expensed $1,231,000, $1,560,000, and $1,454,000, respectively, for matching contributions under this plan. Our matching contribution can be invested in available options at the discretion of the participant. Additional contributions to the Giant 401(k) are made at the discretion of our board of directors. For the year ended December 31, 2003, we accrued $900,000 for a discretionary contribution to the Giant 401(k). This discretionary contribution was funded with 49,046 newly issued shares of our common stock on February 25, 2004. For the year ended December 31, 2002, we accrued $900,000 for a discretionary contribution to the Giant 401(k), which was funded with 213,776 newly issued shares of our common stock. For the year ended December 31, 2001, we made a discretionary cash contribution of $900,000 to the 401(k). The cash contribution was used to purchase shares of our common stock. All shares are allocated to eligible employees’ accounts in the manner set forth in the Giant 401(k). At December 31, 2003 and 2002, the assets of the Giant 401(k) included 1,099,277 and 1,159,384 shares of our common stock, respectively.

      In March 2004 the Yorktown 401(k) and the Giant 401(k) were combined into one 401(k) plan for administrative convenience and to reduce costs. The benefits available to Yorktown and non-Yorktown employees did not materially change.

Note 17 — Pension and Post-Retirement Benefits:

      In December 2003, FASB revised SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to enhance disclosures of relevant accounting information by providing additional information on plan assets, obligations, cash flows, and net cost. The revisions are reflected in this footnote.

      On December 8, 2003, the President signed the “Medicare Prescription Drug, Improvement and Modernization Act of 2003” (the Act). One feature of the Act is a government subsidy of prescription drug costs. We have not yet quantified the effect, if any, on the accumulated post-retirement benefit obligation or the net periodic post-retirement benefit cost in our financial statements and accompanying notes. Specific accounting guidance for this subsidy is pending, including transition rules.

      In 2002, we established the Giant Yorktown Cash Balance Plan (“Cash Plan”). The Cash Plan is a defined benefit plan for our Yorktown employees. The Cash Plan is a “cash balance” retirement plan fully funded by us without employee contributions. All Yorktown employees meeting the eligibility requirements are automatically included in the Cash Plan. Under the Cash Plan, an account is established for each eligible employee that in general reflects pay credits, based on a percentage of eligible pay determined by age or years of service, whichever yields the greater percentage, plus regular interest credits. Interest credits are generally equal to the greater of 5% or the 12-month average of the one-year U.S. Treasury constant maturity rates plus 1%. Yorktown employees who were covered by the BP retirement plan on July 1, 2000, are generally eligible for a grandfather provision that affects the calculation of the benefit under the plan.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      We have established an investment policy for the Cash Plan that targets allocation percentages among various asset classes. This investment policy is designed to reach long-term return goals, while mitigating against downside risk and considering expected cash flows. The current weighted average target for asset allocation is:

•	equity securities: 50-70%

•	debt securities: 30-50%

•	real estate: 0%

•	other: 0%

      Our investment policy is reviewed from time to time to ensure consistency with our objectives. Equity securities do not include any of our common stock.

      We must make a lump-sum payment to the Cash Plan each year. The amount of our annual payment is based on various factors, including actuarial calculations linked to the potential retirement ages of Yorktown employees. Our payment to the Cash Plan for the year ending December 31, 2002 was $1,086,000 and was made in September 2003. We expect to contribute about $2,200,000 to the Cash Plan in 2004.

      In 2002, we established the Giant Yorktown Retiree Medical Plan (the “Medical Plan”), which is a defined post-retirement benefit plan for Yorktown employees. The Medical Plan will pay a percentage of the medical premium for coverage under the plan. Coverage is generally available to full-time employees who are age 50 or older with 10 or more years of service. We will pay from 50% to 80% of the premium cost, depending on age and years of service. Unlike the Cash Plan, we are not required to fund the Medical Plan annually. We did not make a payment to the Medical Plan for the year ending December 31, 2002 and do not anticipate making a payment to the Medical Plan for the year ending December 31, 2003.

      The following table contains certain disclosures for our pension plan and retiree medical plan for 2003 and 2002:

	Cash Balance Plan		Retiree Medical Plan

	2003	2002	2003	2002

Reconciliation of benefit obligation:
Benefit obligation at beginning of year	$8,550,561	$—	$2,498,637	$—
Service cost	1,151,983	576,969	192,379	101,972
Interest cost	530,955	310,251	177,612	93,005
Benefit paid	(46,361)	—	—	—
Actuarial loss	624,655	401,341	494,601	162,660
Plan amendments	—	—	—	—
Acquisitions	—	7,262,000	—	2,141,000

Benefit obligation at year end	$10,811,793	$8,550,561	$3,363,229	$2,498,637

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Cash Balance Plan		Retiree Medical Plan

	2003	2002	2003	2002

Reconciliation of plan assets:
Fair value of plan assets at beginning of year	$—	$—	$—	$—
Actual return on plan assets	47,706	—	—	—
Employer contributions	1,086,000	—	—	—
Benefits paid	(46,361)	—	—	—
Acquisitions	—	—	—	—

Fair value of plan assets at end of year	$1,087,345	$—	$—	$—

Unfunded status	$(9,724,448)	$(8,550,561)	$(3,363,229)	$(2,498,637)
Unrecognized net transition obligation	—	—	—	—
Unrecognized net prior service cost	—	—	—	—
Unrecognized net loss	1,001,853	401,341	647,114	162,660

Accrued benefit cost(a)	$(8,722,595)	$(8,149,220)	$(2,716,115)	$(2,335,977)

(a) The amounts are reflected in “Other Liabilities and Deferred Income” in the accompanying Consolidated Balance Sheets.
Net periodic benefit cost included the following:
Service cost	$1,151,983	$576,969	$192,379	$101,972
Interest cost	530,955	310,251	177,612	93,005
Expected return on assets	(23,563)	—	—	—
Amortization of prior service cost	—	—	—	—
Recognized net actuarial (gain)/loss	—	—	10,147	—

Net periodic benefit cost	$1,659,375	$887,220	$380,138	$194,977

      The accumulated benefit obligation for the Cash Plan was $6,592,179 and $3,915,673 at December 31, 2003 and December 31, 2002, respectively.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Weighted Average Plan Assumptions

	Cash Balance Plan		Retiree Medical Plan

	2003	2002	2003	2002

Weighted average assumptions used to determine benefit obligations at December 31:
Measurement date	12/31/2003	12/31/2002	12/31/2003	12/31/2002
Discount rate	6.00%	6.50%	6.00%	6.50%
Rate of compensation increase*	4.00%	4.00%	—	—
Weighted average assumptions used to determine net periodic benefit cost for years ended December 31:
Discount rate	6.50%	7.00%	6.50%	7.00%
Expected return on assets	8.50%	8.50%	—	—
Rate of compensation increase*	4.00%	4.00%	—	—

*	Salary increases are assumed to increase at a rate of 4% per year. An additional 5% increase is added to the ultimate rate for those with less than one year of service grading down to 0% once a participant has five years of service.

     We based our expected long-term rate of return on a review of the anticipated long-term performance of individual asset classes and consideration of the appropriate asset allocation strategy, given the anticipated requirements of the Cash Plan, to determine the average rate of earnings expected on the funds invested to provide benefits. Although we consider recent fund performance and historical returns, the assumption is primarily a long-term, prospective rate. We expect the long-term return assumption for the Cash Plan will remain at 8.5% per year.

Plan Assets

      Our pension plan asset allocations at December 31, 2003, and 2002, by asset category are as follows:

	Percentage of
	Plan Assets at
	December 31,

Asset Category	2003	2002

Equity securities	71%	0%
Debt securities	29%	0%
Real estate	0%	0%
Other	0%	0%

Total	100%	100%

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Assumed Health Care Cost Trend Rates

	Retiree
	Medical Plan

	2003	2002

Assumed health care cost trend rates at December 31:
Health care cost trend rate assumed for next year:
HMO	10.50%	11.50%
Pre-65 Non-HMO	12.50%	13.50%
Post-65 Non-HMO	14.50%	16.00%
Rate to which the cost trend rate is assumed to Decline (the ultimate trend rate)	4.50%	4.50%
Year that the rate reaches the ultimate trend rate	2012	2012

      Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A 1%-point change in assumed health care cost trend rates would have the following effect:

	1%-Point

	Increase	Decrease

Effect on total of service and interest cost components	$10,060	$(9,443)
Effect on postretirement benefit obligation	89,117	(87,521)

Note 18	— Stock Incentive Plans:

      Under the 1998 Stock Incentive Plan (the “1998 Plan”), shares of our common stock are authorized to be issued to deserving employees in connection with awards of options, appreciation rights, restricted shares, performance shares or performance units, all as defined in the 1998 Plan. Appreciation rights, performance shares and performance units may be settled in cash, our common shares or any combination thereof.

      The total number of shares available for grant under the 1998 Plan is 2% of the total number of common shares outstanding as of the first day of each calendar year, which amount was 171,435 shares for 2003, 171,077 shares for 2002, and 178,960 shares for 2001. Grants also are subject to a 400,000 share annual limitation on the number of common shares available for the grant of options that are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code. Common shares available for grant in any particular calendar year that are not, in fact, granted in such year cannot be added to the common shares available for grant in any subsequent calendar year. For 2004, the number of shares available for grant is 175,711.

      On May 9, 2003, 140,500 incentive stock options were granted to 15 employees under the 1998 Plan. The exercise price for all of the options was $5.24, which was the closing price of our common stock on the New York Stock Exchange on the date of grant. One-half of each grant vests on May 9, 2004 and the remaining one-half on May 9, 2005. All of the options expire on May 8, 2013.

      On December 11, 2002, 171,000 incentive stock options were granted to 13 employees under the 1998 Plan. The exercise price for all of the options was $2.85, which was the closing price of our common stock on the New York Stock Exchange on the date of grant. One-half of each grant vests on December 11, 2003 and the remaining one-half on December 11, 2004. All of the options expire on December 10, 2012.

      On May 17, 2001, 177,500 nonqualified stock options were granted to 13 employees under the 1998 Plan. The exercise price for all of the options was $9.95, which was the closing price for our common stock on the New York Stock Exchange on the date of grant. One-third of each grant vested on the date of grant, one-third on May 17, 2002, and the remaining one-third on May 17, 2003. All of the options expire on May 16, 2011.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The 1998 Plan provides that all grants are subject to restrictions, conditions and terms more specifically described in the 1998 Plan, including, but not limited to, the exercise price for stock options and appreciation rights and time vesting requirements for all awards. In general, the 1998 Plan provides that grants of stock options and appreciation rights must expire no more than 10 years from the date of grant. In addition, all grants under the 1998 Plan are subject to forfeiture under certain circumstances, and all unvested awards may vest immediately under various circumstances defined in the 1998 Plan.

      Under our 1989 Stock Incentive Plan (the “1989 Plan”), 500,000 shares of our common stock were authorized to be issued to deserving employees in the form of options and/or restricted stock. At December 31, 2003, no shares were available for future grants under the 1989 Plan because, by its terms, no new awards may be made after December 11, 1999.

      All of the remaining options or restricted stock granted under the 1989 Plan expired in 2003.

      The following summarizes stock option transactions under the 1989 and 1998 Plans:

		Weighted Average
Options Outstanding At	Shares	Exercise Price

January 1, 2001	374,051	10.34
Granted	177,500	9.95
Exercised	(126,601)	8.74
Expired	(26,000)	10.63

December 31, 2001	398,950	10.65
Granted	171,000	2.85
Exercised	(17,900)	5.25

December 31, 2002	552,050	8.41
Granted	140,500	5.24
Expired	(103,550)	8.36
Forfeited	(65,000)	6.35

December 31, 2003	524,000	$7.83

Options exercisable at December 31:
2003	314,500	$10.08
2002	321,876	11.08
2001	280,613	10.95

      The following summarizes information about stock options outstanding under the 1998 Plan at December 31, 2003:

Options Outstanding
			Options Exercisable
		Weighted
		Average		Weighted
Range of	Number	Remaining	Number	Average
Exercise Prices	Outstanding	Contractual Life	Exercisable	Exercise Price

$12.00 to 18.50	100,000	4.1 years	100,000	$15.25
9.95	145,500	7.4 years	145,500	9.95
2.85	138,000	8.9 years	69,000	2.85
5.24	140,500	9.4 years	—	5.24

	524,000	7.7 years	314,500	$10.08

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In October 1995, the FASB issued SFAS No. 123 “Accounting for Stock Based Compensation.” At that time, we determined that we would not change to the fair value method prescribed in the Statement and would continue to use the intrinsic value method to account for stock-based employee compensation. In December 2002, FASB issued SFAS No. 148 “Accounting for Stock-Based Compensation — Transition and Disclosure,” an amendment of FASB Statement No. 123. SFAS 148 amends SFAS 123 to permit alternative methods of transition for adopting a fair value based method of accounting for stock-based employee compensation. We have determined that we will not adopt the provisions of SFAS No. 148.

      If we had elected to recognize compensation costs based on the fair value at the date of grant, consistent with the provisions of SFAS No. 123, our net earnings (loss) and diluted earnings (loss) per share for the years ended December 31, 2003, 2002, and 2001 would have decreased (increased) by approximately $238,000 and $0.03 per share, $(172,000) and $(0.02) per share, and $530,000 and $0.06 per share, respectively.

      The estimated weighted average fair values of options granted during 2003, 2002 and 2001 were $3.28, $1.81 and $5.96 per share, respectively, and were estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2003	2002	2001

Expected life in years	7	7	8
Risk-free interest rate	3.6%	4.0%	5.4%
Volatility	60%	61%	47%
Dividend Yield	—	—	—

Note 19 — Interest, Operating Leases and Rent Expense:

      We paid interest of $38,645,000, $34,426,000, and $24,135,000 in 2003, 2002, and 2001, respectively. We did not have any long-term construction projects in these years, so we did not capitalize any interest charges.

      As discussed in Note 6, on December 31, 1998, we completed a sale-leaseback transaction with FFCA. Under the terms of the Agreement, FFCA purchased 83 service station/convenience stores from us and we in turn leased the 83 service station/convenience stores back from FFCA under an operating lease arrangement. We reacquired 24 of the service station/convenience stores in the second half of 1999 and the remaining 59 in the third quarter of 2001.

      In connection with the sale of an 8.47-acre tract of land in North Scottsdale that included our corporate headquarters building, we entered into a ten-year agreement to lease back our corporate headquarters building.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      We are committed to annual minimum rentals under noncancelable operating leases that have initial or remaining lease terms in excess of one year as of December 31, 2003 as follows:

Land, Building,
Machinery and
Equipment Leases

(in thousands)
2004	$6,034
2005	4,890
2006	4,229
2007	3,408
2008	2,878
2009 — 2024	16,090

Total minimum payments required	$37,529

      Our total rent expense was $6,760,000, $6,140,000, and $8,459,000 for 2003, 2002, and 2001, respectively.

Note 20 — Commitments and Contingencies:

      We have various legal actions, claims, assessments and other contingencies arising in the normal course of our business, including those matters described below, pending against us. Some of these matters involve or may involve significant claims for compensatory, punitive or other damages. These matters are subject to many uncertainties, and it is possible that some of these matters could be ultimately decided, resolved or settled adversely. We have recorded accruals for losses related to those matters that we consider to be probable and that can be reasonably estimated. We currently believe that any amounts exceeding our recorded accruals should not materially affect our financial condition or liquidity. It is possible, however, that the ultimate resolution of these matters could result in a material adverse effect on our results of operations for a particular reporting period.

      Federal, state and local laws relating to the environment, health and safety affect nearly all of our operations. As is the case with all companies engaged in similar industries, we face significant exposure from actual or potential claims and lawsuits involving environmental matters. These matters include soil and water contamination, air pollution and personal injuries or property damage allegedly caused by substances made, handled, used, released or disposed of by us or by our predecessors.

      Future expenditures related to environmental, health and safety matters cannot be reasonably quantified in many circumstances for various reasons. These reasons include the speculative nature of remediation and clean-up cost estimates and methods, imprecise and conflicting data regarding the hazardous nature of various types of substances, the number of other potentially responsible parties involved, various defenses that may be available to us and changing environmental, health and safety laws, including changing interpretations of those laws.

Environmental and Litigation Accruals

      As of December 31, 2003 and 2002, we had environmental liability accruals of approximately $7,592,000 and $8,367,000, respectively, which are summarized below, and litigation accruals in the aggregate of $573,000 at December 31, 2003 and $349,000 at December 31, 2002. Environmental accruals are recorded in the current and long-term sections of our Consolidated Balance Sheets.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Summary of Accrued Environmental Contingencies

	As of	Increase		As of	Increase		As of
	12/31/01	(Decrease)	Payments	12/31/02	(Decrease)	Payments	12/31/03

	(in thousands)
Farmington Refinery	$570	$—	$—	$570	$—	$—	$570
Ciniza — Land Treatment Facility	208	—	(19)	189	—	(3)	186
Bloomfield Tank Farm (Old Terminal)	149	(48)	(12)	89	—	(22)	67
Ciniza — Solid Waste Management Units	286	—	(11)	275	—	—	275
Bloomfield Refinery	977	(412)	(255)	310	—	(43)	267
Ciniza Well Closures	100	—	—	100	40	—	140
Retail Service Stations — Various	194	—	(75)	119	60	(33)	146
East Outfall — Bloomfield	—	—	—	—	202	(177)	25
Yorktown Refinery	—	7,500	(785)	6,715	—	(799)	5,916

Totals	$2,484	$7,040	$(1,157)	$8,367	$302	$(1,077)	$7,592

      Approximately $6,820,000 of this accrual is for the following projects discussed below:

•	the remediation of the hydrocarbon plume that appears to extend no more than 1,800 feet south of our inactive Farmington refinery,

•	environmental obligations assumed in connection with our acquisitions of the Yorktown refinery and the Bloomfield refinery, and

•	hydrocarbon contamination on and adjacent to the 5.5 acres that we own in Bloomfield, New Mexico.

      The remaining amount of the accrual relates to

•	the closure of certain solid waste management units at the Ciniza refinery, which is being conducted in accordance with the refinery’s Resource Conservation and Recovery Act permit,

•	closure of the Ciniza refinery land treatment facility including post-closure expenses,

•	estimated monitoring well closure costs at the Ciniza refinery, and

•	amounts for smaller remediation projects.

Yorktown Environmental Liabilities

      We assumed certain liabilities and obligations in connection with our purchase of the Yorktown refinery from BP. BP agreed to reimburse us in specified amounts for some matters. Among other things, and subject to certain exceptions, we assumed responsibility for all costs, expenses, liabilities, and obligations under environmental, health and safety laws caused by, arising from, incurred in connection with or relating to the ownership of the refinery or its operation. We agreed to reimburse BP for losses incurred in connection with or related to liabilities and obligations assumed by us.

Yorktown Consent Decree

      Environmental obligations assumed by us include BP’s responsibilities relating to the Yorktown refinery under a consent decree among various parties covering many locations (the “Consent Decree”). Parties to the Consent Decree include the United States, BP Exploration and Oil Co., Amoco Oil Company, and Atlantic Richfield Company. We assumed BP’s responsibilities as of January 18, 2001, the date the Consent Decree was lodged with the court. As applicable to the Yorktown refinery, the Consent Decree requires, among other things, reduction of NOx, SO2 and particulate matter emissions and upgrades to the refinery’s leak detection

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and repair program. We estimate that we will incur capital expenditures of between $20,000,000 and $27,000,000 to comply with the Consent Decree through 2006, although we believe we will incur most of those expenditures in 2005 and 2006. In addition, we estimate that we will incur operating expenses associated with the requirements of the Consent Decree of between $1,600,000 and $2,600,000 per year.

Yorktown 1991 Order

      In connection with the Yorktown acquisition, we also assumed BP’s obligations under an administrative order issued by EPA in 1991 under the Resource Conservation and Recovery Act. The order requires an investigation of certain areas of the refinery and the development of measures to correct any releases of contaminants or hazardous substances found in these areas. A Resource Conservation and Recovery Act Facility Investigation and a Corrective Measures Study (“RFI/ CMS”) already has been prepared. It was revised by BP, in draft form, to incorporate comments from EPA and the Virginia Department of Environmental Quality (“VDEQ”). A final RFI/ CMS has not yet been approved. The draft RFI/ CMS proposes investigation, sampling, monitoring, and cleanup measures, including the construction of an on-site corrective action management unit that would be used to consolidate hazardous solid materials associated with these measures. These proposed actions relate to soil, sludge, and remediation wastes relating to solid waste management units. Groundwater in the aquifers underlying the refinery, and surface water and sediment in a small pond and tidal salt marsh on the refinery property also will be addressed in the RFI/ CMS.

      EPA issued a proposed cleanup plan for public comment in December 2003. EPA will review all comments, will issue an approved RFI and CMS in coordination with VDEQ, and will make a final remedy decision. We estimate that expenses associated with the actions described in the proposed RFI/ CMS will cost from $19,000,000 to $21,000,000, and will be incurred over a period of approximately 30 years. We believe that about $5,000,000 of this amount will be incurred over an initial 3-year period, and additional expenditures of about $5,000,000 will be incurred over the following 3-year period. We may not be responsible, however, for all of these expenditures due to the environmental reimbursement provisions included in our purchase agreement with BP, as more fully discussed below. Additionally, the facility’s underground sewer system will be cleaned, inspected and repaired as needed as part of the RFI/ CMS process. We anticipate that this work will cost from $3,000,000 to $5,000,000 over a period of three to five years, beginning around the time the construction of the corrective action management unit and related remediation work is completed in approximately 2007 or 2008.

Claims for Reimbursement from BP

      BP has agreed to reimburse us for all losses that are caused by or relate to property damage caused by, or any environmental remediation required due to, a violation of environmental health, and safety laws during BP’s operation of the refinery. In order to have a claim against BP, however, the total of all our losses must exceed $5,000,000, in which event our claim only relates to the amount exceeding $5,000,000. After $5,000,000 is reached, our claim is limited to 50% of the amount by which our losses exceed $5,000,000 until the total of all our losses exceeds $10,000,000. After $10,000,000 is reached, our claim would be for 100% of the amount by which our losses exceed $10,000,000. In applying these provisions, losses amounting to a total of less than $250,000 arising out of the same event are not added to any other losses for purposes of determining whether and when the $5,000,000 or $10,000,000 has been reached. After the $5,000,000 or $10,000,000 has been reached, BP has no obligation to reimburse us for any losses amounting to a total of less than $250,000 arising out of the same event. Except as specified in the refinery purchase agreement, in order to seek reimbursement from BP, we must notify BP of a claim within two years following the closing date. Further, BP’s total liability for reimbursement under the refinery purchase agreement, including liability for environmental claims, is limited to $35,000,000.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Farmington Refinery Matters

      In 1973, we constructed the Farmington refinery that was operated until 1982. In 1985, we became aware of soil and shallow groundwater contamination at this facility. We hired environmental consulting firms to investigate the contamination and undertake remedial action. The consultants identified several areas of contamination in the soils and shallow groundwater underlying the Farmington property. One of our consultants indicated that contamination attributable to past operations at the Farmington property has migrated off the refinery property, including a hydrocarbon plume that appears to extend no more than 1,800 feet south of the refinery property. Our remediation activities are ongoing under the supervision of the New Mexico Oil Conservation Division (“OCD”), although OCD has not issued a cleanup order. Our environmental reserve for this matter is about $570,000 at December 31, 2003.

Lee Acres Landfill

      The Farmington refinery property is located next to the Lee Acres Landfill, a closed landfill formerly operated by San Juan County. The landfill is situated on lands owned by the United States Bureau of Land Management (the “BLM”). Industrial and municipal wastes were disposed of in the landfill by numerous sources. While the landfill was operational, we used it to dispose of office trash, maintenance shop trash, used tires and water from the Farmington refinery’s evaporation pond.

      The landfill was added to the National Priorities List as a Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) Superfund site in 1990. In connection with this listing, EPA defined the site as the landfill and the landfill’s associated groundwater plume. EPA excluded any releases from the Farmington refinery itself from the definition of the site. In May 1991, EPA notified us that we may be a potentially responsible party under CERCLA for the release or threatened release of hazardous substances, pollutants or contaminants at the landfill.

      BLM made a proposed cleanup plan for the landfill available to the public in 1996. Remediation alternatives examined by BLM in connection with the development of its proposed plan ranged in projected cost from no cost to approximately $14,500,000. BLM proposed the adoption of a remedial action alternative that it believes would cost approximately $3,900,000 to implement. BLM’s $3,900,000 cost estimate is based on certain assumptions that may or may not prove to be correct and is contingent on confirmation that the remedial actions, once implemented, are adequately addressing landfill contamination. For example, if assumptions regarding groundwater mobility and contamination levels are incorrect, BLM is proposing to take additional remedial actions with an estimated cost of approximately $1,800,000.

      BLM has received public comment on its proposed plan. The final remedy for the site, however, has not yet been selected. Although we were given reason to believe that a final remedy would be selected in 2003, that selection did not occur. We have been advised that the site remedy may be announced in 2004. In 1989, one of our consultants estimated, based on various assumptions, that our share of potential liability could be approximately $1,200,000. This figure was based upon estimated landfill remediation costs significantly higher than those being proposed by BLM. The figure also was based on the consultant’s evaluation of such factors as available clean-up technology, BLM’s involvement at the site and the number of other entities that may have had involvement at the site, but did not include an analysis of all of our potential legal defenses and arguments, including possible setoff rights.

      Potentially responsible party liability is joint and several, which means that a responsible party may be liable for all of the clean-up costs at a site even though the party was responsible for only a small part of the contamination. Although it is possible that we may ultimately incur liability for clean-up costs associated with

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the landfill, a reasonable estimate of the amount of this liability, if any, cannot be made at this time for various reasons. These reasons include:

•	the final site remedy has not been selected;

•	a number of entities had involvement at the site;

•	allocation of responsibility among potentially responsible parties has not yet been made; and

•	potentially applicable factual and legal issues have not been resolved.

      We have not recorded a liability in relation to BLM’s proposed plan because the amount of any potential liability is currently not determinable.

      BLM may assert claims against us and others for reimbursement of investigative, cleanup and other costs incurred by BLM in connection with the landfill and surrounding areas. We may assert claims against BLM in connection with contamination that may be originating from the landfill. Private parties and other governmental entities also may assert claims against us, BLM, and others for property damage, personal injury and other damages allegedly arising out of any contamination originating from the landfill and the Farmington property. Parties also may request judicial determination of their rights and responsibilities, and the rights and responsibilities of others, in connection with the landfill and the Farmington property. Currently, however, there is no outstanding litigation against us by BLM or any other party.

Bloomfield Refinery Environmental Obligations

      In connection with the acquisition of the Bloomfield refinery, we assumed certain environmental obligations including Bloomfield Refining Company’s (“BRC”) obligations under an administrative order issued by EPA in 1992 pursuant to the Resource Conservation and Recovery Act. The order required BRC to investigate and propose measures for correcting any releases of hazardous waste or hazardous constituents at or from the Bloomfield refinery. EPA has delegated its oversight authority over the order to NMED’s Hazardous Waste Bureau (“HWB”). In December 2002, HWB and OCD approved a cleanup plan for the refinery, subject to various actions to be taken by us to implement the plan. We estimate that remediation expenses associated with the cleanup plan will be approximately $267,000, and that these expenses will be incurred through approximately 2018.

Bloomfield Tank Farm (Old Terminal)

      We have discovered hydrocarbon contamination adjacent to a 55,000 barrel crude oil storage tank that was located in Bloomfield, New Mexico. We believe that all or a portion of the tank and the 5.5 acres we own on which the tank was located may have been a part of a refinery, owned by various other parties, that, to our knowledge, ceased operations in the early 1960s. We received approval to conduct a pilot bioventing project to address remaining contamination at the site, which was completed in June 2001. Bioventing involves pumping air into the soil to stimulate bacterial activity which in turn consumes hydrocarbons. Based on the results of the pilot project, we submitted a remediation plan to OCD proposing the use of bioventing to address the remaining contamination. This remediation plan was approved by OCD in June 2002. We anticipate that we will incur about $50,000 in soil remediation expenses through 2005 in connection with the bioventing plan and approximately $20,000 to continue groundwater monitoring and testing until natural attenuation has completed the process of groundwater remediation. Our environmental accrual for this matter is approximately $67,000 as of December 31, 2003.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Notices of Violation at Four Corners Refineries

      In June 2002, we received a draft compliance order from the New Mexico Environment Department (“NMED”) in connection with alleged violations of air quality regulations at the Ciniza refinery. These alleged violations relate to an inspection completed in April 2001.

      In August 2002, we received a compliance order from NMED in connection with alleged violations of air quality regulations at the Bloomfield refinery. These alleged violations relate to an inspection completed in September 2001.

      In the second quarter of 2003, the EPA informally told us that it also intended to allege air quality violations in connection with the 2001 inspections at both refineries. We have since participated in joint meetings with NMED and EPA. These discussions have included alleged violations through December 31, 2003, in addition to matters relating to the 2001 inspections. In February 2004 NMED and EPA advised us that the potential penalties amount to about $2,000,000. In the first quarter of 2004, EPA informally advised us that its potential penalties could amount to between $1,000,000 and $3,000,000. We have accrued significantly less than these amounts because settlement discussions with NMED and EPA are ongoing. These discussions may result in reductions in the amount of potential penalties. In lieu of fines and as part of an administrative settlement, we expect that EPA and NMED may require us to undertake certain environmentally beneficial projects, known as supplemental environmental projects. We have not yet determined the nature or scope of any work that may be required in lieu of fines.

      In the first quarter of 2004, EPA told us that any administrative settlement also must be consistent with the consent decrees EPA has entered with other refiners as part of its national refinery enforcement program. In these other settlements, EPA generally has required that the refiner:

•	implement controls to reduce emissions of nitrogen oxide, sulfur dioxide, and particulate matter from the largest emitting process units;

•	upgrade leak-detection and repair practices;

•	minimize the number and severity of flaring events; and

•	adopt strategies to ensure compliance with benzene waste requirements.

Jet Fuel Claim

      In February 2003, we filed a complaint against the United States in the United States Court of Federal Claims related to military jet fuel that we sold to the Defense Energy Support Center (“DESC”) from 1983 through 1994. We asserted that the U.S., acting through DESC, underpaid for the jet fuel by about $17,000,000. Our claims include a request that we be made whole in connection with payments that were less than the fair market value of the fuel, as well as a request that we be reimbursed for the value of transporting the fuel in some contracts, as well as for certain additional costs of complying with the government’s special requirements. The U.S. has said that it may counterclaim and assert, based on its interpretation of the contracts, that we owe additional amounts of between $2,100,000 and $4,900,000. The U.S. denied all liability in a motion for partial summary judgment filed in the second quarter of 2003. In July 2003, we responded to the U.S.’s motion and filed our own cross-motion for partial summary judgment. All legal briefs on the U.S.’s motion and our cross-motion were filed with the court by November 2003. We are awaiting further action by the court. Due to the preliminary nature of this matter, there can be no assurance that we will ultimately prevail on our claims or the U.S.’s potential counterclaim, nor is it possible to predict when any payment will be received if we are successful. Accordingly, we have not recorded a receivable for these claims or a liability for any potential counterclaim.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

MTBE Litigation

      Lawsuits have been filed in over 20 states alleging that MTBE, a blendstock used by many refiners in producing specially formulated gasoline, has contaminated water wells. MTBE contamination primarily results from leaking underground or aboveground storage tanks. We are aware of three MTBE lawsuits filed in the fourth quarter of 2003 in Virginia state courts in Patrick, Buchanan, and Greensville Counties. Although we are a named defendant in each suit, we have not been served with notice by the plaintiffs. The plaintiffs are two county boards of education and a county water authority. The suits allege MTBE contamination of water wells owned and operated by the plaintiffs. The plaintiffs assert that numerous refiners, distributors, or sellers of MTBE and/or gasoline containing MTBE are responsible for the contamination. The plaintiffs also claim that the defendants are jointly and severally liable for compensatory and punitive damages, costs, and interest. Joint and several liability means that each defendant may be liable for all of the damages even though that party was responsible for only a small part of the damages. The defendants who have been served have moved to remove the suits to Virginia federal court. We have given our consent to removal of the Patrick and Buchanan suits to federal court. We are evaluating whether to consent to removal of the Greensville suit to federal court.

Yorktown Power Outage Claim

      On April 28, 2003, a breaker failure disrupted operations at the electric generation plant that supplies our Yorktown refinery with power. As a result of the failure, the refinery suffered a complete loss of power and shut down all processing units. By the middle of May 2003, the refinery was operating at full capacity. We incurred costs of approximately $1,254,000 as a result of the loss of power, all of which we expensed in the second quarter of 2003. Reduced production also resulted in a loss of earnings. We are pursuing reimbursement from the power station owner. We are currently unable to determine the probability of recovery of any amounts related to this claim, so we have not recorded any receivables related to this claim.

Former CEO Matters

      On March 29, 2002, the board of directors terminated James E. Acridge as our President and Chief Executive Officer, and replaced him as our Chairman of the Board. He remains on the board of directors. On July 22, 2002, Mr. Acridge filed a lawsuit in the Superior Court of Arizona for Maricopa County against a number of our officers and directors. The lawsuit was also filed against unidentified accountants, auditors, appraisers, attorneys, bankers and professional advisors. Mr. Acridge alleged that the defendants wrongfully interfered with his employment agreement and caused the board to fire him. The complaint sought unspecified damages to compensate Mr. Acridge for the defendants’ alleged wrongdoing, as well as punitive damages, and costs and attorneys’ fees. The complaint also stated that Mr. Acridge intended to initiate a separate arbitration proceeding against us, alleging that we breached his employment agreement and violated an implied covenant of good faith and fair dealing. The court subsequently ruled that the claims raised in Mr. Acridge’s lawsuit were subject to arbitration and the lawsuit was dismissed. Arbitration proceedings have not been initiated. Subsequent to the filing of the claims, Mr. Acridge filed for bankruptcy. The trustee appointed in the Chapter 11 bankruptcy proceeding has questioned whether the Superior Court should have stayed the lawsuit until after the arbitration was completed instead of dismissing it. Regardless, we believe that the officers and directors sued by Mr. Acridge are entitled to indemnification from us in connection with the defense of, and any liabilities arising out of, the claims alleged by Mr. Acridge.

      We have an outstanding loan to Mr. Acridge in the principal amount of $5,000,000. In the fourth quarter of 2001, we established a reserve for the entire amount of the loan plus interest accrued through December 31, 2001. In view of developments in the bankruptcy proceedings relating to Mr. Acridge described below, we have continued to maintain the reserve.

      In addition to Mr. Acridge’s personal bankruptcy filing, Pinnacle Rodeo LLC, Pinnacle Rawhide LLC, and Prime Pinnacle Peak Properties, Inc., three entities originally controlled by Mr. Acridge, have commenced

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Chapter 11 bankruptcy proceedings. A Chapter 11 trustee has been appointed in these cases. The four bankruptcy cases are administered together. We have filed proofs of claim in the bankruptcy proceedings seeking to recover amounts we believe are owed to us by Mr. Acridge, and the other entities, including amounts relating to the outstanding $5,000,000 loan. We also filed a complaint in the Acridge bankruptcy proceeding on July 31, 2003 in which we sought a determination that certain of the amounts we believe are owed to us by Mr. Acridge are not dischargeable in bankruptcy. The court has entered a default against Mr. Acridge in connection with our complaint. The court, however, has not yet ruled on whether we are entitled to receive any of the damages that we have requested. Even if the court decides that we can receive damages, we do not know whether we would be able to recover any of these damages from Mr. Acridge.

      The official committee of unsecured creditors for the bankruptcy cases filed a plan of reorganization on November 7, 2003. The plan describes a process for the liquidation of the estates and the payment of liquidation proceeds to creditors. It will only become effective if approved by the bankruptcy court. Under the committee’s plan, we would make a payment, which would have no material effect on the Company’s financial statements, for the benefit of unsecured creditors in the Acridge estate. Additionally, we would give up all of our claims against the estates, with the exception of a claim for our share of any assets of the Acridge estate that have not yet been identified. In return, the four estates would release us from all of their claims against us, if any. The plan would not preclude us from pursuing our non-dischargeability complaint against Mr. Acridge.

      In 2003, the trustee for the Acridge estate asked the bankruptcy court to permit him to engage in discovery to determine whether any claims against us, or persons or entities associated with us, may exist. The bankruptcy court authorized the Acridge trustee to take the deposition of three of our officers or directors and to obtain documents from them.

      In order for the committee’s plan to be approved, the committee must first obtain bankruptcy court approval of a disclosure statement which describes the plan and the process by which creditors can vote on the plan. The Acridge trustee and the unsecured creditors committee are working on a summary to be included in the disclosure statement containing each of their positions on whether the committee’s plan should be approved. We anticipate that this statement may not be sent out until after our three officers or directors are deposed.

      The trustee in the Prime Pinnacle proceeding filed a separate plan of reorganization. The Prime Pinnacle Trustee initially indicated that he was going to object to the proof of claim that we filed in the Prime Pinnacle proceeding. In addition, the Prime Pinnacle Trustee indicated that he was going to evaluate any possible preferential or fraudulent transfer of assets from Prime Pinnacle to us in satisfaction of debts owed by Mr. Acridge or his other entities. An agreement was subsequently reached between the Prime Pinnacle Trustee, the unsecured creditors committee, and us. The committee agreed to carve out the Prime Pinnacle estate from the Committee’s Plan. We agreed not to receive any distribution on our unsecured claim against the Prime Pinnacle estate. The Prime Pinnacle Trustee agreed to incorporate the terms of the Committee’s settlement with us in the Prime Pinnacle plan and to release us from any claims the Prime Pinnacle estate may have against us. The Prime Pinnacle Trustee’s agreement to release us and our agreement not to receive a distribution from the Prime Pinnacle estate are both conditioned upon the entry of a final court order, which is not subject to appeal, confirming the unsecured creditors committee’s plan.

      We do not know whether the unsecured creditors committee’s plan or the plan prepared by the Prime Pinnacle Trustee will be approved. We also do not know whether or when creditors, including us, will receive any recovery on their debts from any of the four bankruptcy estates.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 21 — Quarterly Financial Information (Unaudited)

	Year Ended December 31, 2003(1)

	Quarter

	First	Second	Third	Fourth

	(in thousands, except per share data)
Continuing Operations:
Net revenues	$479,425	$407,597	$472,635	$448,602
Cost of products sold	408,759	337,679	389,182	375,361

Gross margin	70,666	69,918	83,453	73,241
Operating expenses	38,673	41,165	41,194	43,182
Depreciation and amortization	9,052	9,355	9,310	9,059
Selling, general and administrative expenses	7,024	7,272	8,126	8,195
(Gain) loss on the disposal/write-down of assets	410	(177)	1,081	523

Operating earnings	$15,507	$12,303	$23,742	$12,282

Net earnings	$2,453	$762	$7,648	$1,474
Net earnings per common share — basic	$0.28	$0.09	$0.87	$0.17
Net earnings per common share — assuming dilution	$0.28	$0.09	$0.86	$0.17
Discontinued Operations:
Net revenues	$13,187	$10,217	$3,047	$1,728

Loss from operations	$(341)	$(198)	$(8)	$(189)
Gain (loss) on disposal	137	(250)	(14)	406
Net (loss) gain on asset sales/write-downs	—	(77)	(177)	21

Operating earnings (loss)	$(204)	$(525)	$(199)	$238

Net earnings (loss)	$(123)	$(315)	$(119)	$143
Net earnings (loss) per common share — basic	$(0.01)	$(0.04)	$(0.01)	$0.01
Net earnings (loss) per common share — assuming dilution	$(0.01)	$(0.04)	$(0.01)	$0.01
Cumulative effect of change in accounting principle:
Net loss	$(704)	$—	$—	$—
Net loss per common share — basic	$(0.08)	$—	$—	$—
Net loss per common share — assuming dilution	$(0.08)	$—	$—	$—

(1)	Subsequent to the previously filed Form 10-Q’s, certain reclassifications have been made to present continuing and discontinued operations in accordance with SFAS No. 144.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2002(1)

	Quarter

	First	Second	Third	Fourth

	(in thousands, except per share data)
Continuing Operations:
Net revenues	$177,920	$287,976	$382,082	$401,308
Cost of products sold	134,588	238,587	330,717	338,714

Gross margin	43,332	49,389	51,365	62,594
Operating expenses	22,843	29,649	36,174	37,586
Depreciation and amortization	7,960	8,653	9,147	9,298
Selling, general and administrative expenses	5,425	6,130	7,031	6,969
(Gain) loss on the disposal/write-down of assets	4	(127)	(157)	(461)

Operating earnings (loss)	$7,100	$5,084	$(830)	$9,202

Net earnings (loss)	$570	$(3,290)	$(7,139)	$(1,240)
Net earnings (loss) per common share — basic	$0.06	$(0.38)	$(0.83)	$(0.14)
Net earnings (loss) per common share — assuming dilution	$0.06	$(0.38)	$(0.83)	$(0.14)
Discontinued Operations:
Net revenues	$15,826	$17,412	$17,379	$13,159

Loss from operations	$(743)	$(472)	$(526)	$(359)
Gain (loss) on disposal	—	(132)	4,921	1,674
Net loss on asset sales/write-downs	—	(1,054)	(117)	(139)

Operating earnings (loss)	$(743)	$(1,658)	$4,278	$1,176

Net earnings (loss)	$(447)	$(994)	$2,567	$706
Net earnings (loss) per common share — basic	$(0.05)	$(0.12)	$0.30	$0.08
Net earnings (loss) per common share — assuming dilution	$(0.05)	$(0.12)	$0.30	$0.08

(1)	Subsequent to the previously filed Form 10-Q’s, certain reclassifications have been made to present continuing and discontinued operations in accordance with SFAS No. 144.

Prospectus

$300,000,000

Debt Securities, Preferred Stock, Common Stock,

Debt and Equity Warrants, Stock Purchase Contracts,
Stock Purchase Units and Units

        We may offer from time to time up to $300,000,000 in aggregate initial offering price of:

•	Debt Securities;
•	Preferred Stock;
•	Common Stock;
•	Debt and Equity Warrants;
•	Stock Purchase Contracts;
•	Stock Purchase Units; and
•	Units.

      Our common stock is traded on the New York Stock Exchange under the symbol “GI.” We will list any shares of common stock sold under this prospectus and any prospectus supplement on the NYSE, subject to notice of issuance. We have not determined whether we will list any other securities we may offer, but if we decide to seek listing, the prospectus supplement will disclose this fact.

      When we offer securities, we will provide their specific terms in supplements to this prospectus. Our debt securities may be fully and unconditionally guaranteed on an unsecured basis by our subsidiaries as described in “Description of Debt Securities.” The securities offered by this prospectus may be offered directly, through agents or to or through underwriters or dealers. If any underwriters are involved in the sale of any securities offered by this prospectus, their names and any applicable commissions or discounts will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. The net proceeds we expect to receive from such sale also will be set forth in the applicable prospectus supplement.

Investing in our securities involves risks. See “Risk Factors” beginning on page 2.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 27, 2004

      We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any applicable prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any applicable prospectus supplement as if we had authorized it. This prospectus or any applicable prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus or any applicable prospectus supplement constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information appearing in this prospectus, any applicable prospectus supplement and the documents incorporated by reference in this prospectus and the applicable prospectus supplement is accurate as of any date other than their respective dates.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement we filed with the U.S. Securities and Exchange Commission, or the “Commission,” utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

      In this prospectus, unless otherwise noted or the context otherwise requires:

•	the terms “Giant,” “we,” “our” and “us” refer to Giant Industries, Inc. and its direct and indirect subsidiaries; and

i

•	the phrase “Four Corners” or “Four Corners area” refers to the area of the southwestern United States where New Mexico, Arizona, Colorado and Utah join. The phrase “Four Corners refineries” refers to our Ciniza and Bloomfield refineries in New Mexico.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement and related exhibits with the Commission. The registration statement contains additional information about us, the debt securities, the preferred stock, the common stock, the guarantees, the warrants, the stock purchase contracts, the stock purchase units and the units. This prospectus does not contain all the information in the registration statement. Any statement contained in this prospectus or any prospectus supplement concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the Commission is not necessarily complete and in each instance reference is made to the copy of the document filed. We also file annual, quarterly and special reports, proxy statements and other information with the Commission. Our Commission filings are available to the public over the Internet at the Commission’s web site at http://www.sec.gov. You also may read and copy any document we file at the Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room.

      Our common stock is listed and traded on the New York Stock Exchange under the trading symbol “GI.” You also may inspect and copy our reports, proxy statements and other information filed with the Commission at the New York Stock Exchange, 20 Broad Street, New York, New York.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to documents containing that information. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission (i) after the date of the filing of this registration statement and prior to its effectiveness or (ii) after the date of this prospectus, in each case under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the “Exchange Act,” until our offering is completed or terminated:

•	Giant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed on March 15, 2004;

•	Giant’s Current Reports on Form 8-K filed on February 12, 2004, March 15, 2004 and April 8, 2004;

•	Giant’s Proxy Statement related to the annual meeting to be held on April 29, 2004; and

•	the description of Giant’s common stock contained in our Registration Statement on Form S-1 filed with the Commission on October 16, 1989.

      Any statement contained in this prospectus, or in any documents incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for the purpose of this prospectus to the extent that a subsequent statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      You may request a copy of these filings at no cost by writing or telephoning us as follows:

Giant Industries, Inc.

Attention: Kim H. Bullerdick
23733 North Scottsdale Road
Scottsdale, Arizona 85255
(480) 585-8888

ii

      You may also obtain copies of these filings, at no cost, by accessing our website at http://www.giant.com; however, the information found on our website is not considered part of this prospectus.

      You should rely only on the information provided in this prospectus and any supplement or document incorporated by reference. We have not authorized anyone else to provide you with different information.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus includes and incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or the “Securities Act,” and Section 21E of the Exchange Act. These statements are included throughout this prospectus, including in the section entitled “Risk Factors.” These forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “estimate,” “could,” “plan,” “intend,” “may,” “project,” “predict,” “will” and terms and phrases of similar import. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate, and the forward-looking statements based on these assumptions could be incorrect. While we have made these forward-looking statements in good faith and they reflect our current judgment regarding such matters, actual results could vary materially from the forward-looking statements. Accordingly, these forward-looking statements are qualified in their entirety by reference to the factors described in “Risk Factors” as well as to other factors in this prospectus. The forward-looking statements included in this prospectus are made only as of the date of this prospectus and we undertake no obligation to publicly update these forward-looking statements to reflect new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events might or might not occur. We cannot assure you that projected results or events will be achieved.

iii

GIANT INDUSTRIES, INC.

      We refine and sell petroleum products and operate service stations, including convenience stores. Our operations are divided into three strategic business units, the refining group, the retail group and Phoenix Fuel. The refining group operates two refineries in the Four Corners area of New Mexico and one refinery in Yorktown, Virginia. The refining group sells its products to approximately 700 wholesale distributors and retail chains. Our retail group operated 127 service stations at December 31, 2003. The retail group sells its petroleum products and merchandise to consumers located in New Mexico, Arizona and southern Colorado. Phoenix Fuel distributes commercial wholesale petroleum products primarily in Arizona.

      In order to maintain and improve our financial performance, we are focused on several critical and challenging objectives. We will be addressing these objectives in the short-term as well as over the next three to five years. In our view, the most important of these objectives are:

•	Increasing gross margins through management of inventories and taking advantage of sales and purchasing opportunities, while minimizing or reducing operating expenses and capital expenditures.

•	Increasing the available crude oil supply for our Four Corners refineries.

•	Cost effectively complying with current environmental regulations as they apply to our refineries, including future clean air standards, between now and the end of 2008.

•	Improving our overall financial health and flexibility by reducing our overall debt and cost of capital, including our interest and financing costs, and maximizing our return on capital employed.

•	Evaluating opportunities for growth by acquisition.

      Our principal executive offices are located at 23733 North Scottsdale Road, Scottsdale, Arizona 85255, and our telephone number is (480) 585-8888.

RISK FACTORS

      You should consider the following risks and all of the information set forth in this prospectus and any accompanying prospectus supplement before investing in our securities.

We have a substantial amount of debt that could adversely affect our operations.

      We have a substantial amount of debt. As of December 31, 2003, our total debt was approximately $367 million and stockholders’ equity was approximately $140 million. In addition, at December 31, 2003, we had approximately $37 million of letters of credit outstanding and $63 million of availability under our senior secured revolving credit facility, subject to borrowing base limitations. Our high degree of leverage may have important consequences to you. Among other things, it may:

•	limit our ability to use our cash flow, or obtain additional financing, for future working capital, capital expenditures, acquisitions or other general corporate purposes;

•	restrict our ability to pay dividends if we so desire;

•	require a substantial portion of our cash flow from operations to make debt service payments;

•	limit our flexibility to plan for, or react to, changes in our business and industry conditions;

•	place us at a competitive disadvantage compared to our less leveraged competitors; and

•	increase our vulnerability to the impact of adverse economic and industry conditions and, to the extent of our outstanding debt under our floating rate debt facilities, the impact of increases in interest rates.

      We cannot assure you that we will continue to generate sufficient cash flow or that we will be able to borrow funds under our senior secured revolving credit facility in amounts sufficient to enable us to service our debt or meet our working capital and capital expenditure requirements. If we cannot do so, due to borrowing base restrictions or otherwise, we may be required to sell additional assets, reduce capital expenditures, refinance all or a portion of our existing debt or obtain additional financing. We cannot assure you that we will be able to refinance our debt, sell assets or borrow more money on terms acceptable to us, if at all. In addition, our ability to incur additional debt will be restricted under the covenants contained in our senior credit facilities and our senior subordinated note indentures.

The rights of the holders of our subordinated debt securities and subordinated guarantees to receive payments will be subordinated to the rights of the holders of our and the subsidiary guarantors’ senior debt.

      The debt securities may be junior to all senior debt and effectively subordinated to any secured debt that we and our subsidiary guarantors have or may have in the future. If we default in the payment of principal or interest with respect to any senior debt, the holders of our subordinated debt securities will not receive any amounts owing on those debt securities unless and until we have cured the default or our senior lenders have waived it. In addition, no payments in respect of our subordinated debt securities may be made during certain periods when an event of default under our senior debt permits the senior debt lenders to accelerate the maturity of the senior debt.

      In the event of any liquidation, dissolution, reorganization, bankruptcy or other similar proceeding regarding our or our subsidiaries’ assets, whether voluntary or involuntary, the holders of our and our subsidiary guarantors’ senior debt will be entitled to receive payment before we can make any payment with respect to any senior subordinated or subordinated debt securities or the subsidiary guarantees. If any of the foregoing events occurs, we cannot assure you that we or our subsidiary guarantors will have sufficient assets to pay amounts due under all of our debt obligations. As a result, the holders of our subordinated debt securities may receive less, ratably, than the holders of senior debt and other creditors, or recover nothing, if any liquidation, dissolution, reorganization, bankruptcy or other similar proceeding occurs.

Our debt instruments impose restrictions on us that may adversely affect our ability to operate our business.

      The indentures governing our existing debt securities contain covenants that, among other things, restrict our ability to:

•	create liens;

•	incur or guarantee debt;

•	pay dividends;

•	repurchase shares of our common stock;

•	sell certain assets or subsidiary stock;

•	engage in certain mergers;

•	engage in certain transactions with affiliates; or

•	alter our current line of business.

      In addition, our senior secured credit facilities contain other and more restrictive covenants. We also must comply with specified financial covenants in our senior secured credit facilities, including maintaining compliance with specified levels of total leverage and senior leverage, fixed charge coverages and consolidated tangible net worth. Some of these financial ratios become more restrictive over the life of the facilities. Our ability to comply with these covenants may be affected by many events beyond our control, and we cannot assure you that our future operating results will be sufficient to comply with the covenants. Our failure to comply with the financial covenants or the other restrictions contained in our senior credit facilities could result in a default, which could cause that debt (and by reason of cross-default provisions, debt under our indentures and other debt) to become immediately due and payable. If we cannot repay those amounts, the lenders under our senior secured credit facilities could proceed against the collateral granted to them to secure that debt. If those lenders accelerate the payment of the senior secured credit facilities, we cannot assure you that our assets would be sufficient to pay that debt and other debt, including any debt securities issued under this prospectus.

The debt securities and guarantees may not be enforceable because of fraudulent conveyance laws.

      Our incurrence of debt, such as the debt securities that may be issued under this prospectus, may be subject to review under United States federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy lawsuit is commenced by or on behalf of any of our or the guarantors’ unpaid creditors. Under these laws, if a court were to find that, at the time Giant or a guarantor incurred debt, including debt represented by debt securities or a guarantee, Giant or a guarantor:

•	incurred this debt with the intent of hindering, delaying or defrauding current or future creditors or received less than reasonably equivalent value or fair consideration for incurring this debt, and either:

•	was insolvent or was rendered insolvent by reason of the acquisition and related financing transactions;

•	was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay these debts as they matured,

then the court could void the debt security or the guarantee or subordinate the amounts owing under the debt security or the guarantee to our presently existing or future debt or take other actions detrimental to you.

      In addition, the subsidiary guarantors may be subject to the allegation that because they incurred their guarantees for Giant’s benefit, they incurred the obligations under the guarantees for less than reasonably equivalent value or fair consideration.

      The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in the proceeding. Generally, a company is considered insolvent if, at the time it incurred the debt or issued the guarantee:

•	it could not pay its debts or contingent liabilities as they become due;

•	the sum of its debts, including contingent liabilities, is greater than its assets, at fair valuation; or

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and matured.

      If the debt securities or any guarantee is voided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against that obligor and will only be a creditor of Giant or any guarantor whose obligation was not set aside or found to be unenforceable.

We have assumed liabilities in connection with our Yorktown refinery and we may face significant exposure to unknown liabilities.

      We have assumed certain liabilities and obligations in connection with our purchase of the Yorktown refinery in 2002. Among other things, and subject to certain exceptions, we assumed responsibility for all costs, expenses, liabilities and obligations under environmental, health and safety laws caused by, arising from, incurred in connection with or relating to the ownership of the Yorktown refinery or its operation. We agreed to indemnify the sellers for losses incurred in connection with or related to the liabilities and obligations we have assumed. We only have limited indemnification rights against the sellers.

      In particular, we assumed the sellers’ responsibilities relating to the Yorktown refinery under a consent decree among various parties covering various locations. The parties to the consent decree include the United States, BP Exploration and Oil Co., Amoco Oil Company, and Atlantic Richfield Company. We assumed responsibilities as of January 18, 2001, the date the consent decree was lodged with the court. The consent decree requires us to reduce NOx, SO2 and particulate matter emissions at the Yorktown refinery and to upgrade the refinery’s leak detection and repair program. We estimate that we will incur capital expenditures of between $20 million and $27 million to comply with the consent decree through 2006, although we believe we will incur most of these expenditures in 2005 and 2006. In addition, we estimate that we will incur operating expenses associated with the requirements of the consent decree of between $1.6 million and $2.6 million per year.

      We also assumed the sellers’ obligations under an administrative order issued by the federal Environmental Protection Agency or “EPA” in 1991 under the Resource Conservation and Recovery Act. The order requires an investigation of certain areas of the refinery and the development of measures to correct any releases of contaminants or hazardous substances found in these areas. A Resource Conservation and Recovery Act Facility Investigation and a Corrective Measures Study already has been prepared, commented on by the EPA and the Virginia Department of Environmental Quality, or “VDEQ”, and resubmitted for approval. The EPA issued a proposed cleanup plan for public comment in December 2003. The EPA will review all comments, will issue an approved study in coordination with VDEQ, and will make a final remedy decision. We estimate that expenses associated with the actions described in the proposed study will cost from $19 million to $21 million, and will be incurred over a period of approximately 30 years. We believe that about $5 million of this amount will be incurred over an initial 3-year period, and additional expenditures of about $5 million will be incurred over the following 3-year period. Additionally, the facility’s underground sewer system will be cleaned, inspected and repaired as needed as part of the study process. We anticipate that this work will cost from $3 million to $5 million over a period of three to five years, beginning around the time the construction of the corrective action management unit and related remediation work is completed in approximately 2007 or 2008.

If we cannot maintain an adequate supply of feedstocks at our Ciniza and Bloomfield refineries, our operating results may be adversely affected.

      The primary feedstock for our Four Corners refineries is Four Corners Sweet, a locally produced, high quality crude oil. We supplement the crude oil used at our refineries with other feedstocks. These other feedstocks currently include locally produced natural gas liquids and condensate as well as other feedstocks produced outside of the Four Corners area. The most significant of these other feedstocks are the natural gas liquids, consisting of natural gasoline, normal butane and isobutane.

      These refineries continue to be affected by reduced crude oil production in the Four Corners area. The Four Corners basin is a mature production area and as a result is subject to a natural decline in production over time. This natural decline is being offset to some extent by new drilling, field workovers, and secondary recovery projects, which have resulted in additional production from existing reserves.

      As a result of the declining production of crude oil in the Four Corners area in recent years, we have not been able to cost-effectively obtain sufficient amounts of crude oil to operate our Four Corners refineries at full capacity. Crude oil utilization rates for our Four Corners refineries declined from 87% in 1999 to 67% in 2003. Our current projections of Four Corners crude oil production indicate that our crude oil demand will exceed the crude oil supply that is available from local sources for the foreseeable future and that our crude oil capacity utilization rates at our Four Corners refineries will continue to decline.

      We continue to assess long-term options to address the continuing decline in Four Corners crude oil production. The options we are considering include:

•	evaluating potentially economic sources of crude oil produced outside the Four Corners area, including ways to reduce raw material transportation costs to our refineries;

•	evaluating ways to encourage further production in the Four Corners area;

•	changes in operation/configuration of equipment at one or both refineries to further the integration of the two refineries, and reduce fixed costs; and

•	with sufficient further decline in raw material supply, the temporary, partial or permanent discontinuance of operations at one or both refineries.

These alternatives all have differing and, in some cases, significant costs and none of these options may prove to be economically viable. We cannot assure you that the Four Corners crude oil supply for our Ciniza and Bloomfield refineries will continue to be available at all or on acceptable terms for the long term. Any significant interruption or decline in the supply of crude oil or other feedstocks for our Four Corners refineries, either by reduced production or interruption of transportation systems, would have an adverse effect on our Four Corners refinery operations and on our overall operations. In addition, our future results of operations are primarily dependent on producing or purchasing, and selling, sufficient quantities of refined products at margins sufficient to cover fixed and variable expenses. Because large portions of our refineries’ costs are fixed, a decline in refinery utilization due to a decrease in feedstock availability or any other reason could significantly affect our profitability.

      We have pipeline systems for gathering and delivering crude oil to our refineries and for natural gas liquids. If we cannot use either the crude oil pipeline system or the natural gas liquids pipeline, this could have a material adverse effect on our business, financial condition or results of operation. Certain rights-of-way for our crude oil pipeline system must be renewed periodically. A portion of the system, consisting of eight miles or approximately 3% of the entire system, must be renewed in 2006. We expect that substantial lead time will be required to negotiate and complete renewal of these rights-of-way. Additional rights-of-way for pipeline sections consisting of 174 miles or about 70% of the system must be renewed in 2009, and initial discussions for renewal are expected to begin in 2007. Our inability to successfully renew these rights of way would negatively impact our ability to use the crude oil pipeline system, which could have a material adverse effect on our business.

The volatility of crude oil prices and refined product prices may adversely affect our business, financial condition and operating results.

      Our cash flow from operations depends primarily on producing and selling quantities of refined products at refinery margins sufficient to cover fixed and variable expenses. In recent years, crude oil costs and prices of refined products have fluctuated substantially. These costs and prices depend on numerous factors beyond our control, including:

•	the supply of and demand for crude oil, gasoline and other refined products;

•	changes in the economy;

•	changes in the level of foreign and domestic production of crude oil and refined products;

•	worldwide political conditions;

•	the extent of government regulations; and

•	local factors, including market conditions, pipeline capacity, and the level of operations of other refineries in our markets.

      Our crude oil requirements are supplied from sources that include major oil companies, large independent producers, and smaller local producers. In February 2004, we entered into a long-term crude oil supply agreement with Statoil Marketing and Trading (USA), Inc., which we believe will provide a significant proportion of our Yorktown refinery’s crude oil needs over the next five years. We began taking supplies of acidic crude oil at our Yorktown refinery beginning in February 2004. In September 2004, we plan to shut down certain units at the refinery for 20 to 30 days for various upgrades related to the acidic crude oil we will be processing. Following these upgrades at the refinery, the deliveries of crude oil under the Statoil agreement will substantially increase. Except for this long-term supply agreement with Statoil, our crude oil supply contracts are generally relatively short-term contracts with market-responsive pricing provisions. An increase in crude oil prices would adversely affect our operating margins if we cannot pass along the increased cost of raw materials to our customers.

      Our sale prices for refined products are influenced by the commodity price of crude oil. Generally, an increase or decrease in the price of crude oil results in a corresponding increase or decrease in the price of gasoline and other refined products. The timing of the relative movement of the prices, however, as well as the overall change in product prices, could reduce profit margins and could have a significant impact on our refining and marketing operations, earnings and cash flows. In addition, we maintain inventories of crude oil, intermediate products, and refined products, the values of which are subject to rapid fluctuation in market prices. Price level changes during the period between purchasing feedstocks and selling the manufactured refined products could have a significant effect on our operating results. Any long-term adverse relationships between costs and prices could impact our ability to generate sufficient operating cash flows to meet our working capital needs. Furthermore, because of the significantly greater volume of products produced and sold by our Yorktown refinery, as compared to our other operations, we have a much larger exposure to volatile refining margins than we had in the past.

The Statoil agreement may not result in the increase in earnings we anticipate.

      We recently entered into a long-term crude oil supply agreement with Statoil Marketing and Trading (USA), Inc., pursuant to which Statoil agreed to supply our Yorktown refinery with acidic crude oil. We believe this arrangement will satisfy a significant portion of our Yorktown refinery’s crude oil needs and will result in economic benefits potentially in excess of $20 million per year above those we could have expected to see from our prior operations in a similar market environment.

      Although we began taking deliveries from Statoil in February 2004, we do not anticipate completing the upgrades necessary to significantly increase the volume delivered until the third quarter of 2004. Accordingly, we will not realize the full expected economic benefits until at least the fourth quarter of 2004. Further, we cannot assure you that we will be able to complete the upgrades or achieve the economic benefits by such times.

      Our estimate of the economic benefits is based on certain assumptions regarding discounts to be achieved under the Statoil agreement, crude oil market spreads, and our ability to improve the output of high-value products and to achieve and maintain certain capacity utilization levels. Although we believe these assumptions are reasonable, any of these assumptions could prove to be inaccurate and our estimates of the economic benefits could be incorrect. Actual economic benefits realized, and the schedule on which they are realized, could vary materially from our estimates depending on several important factors, including pricing volatility in the crude oil markets and the timing and success of the refinery upgrades. Some of these factors are beyond our control, including pricing volatility in the crude oil markets.

      We believe the Statoil agreement will continue for approximately five years. Either we or Statoil may terminate the agreement earlier, however, in certain circumstances, including:

•	An event of force majeure, such as an act of God, a war or terrorism, occurs and continues for more than 60 days, or

•	An event of default occurs and is not cured within the applicable cure period, if any. Events of default include, among others:

•	Failure of a party to make payments when due;

•	Failure of a party to perform its obligations;

•	Bankruptcy or change of control of a party; and

•	An event of default by us under our senior secured revolving credit agreement or our failure to make any payment in respect of indebtedness of more than $5 million when due.

      As a result, we face the risks that our Statoil agreement will not supply a significant portion of the crude oil needs of our Yorktown refinery for the period anticipated, will not reduce our crude oil costs, will not improve our high-value product output, will not contribute as much to earnings as we anticipate or on the schedule we anticipate, will not improve our competitiveness, or will not reduce the impact of the crude oil markets’ pricing volatility. If any of these risks occur or we do not receive the anticipated amount or anticipated type of crude oil from Statoil, we may not achieve the benefits we expect and our margins and our other results of operations could be materially adversely affected.

Our industry is highly competitive, and we may not be able to compete effectively against larger competitors with greater resources.

      We operate in a highly competitive industry. Many of our competitors are large, integrated oil companies that, because of their more diverse operations, larger refineries, stronger capitalization and better brand name recognition, are better able to withstand volatile industry conditions than we are, including shortages or excesses of crude oil or refined products or intense price competition. The refineries operated by our competitors are typically larger and more efficient than our refineries. As a result, these refineries may have lower per barrel processing costs. Mergers between large integrated oil companies, and upgrades to competitors’ refineries have, and in the future may, result in increased competition for our refineries.

The completion of certain pipeline projects could result in increased competition by increasing the amount of refined products available in the Albuquerque, El Paso, Tucson, and Phoenix market areas and other market areas.

      We are aware of a number of actions, proposals or industry discussions regarding product pipeline projects that could impact portions of our marketing areas. We have been informed that the potential conversion and extension of the existing Texas-New Mexico crude oil pipeline to transport refined products from West Texas to New Mexico, including Albuquerque and potentially Bloomfield, has been terminated. We have also been informed, however, that the Longhorn Pipeline project that runs from Houston, Texas to

El Paso, Texas and connects the Chevron pipeline to the Albuquerque area and to the Kinder-Morgan pipeline to the Phoenix and Tucson, Arizona markets has a planned starting date of June 2004. In addition, there are proposals that may eventually increase the volume of product that can be transported by pipeline from El Paso to the Phoenix and Tucson markets. The completion of some or all of these projects, including the Longhorn Pipeline, would result in increased competition by increasing the amount of refined products potentially available in these markets, as well as improving competitor access to these areas.

Any significant interruptions in the operations of any of our refineries could materially and adversely affect our business, financial condition and operating results.

      Our refining activities are conducted at our two refinery locations in New Mexico and the Yorktown refinery in Virginia. The refineries constitute a significant portion of our operating assets, and our two New Mexico refineries supply a significant portion of our retail operations. As a result, our operations would be subject to significant interruption if any of the refineries were to experience a major accident, be damaged by severe weather or other natural disaster, or otherwise be forced to shut down. If any of the refineries were to experience an interruption in supply or operations, our business, financial condition and operating results could be materially and adversely affected.

      During the first four months (May-August, 2002) that we owned the Yorktown refinery, it experienced three significant, unscheduled unit shutdowns, which negatively impacted the amount of high value products we were able to produce and the volume of crude oil we were able to process at the refinery. In addition, on April 28, 2003, a breaker failure disrupted operations at the electric generation plant that supplies our Yorktown refinery with power. As a result of the failure, the refinery suffered a complete loss of power and shut down all processing units. We incurred costs of approximately $1.25 million as a result of the loss of power, and reduced production also resulted in the loss of earnings.

      On April 8, 2004, a fire occurred at our Ciniza refinery in the alkylation unit that produces high octane blending stock for gasoline. Based on a preliminary internal investigation, we currently estimate that the cost to repair the damage caused by the fire will be in the range of $2.5 - 4.0 million and that repairs should be completed by mid-June. To the extent additional damage is discovered during the completion of our investigation, including portions of the unit currently unavailable, or during completion of repairs, the cost to repair could increase or repairs could take longer to complete.

Our operations are subject to various hazards that are not fully insured.

      Our operations are subject to normal hazards of operations, including fire, explosion and weather-related perils. We maintain various insurance coverages, including business interruption insurance, subject to certain deductibles and consistent with standard practices for comparable companies. We are not fully insured against certain risks because such risks are not fully insurable, coverage is unavailable or premium costs, in our judgment, do not justify the expenditures. Any such event that causes a loss for which we are not fully insured could have a material and adverse effect on our business, financial condition and operating results.

Compliance with various regulatory and environmental laws and regulations will increase the cost of operating our business.

      Our operations are subject to a variety of federal, state and local environmental, health and safety laws and regulations governing the discharge of pollutants into the soil, air and water, product specifications, the generation, treatment, storage, transportation and disposal of solid and hazardous waste and materials and employee health and safety. Violations of such laws and regulations can lead to substantial fines and penalties. Also, these laws and regulations have become, and are becoming, increasingly stringent. Moreover, we cannot predict the nature, scope or effect of legislation or regulatory requirements that could be imposed, or how existing or future laws or regulations will be administered or interpreted, with respect to products or activities to which they have not been previously applied. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of the regulatory agencies, could require us to make substantial expenditures for, among other things, the installation and operation of refinery equipment, pollution control systems and other equipment we do not currently possess, or the acquisition or modification of permits applicable to our activities.

      The EPA has issued a rule pursuant to the Clean Air Act that requires refiners to reduce the sulfur content of gasoline and diesel fuel. Refiners must begin producing gasoline that satisfies low sulfur gasoline standards in 2004, with most refiners required to be in full compliance for all production in 2006. Most refiners also must begin producing highway diesel fuel that satisfies low sulfur diesel standards by June 2006. All refiners and importers must be in full compliance with the new standards by 2010, without exception.

      We applied for temporary relief from the low sulfur gasoline standards at the Yorktown refinery. In March 2003, the EPA approved our application and issued a compliance plan. This compliance plan allowed us to postpone in excess of $25 million of capital expenditures for up to three years from the date we would otherwise have begun these expenditures. We must be in full compliance with the gasoline and diesel sulfur standards by January 1, 2008. The compliance plan requires us to provide the EPA with an annual report on our adherence to the compliance plan and on our progress in meeting the low sulfur standards. If we fail to comply with the conditions set by the EPA, the compliance plan could be modified or revoked. Further, the EPA reserved the right to modify or revoke the compliance plan for other reasons. The EPA must, however, provide us with reasonable notice of any anticipated changes in the plan and reasonable lead time to implement any modifications due to changes in the compliance plan. Modifications to or revocation of the compliance plan could increase the quantity of high-sulfur products, including product components, that do not meet the new standards. This would likely reduce our refining earnings.

      We anticipate that the cost of purchasing and installing the equipment necessary to produce low sulfur gasoline and diesel fuel at the Yorktown refinery will be between $60 million and $70 million depending on the methods selected to reduce the sulfur content and the volume of low sulfur fuel to be produced at the facility. We also anticipate that the majority of these expenditures will occur primarily from 2005 through 2007.

      With respect to the Ciniza and Bloomfield refineries, we believe that we qualify under existing regulations for an extension of the low sulfur gasoline standards until 2007, the date when the annual average sulfur content of our Four Corners gasoline must begin to be reduced. Full compliance is, however, required by 2008. We anticipate that we will spend between $15 million and $20 million to make the necessary changes, primarily in 2005 and 2006, to comply with the low sulfur gasoline and low sulfur diesel rules.

      There are a number of factors that could affect our cost of compliance with the low sulfur standards. For example, because these regulations affect the entire industry, engineering and construction companies will be busy and may charge a premium for their services. Also, the relatively short time left to comply might result in increased costs to expedite ordering for otherwise long delivery items or added overtime by contractors to meet the implementation schedule.

      Although we still believe it will be possible to complete the required projects in a timely manner, we cannot assure you of this. Any failure to complete these projects by the applicable deadlines could result in a reduction of the quantity of gasoline and diesel fuel available for sale, and an increase of the quantity of components not subject to the requirements, such as heating oil, available for sale, which would likely reduce refining earnings.

      Also, applicable laws and regulations govern the investigation and remediation of contamination at our current and former properties, as well as at third-party sites to which we sent wastes for disposal. We may be held liable for contamination existing at current or former properties, notwithstanding that a prior operator of the site, or other third party, caused the contamination. We may be held responsible for costs associated with cleaning up contamination at third-party disposal sites, notwithstanding that the original disposal activities accorded with all then applicable regulatory requirements. We are currently engaged in several such remediation projects.

      Moreover, we face significant exposure from actual or potential claims and lawsuits, brought by either governmental authorities or private parties, alleging non-compliance with environmental, health and safety laws and regulations, or property damage or personal injury caused by the environmental, health or safety impacts of our operations or of historic contamination. Governmental authorities may also impose penalties and fines for alleged violations of environmental laws and regulations.

      Future expenditures related to compliance with environmental, health and safety laws and regulations, the investigation and remediation of contamination, and the defense or settlement of governmental enforcement actions or private-party claims cannot be reasonably quantified in many circumstances for various reasons, including the speculative nature of remediation and clean-up cost estimates and methods, imprecise and conflicting data regarding the hazardous nature of various types of substances, the number of other potentially responsible parties involved, various defenses which may be available to us, and changing environmental laws, regulations and their respective interpretations. We cannot assure you that compliance with such laws or regulations, such investigations or cleanups, or such enforcement proceedings or private-party claims will not have a material adverse effect on our business, financial condition or results of operation.

Our operations are inherently subject to discharges or other releases of petroleum or hazardous substances for which we may face significant liabilities.

      Our operations, as with others in the businesses in which we operate, are inherently subject to spills, discharges or other releases of petroleum or hazardous substances that may give rise to liability to governmental entities or private parties under federal, state or local environmental laws, as well as under common law. Spills, discharges or other releases of contaminants have occurred from time to time during the normal course of our operations, including releases associated with our refineries, pipeline and trucking operations, as well as releases at gasoline service stations and other petroleum product distribution facilities we have operated and are operating. We cannot assure you that additional spills, discharges and other releases will not occur in the future, that future action will not be taken in connection with past incidents (including at the Yorktown refinery), that governmental agencies will not assess penalties against us in connection with any past or future discharges or incidents, or that third parties will not assert claims against us for damages allegedly arising out of any such past or future discharges or incidents.

      Recently, lawsuits have been filed in over 20 states alleging that MTBE, a blendstock used by many refiners in producing specially formulated gasoline, has contaminated water wells. MTBE contamination primarily results from leaking underground or aboveground storage tanks. We have been named as a defendant in three MTBE lawsuits filed in the fourth quarter of 2003 in Virginia state courts in Patrick, Buchanan, and Greensville Counties. The plaintiffs are two county boards of education and a county water authority. The suits allege MTBE contamination of water wells owned and operated by the plaintiffs. The plaintiffs assert that numerous refiners, distributors, or sellers of MTBE and/or gasoline containing MTBE are responsible for the contamination. The plaintiffs also claim that the defendants are jointly and severally liable for compensatory and punitive damages, costs, and interest. Joint and several liability means that each defendant may be liable for all of the damages even though that party was responsible for only a small part of the damages. The defendants have moved to remove the suits to Virginia federal court. We have given our consent to removal of the Patrick and Buchanan suits to federal court. We are evaluating whether to consent to removal of the Greensville suit to federal court. We cannot yet predict whether these lawsuits will materially impact us.

Reportable conditions in our internal control could have an adverse effect on us.

      We have been made aware of certain matters involving our internal control and its operation that are deemed to be reportable conditions. Reportable conditions involve matters relating to significant deficiencies in the design or operation of a company’s internal control that could adversely affect its ability to record, process, summarize and report financial data. Reportable conditions, however, do not rise to the level of material weaknesses in a company’s internal control.

      One such matter relates to our corporate accounting review process. Certain analyses are prepared outside of our corporate accounting department, and are provided to our corporate accounting department as the basis for significant accounting adjustments or account balances. Certain audit adjustments were necessary during our 2003 audit to correctly state accounts related to vacation pay and loan fee amortization. Other analyses required extensive review of amounts recorded. The second such matter relates to our information systems. We have been advised to improve our general computer controls related to program changes and access security. In addition, we have been advised to prepare and implement a plan to replace our VAX processing platform, which processes invoicing, crude lease accounting, drivers’ payroll and tank inventory because it is no longer supported by the vendor and poses processing continuity risks.

      We believe that we have mitigating controls and procedures in place with respect to the information systems matters, and we have implemented password policies and have plans for the remediation of VAX issues on a short-term basis. In addition, we expect to implement a new processing platform. We have implemented and continue to implement corrective actions and organizational changes to correct this condition. We do not yet know whether the mitigating controls and procedures and the corrective actions and organizational changes will be adequate. Further, other instances of breakdowns in our internal control could occur in the future, and any such breakdowns could have a material adverse effect on us and the market price of our securities.

USE OF PROCEEDS

      Unless we indicate otherwise in the applicable prospectus supplement, we anticipate that we will use any net proceeds for general corporate purposes, including repaying or refinancing debt, to fund strategic acquisitions, and for working capital and capital expenditures. We may temporarily invest any proceeds in short-term securities. No strategic acquisitions are currently pending.

RATIO OF EARNINGS TO FIXED CHARGES

      Our ratio of earnings to fixed charges for the periods indicated are as follows:

	For the Year Ended December 31,

	2003	2002	2001	2000	1999

Consolidated ratio of earnings to fixed charges(1)	1.44	*	1.81	1.41	1.59

(1)	The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose “earnings” consist of earnings from continuing operations before income taxes plus the amount of fixed charges. “Fixed charges” include interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and an estimate of the interest within rental expense.

*	Earnings were insufficient to cover fixed charges by $18,576,000 in 2002.

      From 1999 through 2003, no shares of preferred stock were issued or outstanding and we did not pay any preferred stock dividends.

DESCRIPTION OF DEBT SECURITIES

      This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We also will indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. The debt securities will be issued under an indenture between us, any guarantors and The Bank of New York, as trustee.

      We may issue debt securities that rank “senior”, “senior subordinated” or “subordinated.” Debt securities that we refer to as “senior securities” will be our direct obligations and will rank equally and ratably in right of payment with our other indebtedness that is not subordinated. We may issue debt securities that will be subordinated in right of payment to the prior payment in full of all senior indebtedness, and may rank equally and ratably with our other senior subordinated indebtedness. We refer to these as “senior subordinated securities.” We also may issue debt securities that are subordinated in right of payment to the senior subordinated securities. These would be “subordinated securities.”

      Any indenture will be subject to, and governed by, the Trust Indenture Act of 1939. The statements made in this prospectus relating to any indenture and the debt securities to be issued under the indenture or supplemental indentures are summaries of some of the anticipated provisions and are not complete.

General

      The indenture will not limit the aggregate amount of debt securities that may be issued. We will set forth in a prospectus supplement (including any pricing supplement) relating to any series of debt securities being offered, where applicable, the terms of the debt securities, including:

•	the title and series designation of the debt securities;

•	whether the debt securities are senior, senior subordinated or subordinated debt securities;

•	the aggregate principal amount of the debt securities;

•	the price at which we will issue the debt securities and, if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon maturity of the debt securities;

•	if convertible, the initial conversion price, the conversion period and any other terms governing conversion;

•	the stated maturity date;

•	the rate or rates per annum at which the debt securities will bear interest and the method of calculating interest rates, if any;

•	the place where principal, premium, if any, and interest will be payable and where the debt securities can be surrendered for transfer, exchange or conversion;

•	the date from which interest will accrue and any interest payment dates and record dates;

•	any mandatory or optional redemption terms or prepayment, sinking fund or exchangeability provisions;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•	if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of principal of, premium or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	the dates on which premium, if any, will be payable;

•	additional provisions, if any, relating to the defeasance of the debt securities;

•	our right, if any, to defer payment of interest and the maximum length of any deferral period;

•	provisions relating to any security provided for the debt securities;

•	the events of default and covenants of the debt securities, to the extent different from or in addition to those described in this prospectus;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•	the provisions relating to any guarantee of the debt securities; and

•	any other terms of the debt securities.

      We will have the ability, in addition to the ability to issue debt securities with terms different from those of debt securities previously issued, without the consent of the holders, to reopen a previous issue of debt securities and issue additional debt securities of that series in an aggregate principal amount determined by us, unless the reopening was restricted when the series was created. All debt securities issued as a series, including those issued pursuant to any reopening of a series, will vote together as a single class unless otherwise described in the applicable prospectus supplement.

Form, Exchange and Transfer

      Unless otherwise indicated in the applicable prospectus supplement, debt securities of each series will be issuable only in fully registered form without coupons and in denominations of $1,000 and integral multiples of $1,000. The indenture will provide that debt securities of a series may be issuable in temporary or permanent global form and may be issued as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to the series.

      The following provisions will apply to depositary arrangements. A global security to be deposited with or on behalf of a depositary will be registered in its name or the name of its nominee. The depositary will, upon deposit of the global security, credit the accounts of the institutions that have accounts with the depositary that have been designated by any applicable underwriters, agents or us.

      Beneficial interests in global securities will be limited to institutions that are depositary participants or persons that hold interests through them. Ownership and transfer of beneficial interests will be recorded in the books maintained by the depositary or its nominee. The laws of some jurisdictions require physical delivery of securities that might impair transfers of beneficial interests in a global security.

      The depositary or its nominee registered as the owner of the global security will be treated by us as the sole owner for all purposes under the indenture and the particular series of debt securities. Unless the prospectus supplement provides otherwise, each owner of a beneficial interest must rely on the procedures of the depositary and participants in the depositary, if applicable, to exercise its rights as a holder of an interest in a global security. We, the trustee, any paying agent and the registrar of debt securities will have no responsibility or liability for any aspect of the records relating to, or to record payments made on account of, beneficial ownership interests.

      If the depositary for any debt securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, individual debt securities of that series will be issued in exchange for the global security. In addition, we may, at any time and in our sole discretion, determine not to have any debt securities of a series represented by one or more global securities. In that event, individual debt securities of that series will be issued in exchange for the global security representing that series of debt securities. Unless we so specify with respect to the debt securities of a series, an owner of a beneficial interest in a global security representing debt securities of that series may be receive individual debt securities of that series in exchange for its beneficial interests. Finally, any debt securities represented by a global security are exchangeable for certificated debt securities in definitive form if a default entitling the holders of the debt securities to accelerate the maturity thereof has occurred and is continuing.

      To the extent material and not otherwise described in this prospectus, the prospectus supplement will describe the method of payment of principal of, and interest and premium, if any, on, a global security. Payments of principal of, premium, if any, and interest on, debt securities will be made to the registered depositary or its nominee.

      At the option of the holder, subject to the terms of the indenture and any limitations applicable to global securities described in the applicable prospectus supplement, debt securities of any series will be exchangeable for other debt securities of the same series, or like tenor and aggregate principal amount, in any authorized denomination.

      Subject to the terms of the indenture, and any limitations applicable to global securities described in the applicable prospectus supplement, debt securities duly endorsed or with the form of transfer endorsed thereon and duly executed if so required by us or the registrar, may be presented for exchange or for registration of transfer at the office of the registrar or at the office of any paying agent designated by us for that purpose. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. We have initially designated the trustee as registrar, and any additional registrars will be named in the applicable prospectus supplement. We may at any time designate additional registrars, rescind the designation of any office or approve a change in the office through which any registrar acts, except that we will be required to maintain a registrar in each place where the debt securities of each series may be presented for registration of transfer.

      If the debt securities of any series are to be redeemed, we will not be required to:

•	issue, register the transfer of or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of the debt securities that may be selected for redemption and ending at the close of business on the day of that mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities being redeemed in part; or

•	if a redemption or a purchase is to occur after a regular record date but on or before the corresponding interest payment date, register the transfer of or exchange any debt securities of that series on or after the regular record date and before the date of redemption or purchase.

Subordination of Debt Securities

      We will set forth in the applicable prospectus supplement the terms and conditions, if any, upon which any series of senior subordinated securities or subordinated securities is subordinated to debt securities of another series or to our other indebtedness. The terms will include a description of:

•	the indebtedness ranking senior to the debt securities being offered;

•	the restrictions, if any, on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing;

•	the restrictions, if any, on payments to the holders of the debt securities being offered following an event of default; and

•	the provisions requiring holders of the debt securities being offered to remit some payments to the holders of senior indebtedness.

Subsidiary Guarantees

      Our obligations to pay the principal of, premium, if any, and interest on any debt securities may be unconditionally guaranteed on a joint and several basis by any of the subsidiary guarantors as described in the applicable prospectus supplement.

      The obligations of each subsidiary guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such subsidiary guarantor and after giving effect to any collections from or payments made by or on behalf of any other subsidiary guarantor in respect of the obligations of such other subsidiary guarantor under its guarantee or pursuant to its contribution obligations under the indenture, result in the obligations of such subsidiary guarantor under its guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, state or foreign law. Each subsidiary guarantor that makes a payment or distribution under a guarantee shall be entitled to a contribution from each other subsidiary guarantor.

Covenants

      The indenture may contain covenants that restrict, among other things, our and our subsidiaries’ ability to:

•	pay dividends and make other distributions with respect to capital stock, purchase, redeem or retire capital stock, make certain payments and make investments;

•	incur additional debt and issue preferred stock;

•	sell assets;

•	enter into transactions with affiliates;

•	incur liens;

•	engage in certain business activities; and

•	engage in mergers or consolidations.

      We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Events of Default

      Except as otherwise set forth in the prospectus supplement relating to any debt securities, the term “Event of Default” in the indenture means any of the following:

•	a default in the payment of principal or premium, if any, on the debt security when due and payable (whether or not prohibited by the subordination provisions of the indenture);

•	a default for 30 days in payment of any interest on the debt security (whether or not prohibited by the subordination provisions of the indenture);

•	a default for 30 days in the payment of any sinking fund installment when and as due by the terms of the debt security;

•	a default in performance or breach of any other covenant or agreement in the debt security, the guarantees or the indenture that has not been remedied within 60 days after written notice by the trustee or by the holders of at least 25% in aggregate principal amount of the debt securities then outstanding;

•	the acceleration of the maturity, or failure to make any payment when due at the final maturity, of any of our other indebtedness having an outstanding principal amount of $15 million or more individually or in the aggregate;

•	judgments or orders for us to pay money in an aggregate amount in excess of $15 million (net of applicable insurance coverage which is acknowledged in writing by the insurer) and such judgments or orders shall continue unsatisfied and unstayed for a period of 60 days;

•	other than a release of a guarantee pursuant to the terms of the indenture, any ineffectiveness of a guarantee or any denial or disaffirmation of a guarantee by any subsidiary guarantor; or

•	certain events involving our or our subsidiaries’ bankruptcy, insolvency or reorganization.

      Except as otherwise set forth in the prospectus supplement relating to any debt securities, the indenture will provide that the trustee may withhold notice to the holders of the outstanding debt securities of any default (except in payment of principal of, or premium, if any, or interest on the outstanding debt securities) if the trustee considers it in the interest of the holders of the debt securities to do so.

      Except as otherwise set forth in the prospectus supplement relating to any debt securities, the indenture will provide that if an Event of Default (other than with respect to certain events involving our bankruptcy, insolvency or reorganization) occurs and is continuing with respect to debt securities of any series, the trustee or the holders of not less than 25% in principal amount of the debt securities of such series then outstanding may declare the principal of, premium, if any, and accrued interest on debt securities to be immediately due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of our bankruptcy, insolvency or reorganization occurs and is continuing, the principal of, premium, if any, and accrued interest on all debt securities of each series then outstanding will become immediately due and payable without any declaration or other act on the part of the trustee or any holders of the debt securities. Under certain circumstances, the holders of a majority in principal amount of the outstanding debt securities of any series may rescind and annul any such acceleration with respect to the outstanding debt securities of such series and its consequences.

      The holders of a majority in aggregate principal amount of debt securities of a particular series then outstanding and in default will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee under the indenture or exercising any trust or power conferred on such trustee, subject to certain limitations specified in the indenture. The indenture will require us to file annually with the trustee a written statement as to compliance with the covenants contained in the indenture.

      Except as otherwise set forth in the prospectus supplement relating to any debt securities, the indenture will provide that no holder of an outstanding debt security may pursue any remedy under the indenture unless:

•	the holder gives the trustee written notice of a continuing Event of Default;

•	the holders of at least 25% in principal amount of the outstanding debt securities of such series make a written request to the trustee to pursue such remedy;

•	the holder or holders offer and, if requested, provide the trustee indemnity and security reasonably satisfactory to it; and

•	the trustee shall have failed to act for a period of 60 days after receipt of such notice, request and offer of indemnity and, within that 60-day period, the holders of at least a majority in aggregate principal amount of the outstanding debt securities of such series do not give the trustee a direction that is inconsistent with the request.

However, these provisions do not apply to the right of any holder of debt securities to receive payment of principal of, premium, if any, or interest on that debt security or to bring suit for the enforcement of any payment on or after the due date, which right shall not be impaired or affected without the consent of the holder.

Modification and Waiver

      We may modify and amend the indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities. However, we may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that modification or amendment would:

•	reduce the percentage of principal amount of outstanding debt securities whose holders may consent to an amendment, supplement or waiver;

•	reduce the rate or change the time or times for payment of interest, including default interest, on any outstanding debt security;

•	reduce the principal amount of any debt security or change the maturity date of the debt securities;

•	reduce the redemption price, including premium, if any, payable upon redemption of any debt security or change the time or times at which any debt security may or shall be redeemed;

•	reduce the repurchase price, including premium, if any, payable upon the repurchase of any debt security;

•	make any debt security payable in money other than that stated in the outstanding debt security;

•	impair the right to institute suit for the enforcement of principal of, premium, if any, or interest on, any debt security; or

•	make any change in the percentage of principal amount of debt securities necessary to amend or waive compliance with certain provisions of the indenture.

      Except as may otherwise be provided in the applicable supplemental prospectus, in addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination of any debt securities of a series that adversely affects the rights of the holders of the outstanding debt securities of such series will require the consent of the holders of at least 75% in aggregate principal amount of outstanding debt securities of such series then outstanding.

      The indenture will provide that we and the trustee may make modifications, amendments and supplements of the indenture without notice to or consent of any holders of outstanding debt securities in certain limited circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of our obligations under the indenture and in the debt securities upon the merger, consolidation or sale or other disposition of all or substantially all of the assets of Giant or any subsidiary guarantor;

•	to provide for uncertificated outstanding debt securities in addition to or in place of certificated outstanding debt securities;

•	to reflect the release of any subsidiary guarantor from its guarantee, or the addition of any of our subsidiaries as a subsidiary guarantor, in the manner provided by the indenture;

•	to comply with any requirement of the Commission to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

•	evidence and provide for the acceptance of appointment with respect to any debt securities by a successor trustee; or

•	to make any change that would provide any additional benefit or right to the holders or that does not adversely affect the rights of any holder of outstanding debt securities in any material respect.

      The indenture will provide that the holders of a majority in aggregate principal amount of the outstanding debt securities then outstanding may waive any past default under the indenture, except a default in the payment of principal, premium, if any, or interest.

Defeasance and Covenant Defeasance

      Unless the prospectus supplement describes otherwise, we will have two options to discharge our obligations under a series of debt securities before its maturity date. These options are known as “legal defeasance” and “covenant defeasance.” Legal defeasance means that we will be deemed to have paid the entire amount of the applicable series of debt securities and we will be released from all of our obligations relating to that series, except for some obligations, such as registering transfers of the debt securities. Covenant defeasance means that as to the applicable series of debt securities, we will not have to comply with certain covenants as described in the indenture.

      To elect either legal defeasance or covenant defeasance for any series of debt securities, we must deposit with the trustee an amount of money and/or U.S. government obligations that will be sufficient to pay principal of, and interest and any premium or sinking fund payments on, the debt securities when those amounts are scheduled to be paid. In addition, we must provide a legal opinion stating that as a result of the legal defeasance or covenant defeasance, holders will not be required to recognize income, gain or loss for federal income tax purposes and will be subject to federal income tax on the same amounts, in the same manner and at the same times as if the legal defeasance or covenant defeasance had not occurred. For legal defeasance, that opinion must be based on either an Internal Revenue Service ruling or a change in law since the date of the indenture. We also must meet other conditions, such as there being no events of default. The amount deposited with the trustee can be decreased at a later date if, in the opinion of a nationally recognized firm of independent public accountants, the deposits are greater than the amount then needed to pay principal of, and interest and any premium or sinking and payments on, the debt securities when those amounts are scheduled to be paid.

      Our obligations relating to the debt securities will be reinstated if the trustee is unable to pay the debt securities with the deposits held in trust due to an order of any court or governmental authority. It is possible that a series of debt securities for which we elect covenant defeasance may later be declared immediately due in full because of an event of default not relating to the covenants that were defeased. If that happens, we must pay the debt securities in full at that time using the deposits held in trust or other money.

      Upon the termination of our obligations under the outstanding debt securities and the indenture, the obligations of any subsidiary guarantors under the guarantees also will terminate.

Governing Law

      The indenture and the applicable debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

      The description below summarizes the more important terms of our capital stock. We have previously filed with the Commission copies of our amended and restated certificate of incorporation and bylaws. See “Incorporation of Certain Documents by Reference.” You should refer to those documents for the complete terms of our capital stock. This summary is subject to, and qualified by, references to the description of the particular terms of your securities described in the applicable prospectus supplement.

Preferred Stock

      We are authorized to issue up to 10,000,000 shares of preferred stock, $.01 par value per share, of which no shares were outstanding as of March 5, 2004.

      General. Our board of directors has the authority to issue preferred stock in one or more classes or series and to determine the designations, preferences, limitations and relative rights thereof, without any further action by the stockholders. These may include:

•	the distinctive designation of each series and the number of shares that will constitute the series;

•	the voting rights, if any, of shares of the series;

•	the dividend rate on the shares of the series, any restriction, limitation or condition upon the payment of the dividends, whether dividends will be cumulative, and the dates on which dividends are payable;

•	the prices at which, and the terms and conditions on which, we may redeem the shares, if the shares are redeemable;

•	the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

•	any preferential amount payable upon shares of the series upon our liquidation or the distribution of our assets;

•	if the shares are convertible, the price or rates of conversion at which, and the terms and conditions on which, you may convert the shares of the series into other securities; and

•	whether the series can be exchanged, at our option, into debt securities, and the terms and conditions of any permitted exchange.

      The issuance of preferred stock, or the issuance of rights to purchase preferred stock, could discourage an unsolicited acquisition proposal. In addition, the rights of holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that we may issue in the future.

      The prospectus supplement will describe the specific terms as to any preferred stock being offered, including:

•	the title of the preferred stock offered;

•	the number of shares of the preferred stock offered;

•	the voting rights of the holders of the preferred stock offered;

•	the offering price of the preferred stock;

•	the dividend rate, when dividends will be paid, or the method of determining the dividend rate if it is based on a formula or not otherwise fixed;

•	the date from which dividends on the preferred stock shall accumulate;

•	the provisions for the auctioning or remarketing, if any, of the preferred stock;

•	the provision, if any, for redemption or a sinking fund;

•	the liquidation preference per share;

•	any listing of the preferred stock on a securities exchange;

•	whether the preferred stock is convertible or exchangeable and, if so, the security into which it is convertible or exchangeable and the terms and conditions of conversion or exchange, including the conversion or exchange price or the manner of determining it, the conversion or exchange period and any other related provisions;

•	a discussion of federal income tax considerations;

•	the relative ranking and preferences of the preferred stock as to dividend and liquidation rights;

•	any limitations on issuance of any preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to dividend and liquidation rights;

•	any limitations on direct or beneficial ownership and restrictions on transfer; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

      The transfer agent for each series of preferred stock will be described in the applicable prospectus supplement.

Common Stock

      We are authorized to issue up to 50,000,000 shares of common stock, $.01 par value per share. On March 5, 2004, we had 12,621,081 shares of common stock issued, including 3,751,980 shares held as treasury stock and 8,869,101 shares outstanding.

      Voting Rights. The holders of our common stock are entitled to one vote per share on each matter to be decided by the stockholders, subject to the rights of holders of any preferred stock that may be outstanding from time to time. There are no cumulative voting rights in the election of directors. Accordingly, the holders of a majority of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

      Dividend Rights and Limitations. Holders of common stock are entitled to receive dividends as may be declared by the board of directors in its discretion out of funds legally available for this purpose. We do not intend to declare cash dividends in the foreseeable future. We expect to retain earnings to finance the continuing development of our business. Future dividends, if any, will depend upon our financial condition, results of operations, capital requirements, compliance with debt covenants of existing indebtedness, as well as other factors considered relevant by our board of directors.

      Liquidation Rights. Upon liquidation, dissolution or winding up of our affairs, after payment of necessary expenses and all prior claims, including claims of holders of preferred stock, if any, holders of common stock are entitled to share ratably in our remaining assets available for distribution, if any.

      Miscellaneous. All outstanding shares of our common stock are validly issued, fully paid and nonassessable. The shares of common stock are not subject to any preemptive, subscription, redemption or conversion rights.

      Transfer Agent. The transfer agent and registrar of our common stock is ComputerShare Trust Company, Inc.

DESCRIPTION OF DEBT AND EQUITY WARRANTS

      We may issue, together with any other securities being offered or separately, warrants entitling the holder to purchase from or sell to us, or to receive from us the cash value of the right to purchase or sell, debt securities, preferred stock or common stock. We will enter into a warrant agreement with a warrant agent pursuant to which the warrants will be issued. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. We will file a copy of the warrants and the warrant agreement with the Commission at or before the time we offer the applicable series of warrants.

      In the case of each series of warrants, the applicable prospectus supplement will describe the terms of the warrants being offered. These include the following, if applicable:

•	the title of the warrants offered;

•	the offering price;

•	the number of warrants offered;

•	the securities underlying the warrants;

•	the exercise price, the procedures for exercise of the warrants and the circumstances, if any, that will deem the warrants to be automatically exercised;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	the federal income tax consequences of the warrants;

•	the rights, if any, we have to redeem the warrants;

•	the name of the warrant agent; and

•	any other terms of the warrants.

      Each warrant will entitle the holder to purchase the debt securities or preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. The exercise price may be adjusted upon the occurrence of certain events as set forth in the applicable prospectus supplement. The warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Except as otherwise set forth in the prospectus supplement, before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

      Except as otherwise set forth in the prospectus supplement, the warrant agreements may be amended or supplemented without the consent of the holders of the warrants to effect changes that are consistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants. However, except as otherwise set forth in the prospectus supplement, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment. Except as otherwise set forth in the prospectus supplement, every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement as amended. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price, and the expiration date, may not be altered without the consent of the holder of each warrant.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

      We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates, which we refer to herein as “stock purchase contracts.” The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities of third parties, securing the holders’ obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.

      The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts or stock purchase units, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units. The applicable prospectus supplement also will discuss material United States federal income tax considerations applicable to the stock purchase contracts or stock purchase units.

DESCRIPTION OF UNITS

      We also may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The units may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

      The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

      The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to the units.

PLAN OF DISTRIBUTION

      We may sell the securities to one or more underwriters for public offering and sale by them and may also sell the securities to investors directly or through agents. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement.

      We may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

      If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or directly by underwriters. Unless otherwise set forth in the prospectus supplement, the obligations of any underwriters to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if any are purchased.

      We also may, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of securities, we, or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

      Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.

      We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

      We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use the securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement.

LEGAL MATTERS

      The validity of the issuance of the securities and other legal matters will be passed upon for us by Fennemore Craig, P.C., Phoenix, Arizona.

EXPERTS

      The financial statements and the related financial statement schedule incorporated in this prospectus by reference from Giant’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, (which express unqualified opinions and include an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations” in 2003, and the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets” and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” in 2002), and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

________________________________________________________________________________

$150,000,000

Giant Industries, Inc.

8% Senior Subordinated Notes due 2014

Prospectus Supplement

April 28, 2004

Banc of America Securities LLC

BNP PARIBAS